UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-12

Quest Diagnostics Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[_]	Fee paid previously with preliminary materials
[_]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual Meeting of Stockholders

and

Proxy Statement

April 6, 2023

The Quest Way

Working together to create a healthier world, one life at a time

We help people make the best decisions to improve health by providing high-quality and affordable diagnostic testing insights and services using our scale and extensive reach

•       Collaborating with payers, providers and partners to leverage our broad access

•       Offering the most extensive menu of testing and services

•       Leveraging our data assets and services to improve population health and enable value-based care

•       Continuously improving our quality and efficiency by embracing AI, automation and other innovative technologies

Who we serve: Patients, Consumers, Physicians, Hospitals, Life Sciences Companies, Employers, Insurers, Public Health Agencies, Communities. And Retailers

Customer first, Care, Collaboration, Continuous improvement, Curiosity

Notice of 2023 Annual Meeting of Stockholders Quest Diagnostics Incorporated One Insights Drive Clifton, New Jersey May 17, 2023, 10:30 a.m. Eastern Time

April 6, 2023

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2023 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, stockholders will vote on the following, in addition to any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof:

●	to elect ten directors;

●	to approve, on an advisory basis, the executive compensation disclosed in the accompanying proxy statement;

●	to recommend, on an advisory basis, the frequency of the stockholder advisory vote to approve executive officer compensation;

●	to ratify the appointment of our independent registered public accounting firm for 2023;

●	to approve the Amended and Restated Employee Long-Term Incentive Plan; and

●	a stockholder proposal, as described in the accompanying proxy statement, if properly presented.

Attendance at the Annual Meeting is limited to stockholders at the close of business on March 20, 2023, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card; distribution of these materials is scheduled to begin on April 6, 2023. Your vote is very important. We urge you to submit your proxy even if you plan to attend the Annual Meeting. Most stockholders may submit a proxy via mail, telephone or the Internet. Instructions on how to submit your proxy are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

James E. Davis Chairman of the Board, Chief Executive Officer and President

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2023 Annual Meeting of Stockholders

Time and Date:	10:30 a.m. Eastern Time, May 17, 2023
Place:	One Insights Drive, Clifton, New Jersey
Record date:	March 20, 2023
Voting:	Record date stockholders only: One vote per share

Meeting Agenda		Board Recommendation
1.	Elect ten directors	FOR EACH NOMINEE
2.	To approve, on an advisory basis, the compensation of our named executive officers disclosed in our Proxy Statement	FOR
3.	To recommend, on an advisory basis, the frequency of the stockholder advisory vote to approve executive officer compensation	ANNUAL
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023	FOR
5.	To approve the Amended and Restated Employee Long-Term Incentive Plan	FOR
6.	To consider a stockholder proposal, if properly presented at the Annual Meeting	AGAINST

2024 Annual Meeting of Stockholders

Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by Quest Diagnostics Incorporated (“Quest Diagnostics,” the “Company,” “we” or “our”) by December 8, 2023.

Notice of stockholder proposals outside of SEC Rule 14a-8, including nominations (other than proxy access nominations) for the Board of Directors (the “Board”), must be received by the Company no earlier than January 18, 2024 and no later than February 17, 2024 and must comply with the requirements set forth in our by-laws. Stockholders who intend to solicit proxies in reliance on the universal proxy rules (Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for nominations for election to the Board must comply with the additional requirements of Rule 14a-19 and our by-laws.

Notice of proxy access director nominations must be received by the Company no earlier than November 8, 2023 and no later than December 8, 2023.

i	2023 Proxy Statement

Board Nominees

The following table provides summary information about our director nominees.

Name	Age	Director Since	Occupation	Current Committee Memberships	Other Public Company Boards
James E. Davis	60	2022	Chairman, Chief Executive Officer and President, Quest Diagnostics Incorporated	EX	• N/A
Luis A. Diaz, Jr., M.D.	52	Nominee	Head of Solid Tumor Oncology Division, Memorial Sloan Kettering Cancer Center	N/A	• Jounce Therapeutics, Inc.
Tracey C. Doi	62	2021	Retired Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc.	AC/FE CS	• N/A
Vicky B. Gregg	68	2014	Cofounder/Partner, Guidon Partners LLC and Retired CEO, Blue Cross and Blue Shield of Tennessee	CC(Chair) GC QC	• Acadia Healthcare Company
Wright L. Lassiter III	59	2020	CEO, CommonSpirit Health	AC QC	• Fortive Corporation
Timothy L. Main	65	2014	Non-Executive Chairman of WNS (Holdings) Limited	AC GC CS (Chair)	• SCP & Co Healthcare Acquisition Company • WNS (Holdings) Limited
Denise M. Morrison	69	2019	Founder, Denise Morrison & Associates and Retired President and CEO, Campbell Soup Company	CC CS	• MetLife, Inc. • Visa, Inc.
Gary M. Pfeiffer	73	2004	Retired Senior Vice President and Chief Financial Officer, E.I. du Pont de Nemours and Company	AC/FE (Chair) GC EX CS	• N/A
Timothy M. Ring, Lead Independent Director	65	2011	Retired Chairman and CEO, C. R. Bard, Inc.	CC GC (Chair) EX (Chair)	• Becton, Dickinson and Company
Gail R. Wilensky, Ph.D.	79	1997	Senior Fellow, Project Hope	AC GC QC (Chair)	• ViewRay, Inc.
AC	Audit & Finance Committee	CC	Compensation & Leadership Development Committee
CS	Cybersecurity Committee	GC	Governance Committee
EX	Executive Committee	QC	Quality & Compliance Committee
FE	Financial Expert

Stephen H. Rusckowski, who served as our CEO and President until November 1, 2022, served as our Chairman through March 31, 2023.

2023 Proxy Statement	ii

2022 Executive Compensation Highlights

Type	Form	Percentage of Equity Award for Named Executive Officers (%)	Terms
Equity	• Performance Shares	50

•     Performance metrics for 2022-2024 performance cycle: base business revenue growth, 35%; average return on invested capital, 30%; relative total stockholder return (relative to S&P 500 Healthcare Index companies), 20%; COVID-19 revenue, 15%

•     Vest after 3-year performance period

	• Stock Options	25	• 3-year ratable vesting
	• Restricted Share Units	25	• 3-year ratable vesting
Cash	• Salary • Annual Incentive Compensation		• Reviewed and approved annually • Based on financial and non-financial goals
Retirement	• 401(k) Plan • Supplemental Deferred Compensation Plan		• Company matching contributions • Company matching contributions

Our Board is firmly committed to pay for performance. The table above outlines the main components of our compensation program for executive officers in 2022.The objectives of our program are to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives, and to align the interests of our executives to those of our stockholders, in each case to advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, including both financial and non-financial results, and individual performance. Due to anticipated volatility in the Company’s COVID-19 testing revenues in 2022, the Committee determined to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive awards and designed the performance shares granted in 2022 to include a performance measure focused on COVID-19 revenue. We are making changes in the program, highlighted in the Compensation Discussion and Analysis, for 2023.

The average 2022 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 131% of target. Payout on performance shares for the 3-year performance period ended December 31, 2022 was 196% of target. The following table summarizes annual incentive plan and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2022	131 (average)	196
Performance period ended December 31, 2021	145	200

Our Compensation Discussion and Analysis, which includes a discussion of our program’s “Best Practices,” begins on page 30. The 2022 compensation of our named executive officers is set forth in tables beginning at page 45.

iii	2023 Proxy Statement

2022 Business Performance Highlights

Leveraging our Capabilities and Collaborating

•	We increased base business (excluding COVID-19 testing) revenues by 5% to $8.4 billion.
•	We generated COVID-19 testing revenues of $1.45 billion.
•	We generated adjusted diluted earnings per share (“EPS”) of $9.95.
•	We took advantage of our strong health plan access. We augmented our extended care offering. We expanded the plans with which we have a value-based contracting relationship, fostering better alignment with the health plans. We also renewed our longstanding strategic relationship with Blue Cross and Blue Shield of Florida, Inc.
•	We continued to work with health systems to help them execute their lab strategy, started providing laboratory management services to Lee Health in Florida, and entered into an agreement to provide lab management services to Northern Light Health in Maine. We also were awarded a group purchasing agreement for our laboratory stewardship solution, including Quest Lab StewardshipTM Enterprise powered by hc1®, with Premier Inc., a leading healthcare improvement company uniting an alliance of hospitals, health systems and providers.
•	In Advanced Diagnostics, we invested in areas to further differentiate and grow our advanced diagnostics value proposition, our bioinformatics capabilities and our women’s health sales force, and to accelerate growth in oncology, hematology, and pharma services. We introduced the Solid Tumor Expanded Panel to help oncologists with therapy selection and Quest AD Detect, a blood test to aid in the early assessment of Alzheimer’s disease. We saw strong growth in prenatal genetic testing and pharma services.
•	Revenues from our QuestHealthTM consumer-initiated testing offering, including both base business and COVD-19 testing, increased to $96 million. We continued to invest in our offering, launching an enhanced digital platform with a more powerful and consumer-friendly user experience designed to better acquire, convert and retain more customers. We collaborated with Walmart, to make consumer-initiated testing available through Walmart.com, and with eMedTM, to launch a COVID-19 rapid antigen test with observed collection, helping individuals meet travel and other observed collection and test report requirements. We increased to more than 27.5 million registered users in our MyQuest® health portal.
•	We consummated important acquisitions, including Pack Health and the outreach testing business of Summa Health.

Continuous Improvement

•	We concluded consolidation of our urinalysis testing onto a new highly automated platform.
•	We implemented new semi-automated technology in parasitology and are expanding use of a highly automated microbiology platform that makes use of artificial intelligence to assist with sample analysis.
•	We made significant progress transferring immunoassay tests to a more automated platform and expect to finish this project in 2023.
•	We implemented several initiatives to improve talent retention, including capability-building programs, and launched plans for a new daily management system for our frontline employees.
•	We increased customer adoption of our digital self-service channels, reducing demand in our call centers.
•	We approached our Invigorate cost excellence program goal of annual savings and productivity improvements of 3% of our costs.

Disciplined Capital Deployment

•	In February 2023, we announced the twelfth increase in our quarterly common stock cash dividend since 2011, increasing the dividend by approximately 7.6%, from $0.66 per common share to $0.71 per common share.
•	We repurchased $1.4 billion of our common stock in 2022.
•	Through the end of 2022, we have returned approximately $9.6 billion to stockholders since the beginning of 2013: $7.1 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $2.5 billion through common stock dividends.

Management Transition

On November 1, 2022, James E. Davis, previously Executive Vice President, General Diagnostics, was appointed Chief Executive Officer and President of the Company, succeeding Stephen H. Rusckowski, who served as our Chief Executive

2023 Proxy Statement	iv

Officer and President for more than a decade. Mr. Davis became Chairman of the Board on April 1, 2023, succeeding Mr. Rusckowski, who served as Chairman of our Board through March 2023.

On July 11, 2022, Sam A. Samad joined our Company as an Executive Vice President and, on July 25, 2022, became our Chief Financial Officer. Mr. Samad succeeded Mark Guinan, who in February 2022 announced his intention to retire.

v	2023 Proxy Statement

PROXY STATEMENT	QUEST DIAGNOSTICS INCORPORATED

2023 Proxy Statement

Information About Our Corporate Governance

Proposal No. 1 — Election of Directors

The Board of Directors recommends that you vote FOR each of the nominees described below

Our Board currently has nine directors. Directors are elected annually for a one-year term concluding on the date of the next annual meeting of stockholders. Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal.

Our Company recently completed a management transition. James E. Davis became Chief Executive Officer and President of the Company effective November 1, 2022 and Chairman of the Board effective April 1, 2023. Mr. Davis succeeded Stephen H. Rusckowski, who served as our Chief Executive Officer and President for more than a decade, and also served as Chairman of our Board until he retired on March 31, 2023. The Board is grateful to Mr. Rusckowski for his many contributions to our Company.

On July 11, 2022, Sam A. Samad joined our Company as an Executive Vice President and, on July 25, 2022, became our Chief Financial Officer. Mr. Samad succeeded Mark Guinan, who in February 2022 announced his intention to retire.

After considering the recommendation of the Governance Committee, the Board nominated the nominees below to serve as directors of Quest Diagnostics. Each nominee, other than Dr. Diaz, currently is a director of the Company whose term expires at the Annual Meeting. The Board nominated Dr. Diaz for election for the first time at the Annual Meeting. The Governance Committee evaluated several candidates as potential director nominees. After directors interviewed Dr. Diaz, the Governance Committee unanimously recommended to the Board that Dr. Diaz be nominated to be a director. The biography of each nominee contains information regarding the person’s service as a director of the Company, business experience, other public company director positions and the experience, qualifications, attributes and skills that led the Board to conclude that the person should serve as a director of the Company. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations for the nomination of directors (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below under the heading “Board Nomination Process” beginning on page 9). Each nominee has consented to serve if elected.

1	2023 Proxy Statement

James E. Davis
Chairman, Chief Executive Officer and President Quest Diagnostics Incorporated Age: 60 Director since: 2022

Mr. Davis became Chairman of the Board on April 1, 2023 and Chief Executive Officer and President of the Company on November 1, 2022, having served as CEO-Elect since February 3, 2022. Mr. Davis joined Quest Diagnostics in April 2013 as Senior Vice President, Diagnostics Solutions. He initially managed a portfolio of businesses and was instrumental in refocusing the Company on diagnostic information services. Mr. Davis was given positions of increasing responsibility and was named Executive Vice President, General Diagnostics in January 2017.

Prior to joining Quest Diagnostics, Mr. Davis served as Lead Director, and then as Chief Executive Officer, of InSightec, Inc., a medical device company that designs and develops ultrasound ablation devices that are guided by magnetic resonance imaging systems. Previously, he held a number of senior positions in General Electric’s healthcare business, held leadership positions in General Electric’s aviation business and led the development of strategic and operational improvement initiatives for clients of McKinsey & Company, Inc.

Qualifications, Skills and Expertise

Mr. Davis has extensive executive experience, including in operations, general management, science, strategic planning and international operations, with large, complex corporations operating in the healthcare industry.

Luis A. Diaz, Jr., M.D.
Head of the Division of Solid Tumor Oncology Memorial Sloan Kettering Cancer Center Age: 52

Dr. Diaz has been the head of the division of solid tumor oncology at the Memorial Sloan Kettering Cancer Center since December 2016. Previously, he was a faculty member and physician at the Johns Hopkins University School of Medicine. He has founded several biotechnology companies, including Epitope, Inostics, PapGene (Thrive) and Personal Genome Diagnostics, Inc. Dr. Diaz’s early work provided the first definitive evidence for using circulating tumor DNA as cancer biomarker for screening, monitoring, and detection of occult disease. He discovered the therapeutic link between immunotherapy and cancer genetics in patients with mismatch repair deficient tumors, which led to the first tumor agnostic FDA approval for tumors with this genetic lesion and the first cancer study, published in 2022, that resulted in a 100% complete remission rate. Dr. Diaz has served on the board of Jounce Therapeutics, Inc. since 2017. He is the recipient of numerous awards and honors and in 2021 was appointed by President Biden to the National Cancer Advisory Board of the National Institutes of Health.

Qualifications, Skills and Expertise

Dr. Diaz has extensive experience in healthcare, medical and science and strong management and strategic planning experience with enterprises engaged in healthcare, medical and science.

2023 Proxy Statement	2

Tracey C. Doi
Retired Chief Financial Officer and Group Vice President Toyota Motor North America, Inc. Age: 62 Director since: 2021

Ms. Doi retired as Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc. in 2022, after serving nearly twenty years as Chief Financial Officer. Ms. Doi joined Toyota in 2000 as Vice President, Corporate Controller and her responsibilities continued to expand upon her elevation to Chief Financial Officer in 2003. She serves as an independent trustee of SunAmerica Series Trust and Season Series Trust. Ms. Doi served on the board of City National Bank, a Royal Bank of Canada Company, from 2016 to 2021, and on the Federal Reserve Bank of San Francisco Economic Advisory Council from 2009 to 2016. She is an active board member of the National Asian/Pacific Islander American Chamber of Commerce Foundation, National Association of Corporate Directors North Texas, 50/50 Women on Boards, International Women’s Forum – Dallas and the Japanese American National Museum.

Qualifications, Skills and Expertise

Ms. Doi has extensive executive experience, including in corporate finance, general management, strategic planning, operations, risk, enterprise systems, consumer focus, business analytics and transformation, with a multinational corporation operating in a complex industry.

Vicky B. Gregg
Cofounder/Partner Guidon Partners LLC Retired Chief Executive Officer Blue Cross and Blue Shield of Tennessee Age: 68 Director since: 2014

Ms. Gregg is a cofounder/partner of Guidon Partners LLC. She retired as Chief Executive Officer of Blue Cross Blue Shield of Tennessee in 2012. Prior to becoming Chief Executive Officer in 2003, Ms. Gregg served in a number of other leadership roles, including President and Chief Operating Officer. Before that, she held a series of senior roles at Humana Health Plans. Ms. Gregg served as a member of the U.S. National Institutes of Health Commission on Systemic Interoperability. She currently serves on the boards of Acadia Healthcare Company, Inc., Erlanger Health System and the Electric Power Board of Chattanooga, as well as the boards of several private companies, including MyEyeDr. Previously, Ms. Gregg served on several national boards, including TeamHealth Holdings, Inc. from 2013 to 2017 and First Horizon National Corporation from 2011 to 2015. She has also served as Chair of America’s Health Insurance Plans, as a member of the BlueCross BlueShield Association, as Chair of the Board of the National Institute for Healthcare Management, and as a member of the Healthcare Leadership Council.

Qualifications, Skills and Expertise

Ms. Gregg has extensive executive and advisory experience, including in general management and strategic planning, with a range of health care organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing nurse.

3	2023 Proxy Statement

Wright L. Lassiter III
Chief Executive Officer Common Spirit Health Age: 59 Director since: 2020

In August 2022, Mr. Lassiter became Chief Executive Officer of CommonSpirit Health, one of the country’s largest and most diverse health care organizations, with a network of 140 hospitals and more than 1,500 care sites across 21 states. Prior to joining CommonSpirit Health, he was President and Chief Executive Officer of Henry Ford Health System in Detroit, Michigan from December 2014 to 2022. Prior to that, he was Chief Executive Officer of Alameda Health System in Oakland, California from 2005 to 2014. Mr. Lassiter currently serves on the board of Fortive Corporation and is the Chair of the American Hospital Association. Previously he served on the boards of DT Midstream, Inc. (2021-2023) and Henry Ford Health System and as Vice Chair for the Federal Reserve Bank of Chicago.

Qualifications, Skills and Expertise

Mr. Lassiter has extensive executive experience in the U.S. healthcare system, including in governance, strategic planning, market expansion, mergers and acquisitions, performance improvement and corporate turnaround.

Timothy L. Main
Non-Executive Chairman WNS (Holdings) Limited Age: 65 Director since: 2014

Mr. Main has been the Non-Executive Chairman of WNS (Holdings) Limited since September 2021. From 2000 until 2013 he was the Chief Executive Officer, and from 2013 until 2021 the non-executive Chairman of the Board, of Jabil, Inc., an electronic product solutions company providing comprehensive electronics design, manufacturing and management services to global electronics and technology companies. As Chief Executive Officer, Mr. Main led Jabil’s growth strategy, increasing annual revenues nearly five-fold to reach $17 billion in 2012, and expanding in Asia and other emerging markets. He also serves on the board of SCP & Co Healthcare Acquisition Company.

Qualifications, Skills and Expertise

Mr. Main has extensive executive experience, including in capital markets, technology, operations, corporate governance, strategic planning and general management in a complex global industry.

2023 Proxy Statement	4

Denise M. Morrison
Founder, Denise Morrison & Associates, LLC Retired President and Chief Executive Officer Campbell Soup Company Age: 69 Director since: 2019

Ms. Morrison is the founder of Denise Morrison & Associates, LLC, a consulting firm. She retired in 2018 as the President and Chief Executive Officer of Campbell Soup Company. Ms. Morrison joined Campbell in 2003, where she held positions of increasing responsibility. Prior to joining Campbell, she held executive management positions at Kraft Foods, Inc. from 2001 to 2003. Ms. Morrison is a director of MetLife, Inc. and Visa, Inc. and served as a director of Campbell Soup Company from 2010 to 2018 and a director of The Goodyear Tire & Rubber Company from 2005 to 2010. She is a member of the Board of Trustees for Boston College, the Business Council and the Advisory Council for Just Capital. Ms. Morrison previously served on the Advisory Board for Tufts Friedman School of Nutrition Science and Policy; the New Jersey Restart and Recovery Commission; President Trump’s Manufacturing Jobs Initiative; and President Obama’s Export Council.

Qualifications, Skills and Expertise

Ms. Morrison has extensive executive experience, including in consumer focus, corporate governance, general management and strategic planning, operations and marketing, with multinational corporations operating in consumer-focused, regulated industries.

Gary M. Pfeiffer
Retired Senior Vice President and CFO E.I. du Pont de Nemours and Company Age: 73 Director since: 2004

Mr. Pfeiffer retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer served as a director of Internap Corporation from 2007 to 2020, TerraVia Holdings, Inc. from 2014 to 2017 and Talbots, Inc. from 2005 to 2012. He served as the non-executive Chair of the Board of Directors of Christiana Care Health System, a regional hospital system located in Delaware, from 2012 to 2016.

Qualifications, Skills and Expertise

Mr. Pfeiffer has extensive executive experience, including in capital markets, corporate finance, accounting, international operations, general management, and strategic planning, with a multinational corporation operating in complex industries.

5	2023 Proxy Statement

Timothy M. Ring
Retired Chairman and Chief Executive Officer C. R. Bard, Inc. Age: 65 Director since: 2011

Mr. Ring is our Lead Independent Director. He retired in 2017 as Chairman and Chief Executive Officer of C. R. Bard, Inc., positions in which he had served since 2003. Mr. Ring is a director of Becton, Dickinson and Company, and was director of C. R. Bard, Inc. from 2003 to 2017 and of CIT Group Inc. from 2005 to 2009. He is a co-founder of TeamFund, Inc., an impact fund and non-profit focused on delivering medical technology to Sub-Saharan Africa and India.

Qualifications, Skills and Expertise

Mr. Ring has extensive executive experience, including in corporate governance, strategic planning and international operations, with a multinational corporation operating in the healthcare industry.

Gail R. Wilensky, Ph.D.
Senior Fellow Project HOPE Age: 79 Director since: 1997

Dr. Wilensky is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 2008 through 2009, Dr. Wilensky served as President of the Defense Health Board, an advisory board in the Department of Defense. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission. From 1995 to 1997, she chaired the Physician Payment Review Commission. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of ViewRay, Inc. She served as a director of United Health Group Incorporated from 2005 until 2022, Manor Care Inc. from 1998 until 2009, Gentiva Health Services, Inc. from 2000 until 2009, Cephalon Inc. from 2002 to 2011 and SRA International, Inc. from 2005 to 2011. Dr. Wilensky also served as a Commissioner of the World Health Organization’s Commission on the Social Determinants of Health and as the Non-Department Co-Chair of the Defense Department’s Task Force on the Future of Military Health Care.

Qualifications, Skills and Expertise

Dr. Wilensky has extensive experience, including in strategic planning, as a senior advisor to the U.S. government and private enterprises regarding healthcare issues and the operation of the U.S. healthcare system.

2023 Proxy Statement	6

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

Governance Practices

The Board believes that good corporate governance, designed to protect and enhance stockholder value, is important. The Company has strong corporate governance structures, processes, policies and practices. We engage with our stockholders and listen to their concerns. Our Board benefits from knowledgeable independent directors.

The Board has adopted Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines no less frequently than annually, including in response to changing regulatory requirements, evolving practices and the concerns of our stockholders. The Company also has adopted a Code of Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Ethics are published on our website at www.QuestDiagnostics.com. The information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Corporate Governance Highlights
Board Practice

Commitment to board refreshment – eight new directors since 2014, including with significant CEO experience
Eight of nine directors are independent (our CEO and President is our only non-independent director)
Five of nine directors are women or ethnically diverse
Cybersecurity Committee of the Board since 2019
Annual election of entire board
Majority voting standard for director elections
Annual assessment of Board and Committee structure and performance
Lead Independent Director with clearly defined role and robust responsibilities
Regular executive sessions for independent directors only, presided over by Lead Independent Director
Independent directors receive a majority of their annual compensation in equity to further align their interests with our stockholders’ interests
Committee assignments are regularly reviewed and selected with a view to continuity and diversity
Annual reviews of succession planning and development of management personnel

Stockholder Matters

Proxy access right for stockholders
Right to request that the Company call a special meeting of stockholders
Right to act by written consent
No “poison pill” stockholders’ rights plan
No supermajority voting requirements
Annual say-on-pay vote
Active stockholder engagement

Procedural Best Practices

Committees report on their activities to the Board at each Board meeting
Director education programs conducted by third parties provided for our directors
Public disclosure of corporate political contributions policy and information regarding corporate political expenditures
Board materials provided to directors in advance of meetings to allow preparation for discussion of items
Board portal enhances the Board’s efficiency, access to information, security and communication
Independent directors have unlimited access to officers and employees of the Company
Board and committees have access to and the authority to retain independent legal, financial or other advisors

7	2023 Proxy Statement

Corporate Responsibility

The Company and the Board take seriously the responsibility of corporate stewardship, which includes creating a healthier world and building value for all stakeholders. The Company has a deep commitment to its patients, employees, communities and the environment. The Company aims to do business in an environmentally sustainable, socially responsible manner and make a difference in the communities in which it operates. We maintain a Corporate Responsibility webpage, www.QuestDiagnostics.com/our-company/corporate-responsibility, that provides information about our corporate responsibility program, including our focus on environmental, social and governance (“ESG”) issues. The information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Corporate Responsibility Highlights
Information Available on Our Corporate Responsibility Webpage www.QuestDiagnostics.com/our-company/corporate-responsibility
Corporate Responsibility Reports Information about our corporate political contributions ESG resources Governance, ethics, and values	Quest for Health Equity Quest Diagnostics Foundation Sustainability Community giving Global Diagnostic Network
Creating a Healthier World, Building Value for Stakeholders, and Creating an Inspiring Workplace
Approximately 72% of employees identify as women and approximately 50% of U.S. employees identify as people of color
Ten Employee Business Networks (including African-American Business Leaders, DiverseAbilities, Hispanic/Latino, Pan Asian Leaders and Women in Leadership) that work closely with our talent acquisition team to bring in diverse talent and support them through targeted mentoring and training programs
Initiatives to conserve resources and minimize the negative impact of our operations and facilities on the environment through pollution prevention, energy efficiency, fleet conservation, and strategic sourcing
Environment, Health and Safety program reduces risk of employee injury
Patient Assistance Program tailors solutions for uninsured or underinsured patients based on individual circumstances
“Action with Integrity” Code of Ethics reflects the Company’s commitment to operate as a trustworthy, transparent and ethical organization
Collaborations with nonprofit organizations improve access to care through donated services, charitable giving, and thought leadership
Quest for Health Equity, a $100 million-plus initiative to help reduce health disparities in underserved American communities
Employee volunteer program Quest Community Action Network, with chapters across the country, has raised millions of dollars for worthwhile causes
Support employee service with the Company’s Matching Gifts programs, which provide funds to hundreds of nonprofit organizations that share the Company’s commitment to empowering better health and fostering inclusion
Named as one of Fortune’s World’s Most Admired Companies in 2023 for the ninth consecutive year
Named a Best Place to Work for LGBTQ Equality, based on the Human Rights Campaign Foundation Corporate Equality Index 2022
Ranked as one of Forbes America’s Best Large Employers in 2023
Named one of America’s Greatest Workspaces for Diversity in 2023 by Newsweek

Director Independence

The Board assesses the independence of each director annually, and of each director nominee, in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) listing standards. The independence guidelines in the Corporate Governance Guidelines are consistent with the independence requirements in the NYSE listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence.

2023 Proxy Statement	8

All members of the Audit and Finance Committee, the Governance Committee, and the Compensation and Leadership Development Committee must be independent under NYSE listing standards and the Company’s Corporate Governance Guidelines. Pursuant to the charters of the Audit and Finance Committee and the Compensation and Leadership Development Committee, respectively, members of these committees also must satisfy separate independence standards based on requirements of the Securities and Exchange Commission (“SEC”) and NYSE, respectively.

The Board has determined that a substantial majority (eight of nine) of our directors, as well as our new director nominee, Dr. Diaz, are independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation and Leadership Development Committee, the Governance Committee, the Cybersecurity Committee and the Quality and Compliance Committee qualifies as independent, including under the committee-specific independence requirements discussed above. In making its determinations as to the independence of the directors, the Board reviewed relationships between the Company and each of them. The Board considered the ordinary course commercial relationships in the last three years between the Company and the entity of which Mr. Lassiter is an executive officer and determined that these relationships did not exceed the thresholds under the NYSE listing standards and did not otherwise impair Mr. Lassiter’s independence.

The Board has determined the following directors and nominee to be independent:

Luis A. Diaz, Jr., M.D.	Denise M. Morrison
Tracey C. Doi	Gary M. Pfeiffer
Vicky B. Gregg	Timothy M. Ring
Wright L. Lassiter III	Gail R. Wilensky, Ph.D.
Timothy L. Main

Mr. Davis, who is the Company’s Chairman, Chief Executive Officer and President, is not independent.

Stockholder Access and Outreach

Stockholders and any other person may communicate with the Board by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/contact-us/lead-independent-director, or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. Communications received are reviewed by the Corporate Secretary and handled in accordance with protocols approved by the Governance Committee and forwarded to the intended directors as appropriate.

We have a program of ongoing dialogue with our investors and regularly reach out to large stockholders to listen to their concerns and to inform them about the Company. Our Board receives reports regarding these discussions. During the past year, we reached out to stockholders holding approximately two-thirds of the Company’s outstanding common stock, and held discussions with those that accepted our invitation and others that reached out to us. These discussions addressed topics such as corporate governance, executive pay, company strategy and the Company’s approach to other ESG issues. During these discussions during the past year, investors generally shared positive feedback regarding the Company’s structuring of and overall approach to corporate governance and executive pay, as well as the other topics discussed. Further, our Corporate Governance Guidelines publicly affirm the Board’s long-standing approach of being available for discussions with stockholders in appropriate circumstances.

The Audit and Finance Committee maintains a procedure whereby complaints and concerns with respect to accounting, internal controls and audit matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or audit matters are immediately forwarded to the Chair of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls, and financial irregularities (as well as compliance concerns on other laws, and other issues).

Our Corporate Governance Guidelines provide that directors are encouraged and expected to attend the Annual Meeting. All our directors then in office attended the 2022 annual stockholders meeting.

Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, tenure, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the

9	2023 Proxy Statement

Board, including re-nomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs, Board succession planning considerations, and the overall composition of the Board, which includes an analysis of current directors’ skills and experience. Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and considers whether a prospective nominee promotes a diversity of talent, skill, tenure, expertise, background, perspective and experience, as well as diversity with respect to age, gender identity, race, ethnicity, place of residence, sexual orientation and specialized experience. The Governance Committee does not assign specific weights to particular criteria and nominees are not required to possess any particular attribute.

The key qualifications and other considerations set forth in the Company’s Corporate Governance Guidelines are set forth below.

Key Qualifications and Other Considerations for Directors

•   Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership

•   Independence

•   Prior experience as a director or executive officer of a public company

•   Number of current board positions and other time commitments

•   Overall range of skills, experience and seniority represented by the Board as a whole

•   Relevant experience such as:

○   Chief Executive Officer or Chief Operating Officer (or similar responsibilities), current or past

○   Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources

○   Medical practitioner and/or science and health thought leader

In recruiting and selecting a Board candidate, as a supplement to the key qualifications and other considerations for director candidates outlined in the Corporate Governance Guidelines, the Governance Committee considers other important skills and professional experiences to determine whether a candidate has skills and experience well-suited for the expected needs of the Board, including whether the skills and experience complement those of the other Board members or nominees. The table below includes, for each director nominee, an illustrative, non-exhaustive listing of supplemental skills and experiences that the Board considered most relevant when nominating that nominee. Although a check mark indicates that the Board relied upon the specific skill or experience in making its decision, the absence of a check mark does not mean the nominee does not possess the specific skill or experience. The biographies beginning on page 2 provide more information on each nominee’s skills and experience. The table also provides self-identified demographic and tenure information regarding each nominee.

2023 Proxy Statement	10

	Davis	Diaz	Doi	Gregg	Lassiter	Main	Morrison	Pfeiffer	Ring	Wilensky
Skills and Experience
Accounting/Finance			✓					✓
Advisory				✓
Capital Markets						✓		✓
Consumer Focus			✓				✓
Corporate Governance					✓	✓	✓		✓
Executive Management	✓	✓	✓	✓	✓	✓	✓	✓	✓
Government										✓
Healthcare	✓	✓		✓	✓				✓	✓
International	✓		✓			✓	✓	✓	✓
Operations	✓		✓		✓	✓	✓		✓
Medical/Science	✓	✓		✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Demographics
Race/Ethnicity
African American					✓
Asian/Pacific Islander			✓
Hispanic/Latino		✓
White/Caucasian	✓			✓		✓	✓	✓	✓	✓
Gender
Male	✓	✓			✓	✓		✓	✓
Female			✓	✓			✓			✓
Board Tenure
Years	<1	0	1	9	3	9	4	19	12	26

The Governance Committee regularly reviews the Board’s composition to ensure that we continue to have the right mix of skills, diversity, background and tenure reflected on the Board. Our Board’s membership represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as the fresh perspectives of newer directors. The composition of the director nominee group (assuming Dr. Diaz’s election at the Annual Meeting) with respect to tenure and ethnic and gender diversity are shown below:

The Board is committed to fostering diversity of the Board. In addition to valuing diversity of talent, skill, tenure, expertise and experience, the Board seeks to include directors with diverse backgrounds, including with respect to race, ethnicity, age, gender identity and sexual orientation, in order to ensure that diverse perspectives are included on the Board. When conducting searches for new directors, it is the Board’s policy to actively and routinely seek a diverse candidate pool, including women and ethnically diverse candidates. The Board assesses the effectiveness of this process each time a new director is nominated to join the Board.

11	2023 Proxy Statement

Process for Nominating New Candidates for Director
Board identifies the need to add a new Board member

Governance Committee identifies, assesses, and ranks candidates

•  Seeks input from Board members

•  Considers recommendations submitted by other sources, including stockholders

•  Considers retaining third-party search firms to assist in identifying and evaluating candidates for nomination

Interview of candidates by
• Chairman and Chief Executive Officer • Lead Independent Director	• Other Board members • Members of senior management may also interview candidates

Governance Committee reassesses the candidates and makes recommendation to the Board

Board determines whether candidate is elected to the Board or is nominated for election by stockholders

The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may recommend candidates for consideration as director by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/contact-us/lead-independent-director or writing to the full Board or any independent Board member, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the stockholder. The Governance Committee evaluates stockholder recommendations for director candidates in the same manner as other director candidate recommendations. Stockholders may also nominate director candidates. See “Frequently Asked Questions” beginning on page 77 for information regarding the process and deadline for stockholders to submit director nominations for the 2024 annual meeting of stockholders.

Board Committees

During 2022, the Board held nine meetings. In order to fulfil its responsibilities, the Board has delegated certain authority and responsibilities to its six standing committees. The Board’s structure and operations reflect its alignment on ESG issues. The Board holds primary responsibility for oversight of human capital management issues, as reflected in the Corporate Governance Guidelines. The Board expects to continue to monitor developments related to ESG issues and whether its allocation of responsibilities remains appropriate. Recently the Board renamed the Compensation Committee the Compensation and Leadership Development Committee and revised the committee’s charter to include leadership development for senior management other than the Chief Executive Officer. As discussed under the heading “Board, Committee and CEO Evaluation Process” beginning on page 17, each committee reviews its own performance.

In 2022, each nominee attended at least 75% of the meetings of the Board and the Board committees on which he or she served held during the period such nominee was in office. Any director may attend meetings of any committee of which the director is not a member.

2023 Proxy Statement	12

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for shortly before, or the day of, meetings of the full Board, except that meetings of the Executive Committee are scheduled only when needed. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate. Set forth below is a brief description of each standing committee and its function, its membership and the number of meetings it held during 2022. The Board will identify committee appointments for Dr. Diaz following his election to the Board. Additional information about the committees can be found in their charters, which are available on our website at www.QuestDiagnostics.com.

Audit and Finance Committee
Number of 2022 Meetings: 9 Gary M. Pfeiffer (Chair) Tracey C. Doi Wright L. Lassiter, III Timothy L. Main Gail R. Wilensky

This committee:

•  Monitors the quality and integrity of the financial statements and financial reporting procedures of the Company.

•  Oversees management’s accounting for the Company’s financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•  Oversees the internal audit function and makes inquiry into the audits of the Company’s books performed internally and by the outside independent registered public accounting firm.

•  Has primary oversight responsibility for the Company’s enterprise risk management program.

•  Appoints the independent registered public accounting firm, monitors its qualifications, independence and performance, approves its compensation and pre-approves the services it performs.

•  Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting and audit matters, including critical accounting policies and judgments.

•  Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•  Reviews the Company’s insurance programs, including regarding cybersecurity.

•  Establishes procedures for the receipt, retention and treatment of complaints relating to accounting and internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or audit matters (and other issues).

•  Reviews and reports to the Board on the Company’s management of its financial resources.

The Board has determined that each of Ms. Doi and Mr. Pfeiffer qualifies as an “audit committee financial expert” as defined by the SEC. For a description of the experience of Ms. Doi and Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 1.

13	2023 Proxy Statement

Compensation and Leadership Development Committee
Number of 2022 Meetings: 7 Vicky B. Gregg (Chair) Denise M. Morrison Timothy M. Ring

This committee:

•  In consultation with senior management of the Company, establishes the Company’s executive compensation philosophy.

•  Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, competitive compensation data and other factors.

•  Oversees the performance of the Company’s other executive leadership team members and annually reviews and approves their annual base salary, annual incentive compensation and long-term incentive compensation.

•  Annually reviews the compensation arrangements for the Company’s executive leadership team members to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•  Annually reviews and, if appropriate, approves or recommends to the Board that it approve compensation related proposals to be voted upon by stockholders, and considers the results of stockholder advisory votes on executive compensation matters.

•  Annually reviews and recommends to the Board the compensation of the Company’s non-employee directors.

•  Administers, or makes recommendations to the Board regarding, the equity-based and incentive compensation plans, policies and programs of the Company. The committee may delegate the administration of plans, policies and programs as appropriate, including to executive officers of the Company and to the Company’s Human Resources department.

•  Supports the Board in the Board’s succession planning for the Company’s Chief Executive Officer.

•  Oversees talent management, leadership development and succession planning for senior management other than the Chief Executive Officer, including other executive leadership team members.

•  Reviews and approves, for executive leadership team members, employment agreements, severance benefits and other special benefits.

•  Provides oversight and exercises the responsibility it has under the Company’s incentive compensation recoupment policy.

For more information regarding the Company’s processes and procedures for executive compensation, including regarding the role of executive officers and compensation consultants in connection with determining or recommending executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 24.

2023 Proxy Statement	14

Cybersecurity Committee
Number of 2022 Meetings: 4 Timothy L. Main (Chair) Tracey C. Doi Denise M. Morrison Gary M. Pfeiffer

This committee:

•  Oversees the Company’s cybersecurity policies, plans and programs.

•  Reviews the Company’s management of risks and compliance with legal and regulatory requirements and industry standards related to its information technology security systems and processes.

Executive Committee
Number of 2022 Meetings: 0 Timothy M. Ring (Chair) James E. Davis Gary M. Pfeiffer

This committee:

•  May act for the Board, except with respect to certain major corporate matters such as mergers, the appointment of directors to fill vacancies, removal of the Chief Executive Officer, amendment of the Company’s certificate of incorporation or by-laws, declaration of dividends and matters delegated to other Board committees.

Governance Committee
Number of 2022 Meetings: 4 Timothy M. Ring (Chair) Vicky B. Gregg Timothy L. Main Gary M. Pfeiffer Gail R. Wilensky

This committee:

•  Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership.

•  Reviews the structure of the Board, its committee structure and overall size.

•  Monitors developments in corporate governance.

•  Assists the Board in the oversight of ESG matters, including reviewing the Company’s overall ESG priorities, goals and strategies.

•  Reviews policies, programs and reports pertaining to environmental sustainability matters.

•  Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the committee may determine.

•  Recommends to the Board assignments of directors to Board committees.

•  Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•  Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.

•  Oversees the Board and each Board committee in their annual self-evaluation.

•  Oversees the Company’s engagement efforts with stockholders and other key stakeholders.

15	2023 Proxy Statement

Quality and Compliance Committee
Number of 2022 Meetings: 4 Gail R. Wilensky (Chair) Vicky B. Gregg Wright L. Lassiter, III

This committee:

•  Reviews the adequacy of and implementation status of the Company’s Compliance program, including regarding billing compliance, fraud and abuse and privacy.

•  Reviews the Company’s policies, programs and performance relating to medical quality assurance.

•  Reviews the responsibilities, plans, results, budget, staffing and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, the proposed audit plans and the summary of findings from compliance audits.

•  Reviews the Company’s policies, programs and performance relating to government affairs and corporate political contributions.

•  Reviews and concurs in the appointment, replacement, reassignment or dismissal of the Senior Vice President, Chief Compliance Officer and reviews any reports from that officer.

•  Reviews the significant reports to management or summaries thereof regarding the Company’s compliance policies, practices, procedures and programs and management’s responses thereto.

•  Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents and concerns and complaints regarding medical quality.

•  Monitors material legal matters and compliance with legal and regulatory requirements, and coordinates with the Audit and Finance Committee regarding the same.

Board Leadership Structure

At Quest Diagnostics, we recognize the importance of good corporate governance and value the leadership and input of the independent members of our Board. The Board believes that its leadership structure should be determined by what is in the best interest of the Company. The Board does not have a policy that requires the combination or separation of the Chair and Chief Executive Officer roles. The Board has revised its leadership structure from time to time and retains the flexibility to revise its leadership structure if, in the exercise of its fiduciary duties, the Board believes that such revision is appropriate. Currently, the roles of Board Chair and Chief Executive Officer are combined with James E. Davis. The Board believes that Mr. Davis’ long tenure with the Company in multiple roles and his extensive industry experience make him well-suited to facilitate the Board’s oversight of our operations, strategy and risk. In accordance with the Company’s Corporate Governance Guidelines, where the Board Chair is not an independent director, the independent directors designate a Lead Independent Director, who has a robust set of responsibilities set forth in our Corporate Governance Guidelines and described below under the heading “Principal Responsibilities of the Lead Independent Director,” and who assists with the administration and organization of the Board and facilitates the effective performance of its duties, including the activities of the independent directors. The independent directors have selected Timothy M. Ring to serve as Lead Independent Director.

2023 Proxy Statement	16

Principal Responsibilities of the Lead Independent Director

•  Participates with the Chairman of the Board and Chief Executive Officer in the preparation of the agendas for Board meetings, and has the authority to call meetings of the independent directors

•  Serves as a member of the Board’s Executive Committee

•  Coordinates providing timely feedback from the directors to the Chairman of the Board

•  Presides over all executive sessions of the independent directors and all Board meetings in the absence of the Chairman of the Board

•  Takes a leading role in the process of evaluating the Board, and leads the independent directors in the annual evaluation of the performance of the Chief Executive Officer and President

•  Interviews candidates for the Board

•  Serves as the principal contact for stockholder communications with the independent directors

•  Monitors, and if appropriate discusses with the other independent directors, communications received from stockholders and others

We also have other mechanisms in place to promote the appropriate level of independence and oversight in Board decisions. See “Corporate Governance Highlights” on page 7.

Board Oversight of Company Culture and Human Capital

The Board is committed to fostering a strong culture of compliance and ethical conduct and has structured its committees and their activities to support its commitment. The Board supports management’s promotion of a corporate culture of integrity, ethical behavior and compliance with laws and regulations and efforts to ensure that the Company’s culture and its strategy are aligned. The Board expects all directors, as well as officers and employees, to conduct themselves in a manner consistent with our Code of Ethics and our values. The Board believes that a strong culture of integrity, ethics and compliance is fundamental to the conduct of the Company’s business, and is necessary for effective risk management, maintaining investor trust, and successful corporate governance.

We have long strived to create an inspiring workplace, and this has driven our approach to human capital management. Effectively managing our human capital resources is a priority with key components that include culture, safety and well-being programs, employee engagement, and development and succession planning. Our Board actively engages in oversight of our human capital management, including by receiving management reports on key areas, strategies and initiatives. Additional information about our human capital management strategies and initiatives is available in our 2022 Annual Report on Form 10-K and our 2021 Corporate Responsibility Report, each of which is available on our website at www.QuestDiagnostics.com.

Board, Committee and CEO Evaluation Process

The Board annually conducts a self-evaluation of its performance and effectiveness. The charter of each standing committee of the Board, discussed under the heading “Board Committees” beginning on page 12, calls for the committee to conduct an annual self-evaluation of its performance, and report to the Board the results of the self-evaluation. The Governance Committee is tasked with establishing criteria and processes for and overseeing the annual self-evaluation of the Board and the committees. Each year, the Governance Committee discusses the appropriate approach for that year’s Board and committee evaluations.

Prior to the meeting at which each annual self-evaluation occurs, each member of the Board and the committees receives a discussion outline, which encourages the directors to consider the Board’s or committee’s structure, processes, overall effectiveness, and improvement since the previous year’s assessment. In addition, our General Counsel discusses individually with each director, and with members of our senior management, the self-evaluation items and compiles feedback received for discussion with the Lead Independent Director and the full Board. At the meeting, the Lead Independent Director or the committee chair, as applicable, leads a discussion guided by the outline provided, and the Board or committee, as applicable, identifies action items as well as items for further review.

17	2023 Proxy Statement

Periodically, the Board engages an independent consultant to assist with the evaluation, including evaluating individual director performance. When the Board evaluates individual director performance, input from other directors and senior management is considered, in a process that protects anonymity to ensure honest feedback. In these situations, the independent consultant and the Lead Independent Director together review the results of the individual director evaluations with the individual directors. The Lead Independent Director reviews the remaining items with the Board and assists the Board in identifying action items as well as items for further review.

In addition, the Compensation and Leadership Development Committee, pursuant to its charter, conducts an annual review of the Chief Executive Officer’s performance, receives input on the review from the Board, and reports the results of its review to the Board. Pursuant to our Corporate Governance Guidelines, the Board, led by the Lead Independent Director, reviews the Compensation and Leadership Development Committee’s report in order to ensure that the Chief Executive Officer is providing the necessary leadership for the Company in light of the Company’s current and longer-term goals. The Board then provides feedback to the Chief Executive Officer regarding his performance.

Board Role in Risk Oversight

The Board and its committees play an active role in overseeing the Company’s key risks. As highlighted in the table below, the Board has delegated primary responsibility for overseeing our enterprise risk management program to the Audit and Finance Committee, and has assigned oversight of specific risks to the Board committee with the appropriate subject matter responsibility, as set forth in the committee charters. The Board has also considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for risk management, which it does through a committee of senior managers that leads the Company’s enterprise risk management program. The program includes a formal continuous process that identifies, assesses, mitigates and manages the risks from both internal and external conditions that could significantly impact the Company and influence its business strategy and performance, including ESG issues. The program is designed to focus on the Company’s key risk types, which are: operational; financial; legal and compliance; and strategic. The Company’s key risks currently include without limitation: medical quality, cybersecurity and business continuity. The Company’s enterprise risk management program is discussed in the Company’s Annual Report on Form 10-K.

Roles of the Board and its Committees in Risk Oversight

Board of Directors	Cybersecurity Committee
• Annually reviews our enterprise risk management program. • Receives regular updates from management and the Board’s committees regarding their activities with respect to the program.

•

Oversees risk management and compliance with respect to information security systems and processes.

•

Reviews adequacy and effectiveness of our cybersecurity program and regularly receives reports from management on cybersecurity matters.

Audit and Finance Committee	Governance Committee

•

Has been delegated primary responsibility for overseeing our enterprise risk management program by the Board.

•

Receives regular updates from management regarding our enterprise risk management program, including with respect to business continuity.

•

Regularly oversees compliance with securities and accounting rules and regulations.

•

Reviews policies, programs and reports related to environmental sustainability matters.

•

Reviews the Company’s overall ESG priories, goals and strategies.

•

Receives regular reports from management regarding these topics.

2023 Proxy Statement	18

Compensation and Leadership Development Committee	Quality and Compliance Committee

•

Annually reviews compensation arrangements for members of our executive leadership team.

•

Assesses whether such compensation arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•

Reviews the adequacy and effectiveness of policies and programs to ensure compliance with laws and regulations applicable to our business (other than with respect to securities and accounting).

•

Oversees the Company’s data privacy program.

•

Reviews the adequacy and effectiveness of our medical quality program.

•

Receives regular reports from management regarding these topics.

Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the NYSE listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation and Leadership Development Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation and Leadership Development Committee.

During 2022, there were no related person transactions meeting the requirements for disclosure in this proxy statement.

Policies Regarding Hedging and Pledging our Common Stock; Window Periods

Our directors and executive officers are prohibited from pledging the Company’s common stock to secure a loan and from holding such stock in a margin account. Our directors and employees, including executive officers, are prohibited from entering into transactions or purchasing financial instruments that are expected to hedge or offset, or designed to hedge or offset, a decline in our common stock price, including, but not limited to, the use of financial derivatives (including, for example, prepaid forward contracts, equity swaps, collars, puts and calls or exchange funds). Our directors and employees, including executive officers, also are prohibited from entering into transactions (including, for example, short sales) that establish downside price protection for our common stock. In addition, our directors and executive officers, as well as certain other employees, generally may purchase or sell Company securities only during permitted window periods (generally beginning on the business day following the issuance of our quarterly earnings releases and continuing until the end of the second month of the fiscal quarter).

19	2023 Proxy Statement

2022 Director Compensation Table

Director Compensation Program for 2022. The following table sets forth the 2022 compensation of our non-employee directors then in office. No changes to our director compensation program were made in 2022. Mr. Rusckowski and Mr. Davis, each of whom served as an employee director during 2022, received no additional compensation in 2022 for serving as director. None of our non-employee directors receives any consulting or other non-director fees from the Company.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Tracey C. Doi	120,500	179,943	300,443
Vicky B. Gregg	134,500	179,943	314,443
Wright L. Lassiter III	120,500	179,943	300,443
Timothy L. Main	135,500	179,943	315,443
Denise M. Morrison	117,000	179,943	296,943
Gary M. Pfeiffer	159,500	179,943	339,443
Timothy M. Ring	166,000	179,943	345,943
Helen I. Torley	58,500	-	58,500
Gail R. Wilensky	138,000	179,943	317,943

(1)	Represents the aggregate grant date fair values of the awards. Each of our non-employee directors then in office received a single award of 1,292 restricted share units (“RSUs”). RSUs reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. As of December 31, 2022, each non-employee director in office during 2022 held the number of RSUs set forth beside his or her name below.

Ms. Doi	2,232	Mr. Pfeiffer	25,236
Ms. Gregg	2,712	Mr. Ring	24,179
Mr. Lassiter	4,680	Dr. Torley	1,420
Mr. Main	2,712	Dr. Wilensky	2,712
Ms. Morrison	5,075

(2)	No stock options were awarded to our non-employee directors during 2022. As of December 31, 2022, the only non-employee directors in office during 2022 who held options to purchase the Company’s common stock were Mr. Main and Dr. Torley, who held options to acquire 2,037 shares and 3,260 shares of the Company’s common stock, respectively.

Annual Cash Retainer Fees. During 2022, our non-employee directors received an annual cash retainer fee. Directors serving on Board committees also received additional retainers for such service, and directors who served as Lead Independent Director and committee chairs each received an additional fee for such service. All such cash retainer fees were paid at annual rates as set forth in the table below.

	Members	Chair
Board of Directors	• $100,000, payable in quarterly installments of $25,000	• $40,000 (Lead Independent Director)
Audit and Finance Committee	• $13,000	• $30,000
Compensation and Leadership Development Committee	• $9,500	• $10,000
Governance Committee	• $7,500	• $7,500
Quality and Compliance Committee	• $7,500	• $10,000
Executive Committee	• $1,500	• N/A
Cybersecurity Committee	• $7,500	• $7,500

Equity Awards. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes the grant to each non-employee director, on the date of the annual stockholders meeting, of stock options and stock awards covering shares of common stock having an aggregate value on the date of grant not exceeding $500,000. If a person is appointed or elected as a director other than on the date of the annual stockholders meeting, the Board may grant to such director a prorated equity award, in such proportions as the Board may determine. Annual option grants become exercisable, and annual RSUs generally vest and convert to shares of our common stock, in three equal annual installments, beginning on the first anniversary of the grant date, regardless of whether the non-employee director remains a director. The Director Plan also permits the

2023 Proxy Statement	20

Board to grant to any non-employee director an equity award for any special service as a director (e.g., service on a special purpose committee). Special service equity awards shall not exceed the grant date value of the annual equity award granted to each non-employee director at the most recent annual meeting of stockholders. The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date. Options, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates.

For 2022, the Board fixed the value of the annual equity award to non-employee directors at $180,000 and determined that the award would be delivered entirely in the form of RSUs. The 2022 award was granted effective May 18, 2022, with each non-employee director then in service receiving an award of 1,292 RSUs.

A non-employee director may elect to receive annual retainer fees in stock awards in lieu of cash. The number of shares issued in lieu of cash for the retainer fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made.

Opportunity to Defer Compensation. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. If a director specifies a deferral date that is prior to the director’s termination of service, the payout will occur or commence, as applicable, upon termination of service as a director. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at a rate in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

Changes in Director Compensation Program for 2023. No changes were made in the compensation program for directors for 2023.

Stock Ownership Information

We encourage our directors, officers, and employees to own our common stock, which aligns their interests with the interests of our stockholders. The Company maintains stock ownership and retention guidelines for its directors and executive officers. The guidelines call for our directors to beneficially own not less than 6,000 shares of our common stock. Until a director satisfies the minimum shareholding requirement, directors are required to maintain 75% of net shares received from vesting of RSUs and from the exercise of options. For purposes of determining whether a director has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options. The guidelines for our executive officers are discussed in “Compensation Discussion and Analysis” beginning on page 24.

The following tables show the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer currently employed, (4) each named executive officer no longer employed, and (5) all directors, nominees and named executive officers currently employed as a group. Information in the table regarding the Company’s directors, nominees and executive officers is provided as of March 8, 2023.

Name	Number of Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1)	13,973,339	12.27
BlackRock, Inc. (2)	12,391,327	10.9
State Street Corporation (3)	5,879,980	5.16

(1)	The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The ownership information is based on the information contained in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 9, 2023.

(2)	The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The ownership information is based on the information contained on a Schedule 13G/A filed by BlackRock with the SEC on January 23, 2023.

21	2023 Proxy Statement

(3)	The business address of State Street Corporation is 1 Lincoln Street, Boston, Massachusetts 02111. The ownership information is based on the information contained on a Schedule 13G filed by State Street with the SEC on February 7, 2023.

Name	Shares (1)	Shares Subject to Stock Options Exercisable within 60 days (2)	Total (3)	Shares Underlying RSUs (4)
Named Executive Officers Currently Employed
James E. Davis	62,798	241,243	304,041	39,837
Sam A. Samad	-	-	-	20,384
Catherine T. Doherty	64,686	79,389	144,075	7,371
Michael E. Prevoznik	38,602	135,469	174,071	5,338
Patrick Plewman	8,562	14,727	23,289	3,796
Directors and Nominees
Luis A. Diaz, Jr.	-	-	-	-
Tracey C. Doi	-	-	-	2,242
Vicky B. Gregg	14,419		14,419	2,712
Wright L. Lassiter III	-	-	-	4,701
Timothy L. Main	19,531	2,037	21,568	2,712
Denise M. Morrison	1,474	-	1,474	6,174
Gary M. Pfeiffer	-	-	-	29,523
Timothy M. Ring	-	-	-	37,434
Gail R. Wilensky	29,800	-	29,800	2,712
All directors, nominees and executive officers currently employed as a group (17 persons)	246,568	488,073	734,641	177,845
Named Executive Officers Formerly Employed
Stephen H. Rusckowski	347,348	262,400	609,748	42,250
Mark J. Guinan	102,648	171,849	274,497	3,390
Carrie Eglinton Manner	11,683	-	-	-

(1)	Each person has sole voting power and sole dispositive power.

(2)	Includes shares of common stock which are subject to options issued under the Amended and Restated Employee Long-Term Incentive Plan (the “Employee Plan”) or the Director Plan, as applicable, that were exercisable as of, or would become exercisable within 60 days of, March 8, 2023.

(3)	Each named executive officer, director and nominee beneficially owned less than 1% of the shares of common stock outstanding. All directors, nominees and named executive officers as a group beneficially owned less than 2% of the shares of common stock outstanding.

(4)	Shares of common stock corresponding to RSUs reported in this column are not considered beneficially owned under SEC rules and are not included in the total column in this table. This column also includes phantom stock units held by directors under the Deferred Compensation Plan for Non-Employee Directors.

2023 Proxy Statement	22

Information Regarding Executive Compensation

Proposal No. 2 — Advisory Resolution to Approve Executive Officer Compensation

✔	The Board of Directors recommends that you vote FOR approval of our 2022 executive compensation.

Section 14A of the Exchange Act entitles stockholders to vote to approve or not approve, on an advisory (non-binding) basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables and narrative. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Pay for Performance. As discussed in “Compensation Discussion and Analysis” below, our executive compensation program is designed to pay for performance, to align the interests of our executive officers with the interests of our stockholders and to support the Company’s long- and short-term business goals. Our program reflects many “best practices,” and our executive compensation structure and levels in 2022 clearly demonstrate our commitment to aligning pay and performance.

Advisory Vote. This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place after considering the results of the stockholder vote on Proposal No. 3. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation and Leadership Development Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation and Leadership Development Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

23	2023 Proxy Statement

Proposal No. 3 — Advisory Vote to Recommend the Frequency of the Executive Officer Compensation Advisory Vote

✔	The Board of Directors recommends an annual advisory vote on executive compensation.

Pursuant to Section 14A of the Exchange Act, we are required, at least once every six years, to hold a stockholder advisory vote to recommend the frequency with which we conduct a stockholder advisory vote on executive compensation. This proposal gives you the opportunity to vote, on an advisory (non-binding) basis, on how often the Company will conduct a stockholder advisory vote on executive officer compensation. You may vote on whether you prefer that the Company conduct such an advisory vote every one, two, or three years. You may also vote to abstain.

Annual Vote Recommended. Our Board unanimously recommends that stockholders vote in favor of conducting the advisory vote on executive compensation required by Section 14A of the Exchange Act annually. We held our last vote to recommend the frequency of the stockholder advisory vote on executive compensation at our 2017 annual stockholders meeting. In 2017, a significant majority of our stockholders voted in favor of conducting the advisory vote on executive compensation annually, and our experience in the past six years has shown that conducting the vote every year is currently the most appropriate option. An annual vote allows stockholders to provide us with direct and immediate feedback regarding our executive compensation program. It also fosters stockholder communications and is consistent with our practice of engaging with our stockholders, and obtaining their input, on our executive compensation program. The Board is open to receiving from our stockholders at any time specific concerns regarding the Company’s executive compensation program.

Advisory Vote. This vote is advisory. The Board and the Compensation and Leadership Development Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation and Leadership Development Committee consider appropriate, when determining the frequency of future advisory votes on executive compensation.

THE BOARD RECOMMENDS A VOTE TO CONDUCT THE ADVISORY VOTE ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.” PROXIES SOLICITED BY THE BOARD WILL BE VOTED “ONE YEAR” WITH RESPECT TO THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Compensation Discussion and Analysis

Executive Summary

Introduction

The Compensation and Leadership Development Committee (the “Committee”) determined 2022 compensation for the Company’s named executive officers after considering, among other things, the Company’s performance (including our continued response to the COVID-19 pandemic), the competitive market for executive talent, and the current environment in the healthcare industry, including in diagnostic information services. We believe that our executive compensation structure, compensation opportunity levels, and pay outcomes in 2022 reflect our firm commitment to the core principles of our executive compensation philosophy, which is designed to motivate leaders, and to align pay with performance, the Company’s financial results and the interests of stakeholders. Our named executive officers are listed below.

Officer	Title
James E. Davis	Chairman, Chief Executive Officer and President
Sam A. Samad	Executive Vice President, Chief Financial Officer
Catherine T. Doherty	Senior Vice President, Regional Businesses
Michael E. Prevoznik	Senior Vice President, General Counsel
Patrick Plewman	Senior Vice President, Diagnostic Services

2023 Proxy Statement	24

Former Executive Officers	Former Title
Stephen H. Rusckowski	Chairman, Chief Executive Officer and President
Mark J. Guinan	Executive Vice President, Chief Financial Officer
Carrie Eglinton Manner	Senior Vice President, Advanced and General Diagnostics and Clinical Solutions

2022 Company Performance

In the third year of the COVID-19 pandemic, we continued to bring critical COVID-19 testing to our country. The nation’s demand for COVID-19 testing diminished, as expected, over the course of 2022, and that diminished demand resulted in an overall decline in 2022 from the record revenues, earnings and cash from operations the Company generated in 2021. The Company still generated $1.45 billion in COVID-19 testing revenues, and the Company’s revenues excluding revenue associated with its COVID-19 testing business (the “base business”) grew 5% in 2022. The strong growth of our base business, combined with our continued strong provision of COVID-19 testing, drove our financial performance during 2022.

2022 Financial Highlights

	Results	Change
Reported:
Net revenues	$9.9BB	(8.4)%
Operating income as a percentage of net revenues	14.5%	(7.6) bps
Diluted earnings per share (“EPS”)	$7.97	(48.7)%
Cash provided by operations	$1.7BB	(23.1)%

Adjusted:
Operating income as a percentage of net revenues	17.6%	(6.2) bps
Diluted EPS	$9.95	(30.1)%

Adjusted diluted EPS is a non-GAAP financial measure. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

COVID-19 Pandemic

In 2022, Quest Diagnostics remained at the forefront of the response to the COVID-19 pandemic, playing a pivotal role to broaden access to laboratory insights to help people lead healthier and safer lives. We provided both molecular diagnostic and antibody serology tests to aid in the diagnosis of COVID-19 and the detection of immune response to the virus. From the beginning of the pandemic through December 31, 2022, we have performed approximately 77 million of these tests. We built up and maintained the testing capacity to handle surges in COVID-19 testing demands, including using our national courier, air fleet and logistics network to balance volume across approximately two dozen COVID-19 testing laboratories, and also through our laboratory referral partner program. We worked with federal, state and local governments, healthcare organizations, payers, suppliers, retailers, trade associations and other laboratories in the effort to bring as much COVID-19 testing as possible to the American people. We also provided data on COVID-19 testing that we conducted to federal, state and local public health authorities, including the U.S. Centers for Disease Control and Prevention. In addition, we participated in studies with government and private institutions, aiding COVID-19 public health response and research. All our employees, including our dedicated laboratory professionals, phlebotomists, air fleet team, and couriers took tremendous pride in the role we played and worked tirelessly to help patients and communities access quality COVID-19 testing. As the impact of COVID-19 moderates, we remain active in the continued response to COVID-19, including supporting ongoing testing needs and public health response.

We also continued to see how underserved communities were disproportionately impacted by COVID-19. Quest for Health Equity, our initiative with the Quest Diagnostics Foundation, was launched to reduce health disparities in underserved communities in the U.S. This initiative provides a combination of testing services, education programs, alliances and financial support to efforts to address health disparities. Since its inception, we have committed approximately $30 million to approximately 65 programs launched across the U.S. and Puerto Rico, including supporting COVID-19 testing and vaccination events, wellness events, educating young students on healthy nutrition choices and expanding research and mentorship opportunities for Black and Hispanic scholars. Numerous Quest for Health Equity undertakings demonstrate our commitment to federally-qualified health centers and the people they serve, including by providing free lab testing services.

25	2023 Proxy Statement

Our approach to fighting the COVID-19 pandemic has been rooted in our purpose and strategy. We believe that the challenges we faced from the COVID-19 pandemic brought us together, made us a stronger company and will help us capture the substantial opportunities in front of us. The following table highlights additional progress during 2022.

Summary Highlights of 2022 Progress
Leveraging our Capabilities and Collaborating

•  We increased base business revenues by 5% to $8.4 billion.

•  We generated COVID-19 testing revenues of $1.45 billion.

•  We generated adjusted diluted EPS of $9.95.

•  We took advantage of our strong health plan access. We augmented our extended care offering. We expanded the plans with which we have a value-based contracting relationship, fostering better alignment with these health plans. We also renewed our longstanding strategic relationship with Blue Cross and Blue Shield of Florida, Inc.

•  We continued to work with health systems to help them execute their lab strategy, started providing laboratory management services to Lee Health in Florida, and entered into an agreement to provide lab management services to Northern Light Health in Maine. We also were awarded a group purchasing agreement for our laboratory stewardship solution, including Quest Lab StewardshipTM Enterprise powered by hc1®, with Premier Inc., a leading healthcare improvement company uniting an alliance of hospitals, health systems and providers.

•  In Advanced Diagnostics, we invested in areas to further differentiate and grow our advanced diagnostics value proposition, our bioinformatics capabilities and our women’s health sales force, and to accelerate growth in oncology, hematology, and pharma services. We introduced the Solid Tumor Expanded Panel to help oncologists with therapy selection and Quest AD Detect, a blood test to aid in the early assessment of Alzheimer’s disease. We saw strong growth in prenatal genetic testing and pharma services.

•  Revenues from our QuestHealthTM consumer-initiated testing offering, including both base business and COVD-19 testing, increased to $96 million. We continued to invest in our offering, launching an enhanced digital platform with a more powerful and consumer-friendly user experience designed to better acquire, convert and retain more customers. We collaborated with Walmart, to make consumer-initiated testing available through Walmart.com, and with eMedTM, to launch a COVID-19 rapid antigen test with observed collection, helping individuals meet travel and other observed collection and test report requirements. We increased to more than 27.5 million registered users in our MyQuest® health portal.

•  We consummated important acquisitions, including Pack Health and the outreach testing business of Summa Health.

Continuous Improvement

•  We concluded consolidation of our urinalysis testing onto a new highly automated platform.

•  We implemented new semi-automated technology in parasitology and are expanding use of a highly automated microbiology platform that makes use of artificial intelligence to assist with sample analysis.

•  We made significant progress transferring immunoassay tests to a more automated platform and expect to finish this project in 2023.

•  We implemented several initiatives to improve talent retention, including capability-building programs, and launched plans for a new daily management system for our frontline employees.

•  We increased customer adoption of our digital self-service channels, reducing demand in our call centers.

•  We approached our Invigorate cost excellence program goal of annual savings and productivity improvements of 3% of our costs.

2023 Proxy Statement	26

Disciplined Capital Deployment

•  In February 2023, we announced the twelfth increase in our quarterly common stock cash dividend since 2011, increasing the dividend by approximately 7.6%, from $0.66 per common share to $0.71 per common share.

•  We repurchased $1.4 billion of our common stock in 2022.

•  Through the end of 2022, since the beginning of 2013 we have returned approximately $9.6 billion to stockholders: $7.1 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $2.5 billion through common stock dividends.

Incentive Compensation Outcomes and Alignment with Performance

The Committee’s approach to annual incentive compensation generally has been to tie annual incentive compensation to key operating goals and to establish targets that are challenging, yet attainable. The average 2022 annual incentive payout for our named executive officers (excluding Ms. Eglinton Manner, who did not receive an annual incentive payout for 2022) on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 131% of target.

Payout on performance share awards for the three-year performance period ended December 31, 2022 was 196% of target. The following table summarizes annual incentive and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2022	131 (average)	196
Performance period ended December 31, 2021	145	200

Our total stockholder return (“TSR”) for recent periods, relative to relevant publicly traded comparator groups, is set forth below.

	1-year TSR (%) (2022)	3-year TSR (%) (2020-22)	5-year TSR (%) (2018-22)
Quest Diagnostics Incorporated	(7.8)%	55.6%	75.8%
Compensation Peer Group Median	(7.4)%	20.6%	48.9%
S&P 500 Index	(18.1)%	24.8%	56.9%
S&P 500 Health Care Industry Index	(2.0)%	40.3%	80.5%

The TSR shown combines stock price appreciation and reinvestment of dividends paid during the relevant performance period, thereby taking into consideration the effect of divergent dividend policies.

Taken in the aggregate, the results of our annual and long-term incentive programs demonstrate that compensation has been sensitive to Company performance. Annex B sets forth historical payouts for our annual incentive compensation and performance share awards for each year since 2005.

2022 Compensation Program Changes

In furtherance of our executive compensation philosophy, in February 2022, due to the uncertain impact of the COVID-19 pandemic on the operating environment, the Committee determined to continue to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive compensation and performance share awards. In addition, the Committee revised the mix of equity awards for our executive officers other than our Chief Executive Officer, to further emphasize awards subject to performance conditions. The Committee determined that awards to our other executive officers, and to the remainder of our most senior employees, would consist of 50% performance shares, 25% options and 25% RSUs, mirroring the mix of awards to our Chief Executive Officer. In addition, to increase the reach of the Company’s equity awards program and its benefits, and to enhance the competitiveness of

27	2023 Proxy Statement

the Company’s compensation program, the Committee expanded the pool of employees receiving equity awards to include director-level employees.

Certain 2022 Compensation Actions Related to Management Transition

2022 was a year of significant transition in the management of our Company. The Committee took numerous actions during 2022 to foster the success of that transition. The following is a summary of compensation actions taken during 2022 that impacted certain of our named executive officers. Details regarding their compensation are discussed further below in this Compensation Discussion and Analysis.

Mr. Davis. Mr. Davis became CEO-Elect on February 3, 2022, and in February 2022, the Committee adjusted his base salary, target annual incentive and annual equity award to reflect his new position. Mr. Davis became CEO on November 1, 2022, and at that time the Committee adjusted his base salary and target annual incentive to reflect his promotion to CEO. The Committee also granted him an additional equity award, with certain terms and conditions different from his annual equity award, effective November 1, 2022 intended to provide him an incentive in his new role.

Mr. Samad. Mr. Samad joined the Company in July 2022 to become its Chief Financial Officer. At that time, the Committee established his base salary and target annual incentive and granted to him an annual equity award (structured consistent with the annual equity awards issued to our named executive officers in the normal course in February 2022) commensurate with his position. To compensate Mr. Samad for certain forfeitures incurred in connection with the termination of his employment from his immediately preceding employer and as a sign-on inducement, the Committee agreed that Mr. Samad’s annual incentive award for 2022 would be paid based on his annualized base salary, rather than his salary earned at the Company during 2022, and approved for Mr. Samad: (i) a lump-sum cash payment of $1,200,000 (the “Make Whole Cash Payment”); and (ii) a grant of restricted stock units (“RSUs”) with a value of $1,500,000 (the “Make Whole RSUs”). 50% of the Make Whole RSUs are scheduled to vest on each of the first and second anniversaries of the grant date. Mr. Samad is required to refund the Make Whole Cash Payment if he voluntarily terminates employment or if the Company terminates his employment for willful misconduct, in each case at any time prior to the second anniversary of his start date. Neither the Make Whole Cash Payment nor the Make Whole RSUs received by Mr. Samad will be repeated in 2023, because they are not part of his ongoing compensation. In addition, in future years, Mr. Samad’s annual incentive compensation will be determined on base salary paid to him.

Mr. Plewman. Mr. Plewman became Senior Vice President, Diagnostic Services in April 2022. In connection with his promotion to that role, the Committee adjusted his base salary and target annual incentive and granted him an additional equity award intended to provide him an incentive in his new role.

Mr. Guinan. Mr. Guinan retired in July 2022 after transitioning his responsibilities to Mr. Samad. The 2022 compensation for Mr. Guinan reflected this planned transition. For example, the annual equity award to Mr. Guinan for 2022 was reduced to reflect, and vested at the time of, his retirement. In addition, his annual incentive payout was prorated for his partial-year service and he received retirement treatment for his vested 2017 option award.

Ms. Eglinton Manner. In addition to her regular annual equity award in February 2022, Ms. Eglinton Manner also received a retention equity award having a grant date value of $2.0 million. The retention award consisted of 50% RSUs and 50% performance shares, each cliff-vesting three years after the grant date. Ms. Eglinton Manner forfeited her annual equity award, and her retention equity award, when she terminated employment in June 2022.

Executive Compensation Philosophy

Core Principles of Our Executive Compensation Philosophy

•	Effectively align executive interests with the interests of stakeholders with performance measured against TSR and key financial metrics;

•	Utilize performance-based metrics, with the majority of compensation at risk;

•	Motivate executives to achieve results that appropriately balance short-term operating goals and long-term stockholder value creation;

•	Support our long-term business strategy and financial objectives;

2023 Proxy Statement	28

•	Set performance targets that are challenging, yet achievable in the context of both our strategic plan and market and healthcare industry conditions;

•	Attract, motivate, reward and retain talented executives; and

•	Target total compensation levels in the context of peer group and market data, as well as consideration of individual executives’ performance, tenure, industry expertise, breadth of responsibilities and succession planning.

The principal components of compensation for our named executive officers are discussed in the following table.

Component	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Annual Cash Incentive	Cash (Variable)	Rewards achievement of overall corporate financial and, to a lesser extent, non-financial results for the most recently completed fiscal year; may also reward achievement of individual results
Long-Term Incentive	Equity Award (Variable)	Provides meaningful alignment with long-term financial and strategic growth goals that drive stockholder value creation and support the Company’s retention strategy

Our program is designed to align executive compensation with the Company’s performance. The Committee has built a strong foundation for our executive compensation program and has taken numerous steps over time to structure the program to align pay with performance. We focus on aligning the annual results of our executive compensation program with the compensation of our other employees eligible for annual incentive compensation. Our long-term awards provide a strong link with stockholder interests and help attract and retain critical employee talent. We believe that a balanced compensation program that encourages a long-term focus supports sustained long-term corporate performance.

As shown in the chart below, the bulk of our senior executives’ compensation is performance based and variable in nature (91% for our CEO and an average of 79% for our other named executive officers in 2022). The chart reflects the target direct compensation for our named executive officers who are current employees (i.e., it excludes Mr. Rusckowski, Mr. Guinan and Ms. Eglinton Manner) in effect at the end of 2022 and excludes the value of other benefits and perquisites.

29	2023 Proxy Statement

The chart on the right shows the mix of our 2022 long-term incentive equity awards for executive officers, consisting of performance shares, stock options, and RSUs. The Committee annually grants equity awards to a significant number of eligible employees under the Employee Plan. These awards may include performance shares, stock options or RSUs, and are designed to foster an alignment of stockholder interests with a broader group of employees, to incentivize these employees to continue to perform at a high level and to promote a culture of employee ownership. In 2022, to increase the reach of the Company’s equity awards program and its benefits, and to enhance the competitiveness of the Company’s compensation program, the Committee expanded the pool of employees receiving equity awards to include director-level employees. Additionally, a significant number of employees at all levels of the Company own our common stock through our Employee Stock Purchase Plan, under which employees may purchase our common stock at a discount, and our Quest Diagnostics Profit Sharing Plan (the “401(k) Plan”).

None of our named executive officers has an employment agreement. Mr. Rusckowski had an employment agreement with the Company that terminated on December 31, 2022.

Best Practices

Our program reflects many best practices.

What We Do	What We Don’t Do

  Link executive pay with performance

  Maintain a clawback policy that covers both equity and cash incentive awards to current and former executive officers and key employees

  Maintain share ownership and retention guidelines for executives and members of senior management

  Use three-year vesting for equity awards

  Measure performance for performance share awards over a single three-year performance period

  Provide for “double trigger” change-in-control vesting in equity awards: awards vest following a change in control only if the employee experiences a qualifying termination of employment

  Require a minimum vesting period of at least one year following grant (except for up to 5% of awards)

  Utilize an independent compensation consultant

  Maintain an investor outreach program to incorporate feedback in our program

  Provide stockholders an annual “say on pay” vote

  Evaluate management succession and leadership development efforts on an ongoing basis

x  No excise tax gross-ups upon a change in control

x  No supplemental pension benefits for executives

x  No single-trigger vesting in connection with a change in control for equity awards

x  No hedging or pledging or speculative transactions in our securities by directors and executive officers

x  No repricing or buyouts of equity awards without stockholder approval

x  No excessive perquisites

x  No payment of dividends or dividend equivalents on performance shares

x  No encouraging imprudent risk taking

x  No employment agreements for executive officers

2023 Proxy Statement	30

Independent Compensation Consultant

The Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to assist it in carrying out its responsibilities. The following table provides information regarding Pearl Meyer.

Independent Compensation Consultant

•	Reports directly to, and is directly accountable to, the Committee, which has sole authority to retain and terminate it, at Company expense
•	February 2023: the Committee determined Pearl Meyer is independent in accordance with SEC and NYSE rules and that there are no conflicts of interest.

What They Do

 Provide analyses and information regarding the three-year realizable pay of the Company’s executive officers and the three-year stockholder returns of the peer group

 Advise on the design of our executive compensation programs to ensure the linkage between pay and performance

 Provide related executive compensation advice and services to the Committee (e.g., advice regarding compensation peer group)

 Provide analyses and information regarding market practices and trends in executive and non-employee director compensation for companies in our peer group and more broadly

 Periodically participate in private sessions of the Committee (without Company employees present)

 Periodically meet with the Committee’s Chair to discuss compensation matters

 Avoid ties to management that could jeopardize their fully independent status

Say on Pay, Stockholder Outreach, and Feedback

At the Company’s 2022 annual meeting of stockholders, approximately 89% of votes cast on the say-on-pay proposal voted in favor of the compensation of our named executive officers. We continued to monitor market practices and trends and to engage with our investors. As part of our program of ongoing dialogue with our investors (see “Stockholder Access and Outreach” beginning on page 9, during the past year we held discussions regarding our executive compensation program. Investors generally shared positive feedback regarding the Company’s structuring of, and overall approach to, executive pay. The Committee also received advice from Pearl Meyer and considered management recommendations based on the Company’s strategic direction. Insights gained from these efforts, including the investor feedback, were taken into account by the Committee in taking action regarding the Company’s compensation programs.

Setting Executive Compensation

The Committee establishes the Company’s executive compensation philosophy, oversees our executive compensation program and regularly monitors our executive compensation to ensure adherence to our philosophy. The Committee is supported in its work by our Senior Vice President, Chief Human Resources Officer and her staff and Pearl Meyer.

Within the framework of the executive compensation programs approved by the Committee, the Chief Executive Officer recommends to the Committee individual compensation for the executive officers, other than himself. These recommendations are based on market data and an assessment of both Company and individual performance. The Chief Executive Officer also recommends incentive compensation performance measures to align compensation with our corporate objectives. At the Committee’s request, he is present during the portions of Committee meetings in which compensation regarding the named executive officers other than the Chief Executive Officer is reviewed and decided, but the Committee retains the final authority for all such decisions. The Chief Executive Officer does not make any recommendations to the Committee regarding his own compensation and does not participate in portions of Committee meetings when his compensation is reviewed and decided.

31	2023 Proxy Statement

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including base salary, annual incentive awards and long-term incentive awards, except for our broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports its compensation determinations to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with Pearl Meyer, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior-year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values, perquisites, and any other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including in connection with a change in control.

Peer Group

The compensation targets for, and compensation earned by, each named executive officer are analyzed relative to market data for comparable positions in a peer group. In 2022, the Committee reviewed the Company’s peer group and, after considering input from Pearl Meyer, determined to make no changes. The peer group currently consists of the following 13 companies, which generally are in the healthcare services, equipment and distribution industries.

• Agilent Technologies, Inc.	• Laboratory Corporation of America Holdings
• Baxter International Inc.	• Owens & Minor, Inc.
• Becton, Dickinson and Company	• PerkinElmer, Inc.
• Boston Scientific Corporation	• Stryker Corporation
• DaVita Inc.	• Tenet Healthcare Corporation
• Henry Schein, Inc.	• Zimmer Biomet Holdings, Inc.
• Hologic, Inc.

For the named executive officers, the Committee establishes target compensation consistent, to the extent possible, with comparable positions in the peer group. Our practice is to target total direct compensation (including base salary, annual cash incentive targets and long-term incentive awards) at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with consideration given to both individual and Company performance.

Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. When setting each participant’s annual compensation package, the grant date values of prior equity awards are considered, but realized or unrealized gains from prior equity awards are not taken into account.

For 2022, the target total direct compensation for Mr. Davis, who became Chief Executive Officer on November 1, 2022 after having served as CEO-Elect since February 3, 2022, was below the peer group median for chief executive officers. The target total direct compensation, on average, for the other named executive officers, was within the competitive range of the peer group median, except that in the case of Ms. Doherty and Mr. Prevoznik, their target total direct compensation was below the competitive range as a result of the management transition and their respective benchmarks.

Pay Components

Base Salary

We pay base salary to our executives to provide them a steady source of income for their services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. Based on an assessment of each named executive officer’s position, performance, scope of responsibility, current salary level, and market comparables, the Committee determined the 2022 base salary rates, including adjustments, set forth in the following table.

2023 Proxy Statement	32

	Increase in Base Salary Rate (%)	2022 Base Salary Rate ($)
James E. Davis	(a)	(a)
Sam A. Samad (b)	N/A	650,000
Catherine T. Doherty	4.3	600,000
Michael E. Prevoznik	-	535,000
Patrick Plewman (c)	7.3	525,000
Former Executive Officers
Stephen H. Rusckowski	3.0	1,287,500
Mark J. Guinan	4.6	680,000
Carrie Eglinton Manner	4.1	625,000

(a)	The Committee increased Mr. Davis’ base salary to an annual rate of $800,000 in early 2022 in connection with the Board naming Mr. Davis CEO-Elect in February 2022; this was an increase of 27% compared to his 2021 base salary. The Committee increased Mr. Davis’ salary to an annual rate of $1,100,000 effective November 1, 2022 upon Mr. Davis becoming CEO and President; this was an increase of 37.5% compared to his base salary in effect immediately preceding November 1, 2022.
(b)	Mr. Samad was not employed by the Company in 2021.
(c)	The Committee increased Mr. Plewman’s base salary to the amount shown in 2022 in connection with his promotion to Senior Vice President, Diagnostic Services. The increase in his base salary shown in the table was the increase in his base salary as compared to his base salary in effect immediately prior to his promotion.

Annual Cash Incentive Compensation

Introduction

Our annual cash incentives reward the achievement of annual performance, including operating and strategic goals (both financial and non-financial). We generally pay annual incentives to our executive officers in accordance with the SMIP. Annual cash incentive payments to our named executive officers generally are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year. The Committee generally has set performance goals with targets based on the Company’s operating plan and aligned with our strategy; non-financial goals may be objective or subjective in nature.

The Committee’s approach to annual incentive compensation generally has been to:

•	Tie annual incentive compensation to key operating goals;
•	Establish targets that are challenging, yet attainable; and
•	Provide for a maximum payout of 200% of target upon achievement of extraordinary performance.

In recent years, the primary focus of the annual incentive plan has been on revenue and profitability. Because the Committee believes that non-financial business objectives also are important, it also has incorporated non-financial metrics in the annual plan.

The following table sets forth, for each of the past five years, the aggregate annual cash incentive payments as compared to target for the named executive officers for that year. The Committee believes that these results demonstrate that annual incentive compensation has been sensitive to Company performance. For additional information, Annex B sets forth the annual cash incentive payments as compared to target for each year since 2005.

Year	Incentive Payment as Compared to Target (%)
2018	48
2019 (average) *	83
2020 (average) **	171
2021	145
2022 (average)***	131

*Excludes the annual incentive payment to one former named executive officer because it was paid at a guaranteed level in connection with his joining the Company.

**Excludes one former named executive officer who forfeited his annual incentive payment upon resignation.

***Excludes Ms. Eglinton Manner, who did not receive annual incentive compensation for 2022.

33	2023 Proxy Statement

Annual Incentive Compensation Goals for 2022

For 2022, we paid annual incentive compensation under the SMIP to all the named executive officers. The Committee determined the incentive target for annual incentive compensation for each named executive officer, after considering the factors discussed above.

For each named executive officer, the threshold, target and maximum performance criteria were established with payout opportunities set at one-quarter (25%), one-time (100%), and two-times (200%) the target incentive, respectively. For non-discretionary goals, rewards for performance levels between these levels were interpolated. Performance below threshold results in zero payout for that goal.

The Committee may adjust performance measures based on objective criteria to focus on the operating performance of the Company, to avoid unintended compensation results and to ensure that participants are not inadvertently given incentives to avoid taking actions that are in the long-term interest of the Company and its stockholders.

For 2022, annual cash incentive payouts for the named executive officers were based on performance measured against both financial and non-financial goals; the Committee set the weights for each goal based on its relative importance for each executive officer. Each of the named executive officers had the same goals, except as discussed below for Mr. Plewman. The principal financial goals related to achieving budget targets, including adjusted diluted EPS and base business revenues. The financial goals were weighted heavily, as compared to non-financial goals, in order to provide a meaningful incentive for management to generate profitable growth. Due to anticipated volatility in the Company’s COVID-19 testing revenues, the Committee determined to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive compensation.

A non-financial goal related to medical quality, customer experience, employee engagement, and a qualitative assessment of the Company’s progress developing goals based on the results of its ESG materiality assessment, was assigned a 15% weighting. The medical quality and customer experience goals, which were quantitative, were included to drive operational excellence, to improve the customer experience and to position the Company for the future. The medical quality goals included measures such as tests not performed and revised reports; the customer experience goals included service quality measures such as patient service center wait time, first call resolution and turn-around times. Quantitative employee engagement goals included engagement survey and employee retention metrics. These were included because employee engagement levels are linked to our strategy to accelerate growth and drive operational excellence, and to our effort to deliver a superior customer experience. The Company’s development of goals based on the results of its ESG materiality assessment was included to foster continued alignment of the Company’s executive compensation with its business and ESG strategies.

The Committee also considered the impact of the COVID-19 pandemic on the Company’s operations and the important role the Company has played in responding to the COVID-19 pandemic. The Committee concluded that responding to the COVID-19 pandemic was an integral part of the Company’s business plan and strategy for 2022. Consistent with the Committee’s historic approach of basing annual incentive compensation on key operating goals and in furtherance of our executive compensation philosophy, the Committee determined it was in the best interests of the Company and stockholders to continue to include a COVID-19 response goal in the annual incentive plan for 2022, but to reduce the assigned weighting to 10% (from 20% in 2021). Due to anticipated volatility in the Company’s 2022 COVID-19 testing revenues, the Committee determined that the COVID-19 response goal would be based on both financial and non-financial performance indicators, be aligned with the Company’s COVID-19 operating plan and the Company’s business strategy, and that performance would be determined following the performance period based on the Committee’s assessment. The COVID-19 response goal included an assessment of multiple factors related to the Company’s response to the COVID-19 pandemic in 2022, including: COVID-19 revenues; COVID-19 testing capacity, volumes, and turn-around time; COVID-19 testing innovation; leadership (including partnership with federal, state and local interests); and workforce management effectiveness. This approach was consistent with the Committee’s approach to the COVID-19 response goal in 2021 and 2020.

The Committee also determined that, in addition to the factors identified above, the annual incentive compensation of each executive officer was subject to a potential modification of up to 20% (positive or negative) of her or his annual incentive payout based on her or his individual performance (including the performance of the portions of the business for which the person had responsibility). The Committee determined that after the end of 2022, it would determine for each executive officer whether the person’s individual performance should result in the modification of her or his annual incentive payout, based on an individualized assessment of the person’s 2022 performance, considering factors determined appropriate by the Committee.

2023 Proxy Statement	34

The Committee further determined that, unless the Company achieved attainment of its base revenue growth target at a level exceeding 90% of target payout, payout on the medical quality/customer experience/employee engagement/ESG strategy goal would be capped at 125%. The Company achieved payout of the base business revenue goal exceeding 90%.

 Mr. Plewman had the same goals as the other named executive officers (discussed above) for the period after his promotion to Senior Vice President, Diagnostic Services. Based on the date of his promotion, these goals were applied to 67% of 2022. For the period in 2022 prior to his promotion to the executive officer position, Mr. Plewman had goals based on the 2022 performance of the Company’s regional business for which he was the general manager; these goals were applied to 33% of 2022.

 Annual Incentive Compensation Determinations for 2022

After the conclusion of 2022, and following deliberation on each of the items below, the Committee determined annual incentive compensation for 2022.

The following table shows the financial goals, the relative weight allocated to each, results and resulting payout factors for 2022.

Weight (%)	Measure/Objective	Threshold ($)	Target ($)	Max ($)	Results ($)	Weighted Payout Factor %
40	Adjusted diluted EPS	8.70	9.25	10.18	9.95	70
35	Base business revenue attainment	8,310MM	8,480MM	8,650MM	8,429MM	27

In determining the annual incentive payment to Mr. Plewman, the Committee considered the goals described above regarding the performance of the regional business for which he was responsible prior to his promotion, and prorated the payment in the manner described above. The regional business for which Mr. Plewman had management responsibility prior to his promotion achieved a weighted payout factor of 154.3.

The Committee made the following determinations regarding other goals.

●	Non-financial goal. Performance in respect of the medical quality, customer experience, and employee engagement goals was 114% of target. The Committee assessed the Company’s progress developing ESG goals in response to the Company’s materiality assessment, and based on management’s review of goals with the Board in 2022, concluded that performance was achieved consistent with the performance on the medical quality, customer experience, and employee engagement goals. The weighted payout factor on the goal for medical quality/customer experience/employee engagement/ESG goal development was 17.1.

●	COVID-19 response goal. After assessing performance in respect of the COVID-19 response goal, the Committee determined that performance was 100% of target, driven by: strong COVID-19 revenue; and strong COVID-19 operational performance, innovation and leadership. The weighted payout factor for this goal was 10.

After assessing the performance of the named executive officers, the Committee determined that no modification of an annual incentive payout for 2022 based on individual performance was appropriate for any named executive officer except for Ms. Doherty, Mr. Prevoznik and Mr. Rusckowski. Based on its assessment, the Committee determined to apply a positive modifier of 5% to each of Ms. Doherty’s and Mr. Prevoznik’s incentive payouts, and a positive modifier of 20% to Mr. Rusckowski’s incentive payout. In assessing the individual performance of Ms. Doherty, the Committee evaluated a number of factors, including the performance of the areas of the Company’s business for which Ms. Doherty assumed responsibility for during 2022, the performance of the areas of the Company’s business for which Ms. Doherty relinquished responsibility during 2022, and her performance in connection with the extensive management transition during 2022. In assessing the individual performance of Mr. Prevoznik, the Committee evaluated a number of factors, including the performance of the areas of the Company for which Mr. Prevoznik assumed responsibility during 2022 and his strong performance in connection with the extensive management transition during 2022. In assessing the individual performance of Mr. Rusckowski, the Committee evaluated a number of factors, including the overall performance of the Company during 2022, as well as his strong performance in connection with the extensive management transition during the year.

35	2023 Proxy Statement

The following table shows in one location the weighted payout factors for the goals and the total resulting payout factor for 2022 for all the named executive officers except Ms. Doherty, Mr. Prevoznik, Mr. Plewman and Mr. Rusckowski.

Weight (%)	Measure/Objective	Weighted Payout Factor %
40	Adjusted diluted EPS	70.0
35	Base Business revenue attainment	27.0
15	Medical quality/customer experience/employee engagement/ESG goals	17.1
10	COVID-19 performance	10.0
	Total	124.1

The total payout factor for Ms. Doherty and Mr. Prevoznik was 130.3 (reflecting the 5% modifier awarded based on the results of the Committee’s assessment of their individual performance). The total payout factor for Mr. Plewman was 132.6 (reflecting the pro ration of his goals and the strong performance of the regional business for which Mr. Plewman had responsibility early in 2022). The total payout factor for Mr. Rusckowski was 148.9 (reflecting the 20% modifier awarded based on the results of the Committee’s assessment of his individual performance).

From time to time, the Committee makes adjustments to the Company’s financial results based on objective criteria for purposes of calculating performance under the SMIP. Set forth in the following table are items, identified by the Committee, for which it may make adjustments. As a matter of policy, the Committee seeks to apply these principles consistently from year to year.

Quest Diagnostics Policy: Items for Which the Committee May Make Adjustments

•    Gains and losses from the sale of a business

•    Charges related to the impairment of goodwill or intangible assets

•    Charges related to reorganization and restructuring programs

•    Charges related to the acquisition or integration of a company or business

•    Material legal settlements

•    Cumulative or one-time effect from accounting changes

•    Effects of changes in tax laws or the rate on deferred tax assets and liabilities

•    Items included in or excluded from ordinary income (including significant unusual or infrequently occurring items) or described in Management’s Discussion and Analysis of Financial Performance included in the Company’s Annual Report on Form 10-K

The Committee may make adjustments based on these items because:

•	These items may be outside the control of participants and could create “windfall” benefits or undue penalties (for example, changes in tax laws or accounting standards); and

•	Impact from these items could distract management from focusing on operating performance by penalizing participants for taking actions in the long-term interest of the Company and its stockholders (for example, a restructuring of operations) that might in the short term negatively impact a performance measure.

In accordance with this policy, the Committee made the adjustments set forth in the table below to the Company’s diluted EPS for fiscal year 2022 for purposes of calculating performance under the SMIP.

Items Adjusted for in 2022 Annual Incentive Calculations

Diluted EPS ($)
Diluted EPS, as reported	$7.97
Restructuring and integration charges	0.56
Gains and losses on investments	0.26
Quest for Health Equity costs	0.59
Amortization expense	0.74
Excess tax benefits related to stock-based compensation	(0.12)
Other	(0.05)
Total adjustments	$1.98
Adjusted diluted EPS for incentive purposes	$9.95

2023 Proxy Statement	36

The adjustments made by the Committee are the same as those disclosed when reporting our 2022 financial performance.

For 2022, the target incentives and payouts for the named executive officers are summarized in the following table. Under the SMIP, annual incentive compensation payments generally are calculated based on salary actually paid and accordingly reflect changes in salary rate during the year.

	2022 Target Incentive as a % of Salary(a)	2022 Actual Payment as a % of Target	2022 Actual Payment as a % of Salary	2022 Actual Payment ($)
James E. Davis (b)	(b)	124.1	134.4	1,082,853
Sam A. Samad (c)	90	124.1	111.6	725,693
Catherine T. Doherty	75	130.3	97.7	580,500
Michael E. Prevoznik	70	130.3	91.2	487,796
Patrick Plewman (d)	70	132.6	86.2	441,276
Former Executive Officers
Stephen H. Rusckowski	150	148.9	223.4	2,856,686
Mark J. Guinan	90	124.1	111.6	444,862
Carrie Eglinton Manner (e)	80	-	-	-

(a)	The incentive targets for Ms. Doherty, Mr. Prevoznik, Mr. Rusckowski, Mr. Guinan and Ms. Eglinton Manner were established in February 2022. The incentive target for Mr. Samad was established when he joined the Company.

(b)	The incentive target for Mr. Davis was established at 100% of salary in February 2022 when he became CEO-Elect, and was increased to 150% of salary effective November 1, 2022, when he became CEO and President. Mr. Davis’ 2022 annual incentive compensation payment was prorated accordingly.

(c)	To induce Mr. Samad to join the Company, the Company agreed that his annual incentive compensation for 2022 would be paid based on his annualized base salary, rather than his salary actually received.

(d)	The incentive target for Mr. Plewman shown was established when he was promoted in 2022 to his current position; his incentive target for the period prior to his promotion was lower than that shown. Mr. Plewman’s annual incentive compensation for 2022 was prorated accordingly.

(e)	Ms. Eglinton Manner terminated employment with the Company in 2022 and was not entitled to receive annual incentive compensation for 2022.

Had the Committee not made the adjustments discussed, the payouts would have been:

	2022 Payment as a % of Target	2022 Payment as a % of Salary	2022 Payment ($)
James E. Davis	54.1	58.6	471,811
Sam A. Samad	54.1	48.6	316,193
Catherine T. Doherty	56.8	42.6	252,931
Michael E. Prevoznik	56.8	39.7	212,538
Patrick Plewman	74.9	48.7	249,344
Former Executive Officers
Stephen H. Rusckowski	64.9	97.3	1,244,189
Mark J. Guinan	54.1	48.6	398,462
Carrie Eglinton Manner	-	-	-

37	2023 Proxy Statement

2022 Conclusion

Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2022 were consistent with the objectives of our executive compensation program.

Long-Term Incentive Awards

Introduction

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our stockholders;
•	Provide long-term compensation opportunities consistent with market practice;
•	Incent and reward long-term value creation; and
•	Incent management retention.

To achieve these objectives, we award long-term incentives to our named executive officers annually in the form of equity awards. The following table shows the awards that we issued in 2022; in prior years, characteristics of the award (e.g., relative component mix, vesting) may have been different:

Component	Weight (% of Award Value)	Time Horizon for Value Creation	Vesting	Purpose
Performance Shares	50	3 years	Performance-based 3-year cliff vesting	• Align executives with stockholders • Provide strong links with strategy and operating metrics • Performance-based vesting
RSUs	25	3 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Provide retention incentives • Provide incentives to preserve stock value • Balance long-term incentive package
Stock Options	25	10 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Highlight stock price appreciation as a key indicator of success

The time horizons shown operate in conjunction with, and in addition to, our stock ownership and retention requirements.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, among other factors:

•	The value of similar incentive awards to executive officers in the peer group;
•	The executive’s scope of responsibility and experience, as well as market opportunities that may be available to the executive; and
•	The performance of the Company and the executive, and the executive’s contribution to meeting the Company’s objectives.

The Committee is responsible in its use of equity as long-term incentive compensation and regularly monitors the use of equity compensation for executives and the Company as a whole from a competitive standpoint. The Committee believes that our equity awards, which emphasized performance shares for our named executive officers, reflect a focus on pay for performance and competitive considerations in support of our business strategy. The program also fosters the ownership culture that the Committee seeks to encourage among our employees.

Timing of Equity Awards; Awards Committee

It has been the Committee’s practice to make annual equity grants after we announce our prior year’s earnings. It also has been the Committee’s practice to make equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

2023 Proxy Statement	38

The Awards Committee, created by the Board, consists of one director and has authority to grant certain equity awards under the Employee Plan and to make corrections to awards approved by the Compensation and Leadership Development Committee, to the extent the Awards Committee determines that corrections are necessary or appropriate to carry out the Compensation and Leadership Development Committee’s intentions. At this time, the Awards Committee consists of James E. Davis.

The Awards Committee is authorized to grant the full range of awards that can be issued under the Employee Plan. There are, however, significant limits on awards that the Awards Committee may grant. These include: (i) a prohibition on awards to executive officers; (ii) a prohibition on awards to any individual whose base salary exceeds a threshold amount; (iii) an annual limit on awards granted to any individual; and (iv) an annual limit on aggregate awards granted. It is expected that the Awards Committee will approve awards from time to time as it determines appropriate, and that the awards will be issued for, among other purposes, new hires, promoted employees, employee retention and special recognition awards, including for high-performing employees who generally are not eligible for annual equity awards. The Awards Committee regularly reports to the Compensation and Leadership Development Committee awards granted by, and corrections made by, the Awards Committee. In 2022, 3,589 stock options, 1,130 performance shares, and 24,871 RSUs were granted by the Awards Committee.

Approach to Performance Share Awards

For each year since 2005, the Committee has included an annual grant of performance shares in the long-term incentive awards to certain of our employees, including our executive officers. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. Our performance shares have been generally based on a single three-year performance period and reward financial and operational performance during that period. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. New performance share awards are made each year, and accordingly, participating named executive officers will participate in up to three overlapping performance periods during each year.

For each performance share award, the Committee establishes base-year performance levels, target performance levels and the measurement period. When the Committee is determining the payout under the performance measure, it may adjust items in the Company’s operating results and base-year performance levels using objective criteria (generally under the same categories identified above in the discussion of annual incentive compensation, and for the same reasons). No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of 2 times the target level. Determination of the shares payable pursuant to each award is made after the end of the performance period.

The Committee’s approach to performance shares has been to establish targets that are challenging, yet attainable, and to provide that a maximum payout of 200% of target requires extraordinary performance. The Committee adopted the use of average return on invested capital (“ROIC”) and revenue compound annual growth rate (“CAGR”) as performance share metrics in 2012 and has continued to use these metrics, with relative TSR added as a metric in 2020. ROIC is defined for purposes of performance shares as (i) net operating profit after tax (“NOPAT”) divided by (ii) the sum of average total debt and stockholders’ equity (Invested Capital). In addition to being well supported by our stockholders, the use of ROIC holds management accountable for efficient use of capital and further links executive compensation to value creation.

Since 2012, when we began issuing performance shares with performance metrics based on the Company’s average ROIC and revenue CAGR, it has been the Company’s practice to disclose the performance targets for these measures at the conclusion of the performance period, but not at the inception of the performance period. We believe that disclosure of average ROIC and revenue CAGR performance targets at the inception of a single three-year performance cycle could work to our competitive disadvantage. Our targets are linked to our budget and to forecasts and projections that we, like other companies with which we compete, do not routinely disclose publicly or disclose only in general terms. If we were to disclose these targets, our competitors would gain an informational advantage that could enable competitors to anticipate our strategies and take steps to counter them. In this regard, we note that these performance metrics — average ROIC and revenue CAGR — are absolute, not relative to performance of other companies, and different from other measures that may not be as competitively sensitive. Thus, the Company currently believes that it is in the best interest of its stockholders to continue its practice of disclosing the performance targets relating to average ROIC and revenue CAGR at the conclusion of the performance period, but not at the inception of the performance period. The Company believes that its performance metric based on cumulative COVID-19 revenues has characteristics similar to the performance metrics based on average ROIC and revenue CAGR and thus, it will disclose the performance target for this metric only at the conclusion of the performance period. We believe that these concerns do not apply at this time to our relative TSR

39	2023 Proxy Statement

performance metric. Accordingly, we disclose in our annual proxy statement, in the year of grant, the relative TSR performance metric for our performance share awards.

The following table sets forth the aggregate performance share payouts over the past five years, as compared to target, for the named executive officers then in office. For additional information, Annex B sets forth the payments as compared to target for performance shares for each year since 2005.

Performance Period	Year Paid	Performance Share Payout as Compared to Target (%)
2016 – 18	2019	85
2017 – 19	2020	80
2018 – 20	2021	195
2019 – 21	2022	200
2020 – 22	2023	196

The Committee believes that these results demonstrate that performance share payouts have been sensitive to Company performance.

Determination of February 2019 Performance Shares

In February 2022, the Committee determined payment for performance shares awarded in February 2019. At the time of grant, the Committee established base year performance levels, performance measures, target performance levels and the measurement period. The performance measures were the Company’s revenue CAGR (50% weight) and the Company’s average ROIC (50% weight) during the performance period (calculated in accordance with the plan, subject to adjustment as discussed above). The measurement period was January 1, 2019 to December 31, 2021.

The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Performance Shares Earned (as multiple of target number of shares)	Revenue CAGR (%)	Average Adjusted ROIC (%)
0.25	1.5	N/A
0.5	N/A	9.7
0.75	2.0	N/A
1.00	3.0	10.4
2.00	5.0	10.8

The following table shows the actual performance levels for each of the performance measures during the measurement period, as determined by the Committee. As a result of these performance levels, the number of performance shares earned during the performance period was 200% of target.

	Results (%)	Weighted Payout Factor (%)
Revenue CAGR	12.7	100
Average Adjusted ROIC	14.4	100

The following table shows the 2019 performance shares actually earned by each of the named executive officers.

2019 Performance Shares Earned
James E. Davis	19,856
Sam A. Samad (a)	N/A
Catherine T. Doherty	13,392
Michael E. Prevoznik	11,544
Patrick Plewman	3,510
Former Executive Officers
Stephen H. Rusckowski	70,184
Mark J. Guinan	20,780
Carrie Eglinton Manner	16,162

2023 Proxy Statement	40

(a)	Mr. Samad did not receive a grant of 2019 performance shares; he was not a Company employee at the time of grant.

The table below shows the Company’s adjusted ROIC results for each of the three years during the performance period.

	2019	2020	2021	3 Year Average
ROIC %	10.1	15.3	17.7	14.4

In accordance with the Company’s policy, in determining the Company’s ROIC for purposes of performance shares, NOPAT (i.e., net income attributable to the Company excluding interest expense) for each year in the performance period was adjusted to reflect the same adjustments used to calculate diluted EPS for purposes of the SMIP for the relevant year. Additionally, adjustments were made to remove the effects of significant transactions not contemplated or completed at the time performance measures were set, as follows: Invested Capital was adjusted to eliminate the impact of the 2019 refinancing of the Company’s Senior Notes due January 2020 and Senior Notes due March 2020. The Committee made these adjustments based on the same pre-determined objective criteria, and for the same reasons, as described above in connection with the SMIP.

The adjustments made by the Committee had the effect of increasing ROIC for the performance period. The following table shows the performance levels for each of the performance measures during the period had the adjustments described above not been made.

	Results (%)	Weighted Payout Factor (%)
Revenue CAGR	12.7	100
Average Adjusted ROIC (%)	14.0	100

As a result of these performance levels, the number of performance shares earned during the performance period would have been 200% of target, and the shares earned by each executive officer would have been the same as those actually earned.

2022 Equity Awards

In February 2022, the Committee awarded long-term compensation for 2022 to our Chief Executive Officer and the other named executive officers, resulting in the equity awards shown for them in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards Table” beginning on pages 45 and 47, respectively. The Committee revised the mix of equity awards for our executive officers other than our Chief Executive Officer, to emphasize further awards subject to performance conditions. The Committee determined that awards to our other executive officers, and to the remainder of our most senior employees, would consist of 50% performance shares, 25% options and 25% RSUs, mirroring the mix of awards to our Chief Executive Officer.

We continued to use stock options as a component of our equity awards because they align incentives with stockholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. We also continued to use RSUs as a component of our equity awards because they provide retention incentives under diverse scenarios. RSUs also foster an ownership culture, help motivate employees to perform across business cycles and are aligned with stockholder value creation.

The Committee also approved awards: (i) to our other more senior equity award recipients, consisting of the same mix of awards as those received by our named executive officers; and (ii) to less senior participants in the program, consisting solely of stock options or RSUs. In addition, to increase the reach of the Company’s equity awards program and its benefits, and to enhance the competitiveness of the Company’s compensation program, the Committee expanded the pool of employees receiving equity awards to include director-level employees.

41	2023 Proxy Statement

Due to the uncertain impact of the COVID-19 pandemic on the operating environment, the Committee continued to measure base business revenues and COVID-19 testing revenues separately for purposes of performance shares. The performance measures for the 2022 performance share awards, and the relative weighting of the metrics, are the same as used for the performance shares granted in 2021: the CAGR of the Company’s base business revenue (35% weight), average ROIC (30% weight), relative TSR (measured relative to the companies included in the S&P 500 Healthcare Index) (20% weight), and cumulative COVID-19 revenue (15% weight). These metrics support key tenets of our business strategy. The target performance shares subject to the 2022 performance share awards will be earned over a single three-year period ending December 31, 2024, and will be paid out in shares of the Company’s common stock after the end of the performance period to the extent that the performance level is achieved. Determination of the shares payable pursuant to the 2022 performance share awards will be made after the end of the performance period. The relative TSR performance metric for our 2022 performance shares is set forth in the following table.

Relative TSR*
Greater Than or Equal to 75th Percentile	2 x 20% x Target Performance Shares
Equal to 50th Percentile	1 x 20% x Target Performance Shares
Equal to 25th Percentile	0.5 x 20% x Target Performance Shares
Less Than 25th Percentile	0 x 20% x Target Performance Shares

*The Earnings Multiple for Relative TSR between the percentiles designated in the above table will be interpolated.

Equity Awards for 2022 to Individual Named Executive Officers

As noted in the Executive Summary (see “2022 Compensation Actions,” beginning on page 28), 2022 was a year of significant change and transition in the management of our Company, and the Committee took numerous actions during 2022 to foster the success of that transition. In February 2022, the Committee approved equity awards for our named executive officers. The awards were consistent with the discussion above under the heading “2022 Equity Awards,” and reflected consideration of the factors noted above. Noteworthy aspects of awards to individual named executive officers are set forth below.

●	The award to Mr. Davis increased by approximately 117%, reflecting him becoming CEO-Elect;

●	The awards to Ms. Doherty, Mr. Prevoznik and Mr. Plewman increased by approximately 6%, 8% and 10%, respectively;

●	The award to Mr. Rusckowski increased by approximately 10%.

●	The award to Mr. Guinan was reduced by approximately 50%, reflecting his expected retirement during 2022. This award provided that vesting would accelerate upon his retirement, provided that he successfully transitioned the Chief Financial Officer responsibilities to his successor, as approved by the Chief Executive Officer. His vested 2017 option award received retirement treatment, providing up to a five-year exercise period.

●	In addition to her annual award, Ms. Eglinton Manner received a retention award having a value of $2.0 million. The retention award consisted of 50% RSUs and 50% performance shares, each cliff-vesting three years after the grant date. The performance shares had performance goals related to compound annual growth in revenues associated with the services offerings for which Ms. Eglinton Manner had management responsibility, other than revenues associated with (i) COVID-19 testing and (ii) business acquisitions completed subsequent to January 1, 2022. Ms. Eglinton Manner forfeited her annual award, and her retention award, when she terminated employment in 2022.

In connection with the significant change and transition in the management of our Company during 2022, the Committee also approved the following additional awards to named executive officers in 2022. Except as noted below, these awards have generally the same terms and conditions as the annual awards issued to the named executive officers in February 2022.

●	An award having a grant date value of $5.0 million to Mr. Davis effective November 1, 2022, when he became Chief Executive Officer and President. This award consisted of 60% performance shares and 40% RSUs, and does not include a vesting-upon-retirement feature. The RSUs cliff vest on November 1, 2025.

2023 Proxy Statement	42

●	An annual award having a grant date value of $2.5 million to Mr. Samad when he joined the Company in July 2022.

●	An award in July 2022 of Make-Whole RSUs to Mr. Samad having a grant date value of $1.5 million, intended to compensate him for certain forfeitures incurred in connection with the termination of his employment from his immediately preceding employer and as a sign-on inducement. 50% of the Make-Whole RSUs are scheduled to vest on each of the first and second anniversaries of the grant date.

●	An award having a grant date value of $550,000 to Mr. Plewman in connection with his promotion to Senior Vice President, Diagnostic Services.

2023 Actions

February 2020 Performance Share Payment Determination. In February 2023, the Committee determined payment for performance shares awarded in February 2020. The performance period for those awards ended on December 31, 2022. The performance measures were the Company’s revenue CAGR (50% weight), the Company’s average ROIC (30% weight), and relative TSR (20% weight) (in each case the results associated with each metric were calculated in accordance with the plan, subject to adjustment based on objective criteria as discussed above). The Committee determined that the earnings multiple applicable to these awards during the performance period was 196% of target. Determination of these awards will be discussed in the Compensation Discussion and Analysis included in our 2024 proxy statement.

Changes to Compensation in 2023. In February 2023, the Committee adopted performance measures for the 2023 performance shares. The performance measures for the 2023 performance shares, and the relative weighting of the metrics, are: the CAGR of the Company’s revenues, including COVID-19 revenues (50% weight), average ROIC (30% weight), and relative TSR (measured relative to the companies included in the S&P 500 Healthcare Index) (20% weight). In calculating the revenue CAGR, the Company will exclude COVID-19 revenues from the baseline year (2022) revenues.

Other

Benefits

All eligible employees, including the named executive officers, are entitled to participate in the tax-qualified 401(k) Plan. All employees whose base salary exceeds a required threshold level, including the named executive officers, are entitled to participate in the non-qualified Supplemental Deferred Compensation Plan (“SDCP”). In the 401(k) Plan, participants may defer a portion of their eligible cash compensation up to limits established by law. The purposes of the 401(k) Plan and the SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2022 Nonqualified Deferred Compensation Table” on page 53.

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans and the Employee Stock Purchase Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. In 2022, Mr. Davis and Mr. Rusckowski and their families used Company aircraft for personal travel. Pursuant to aircraft timesharing agreements approved by the Committee, each of Mr. Davis and Mr. Rusckowski must reimburse the Company for its aggregate incremental cost arising out of personal use of Company aircraft after the aggregate incremental cost to the Company of personal use exceeds a threshold amount in a year. During 2022, the Company reimbursed Mr. Davis and Mr. Rusckowski for driver and vehicle costs. Named executive officers also are eligible for executive health physical exams and financial planning services. Named executive officers required to relocate upon hire or due to a change in work location are eligible for relocation benefits. Perquisites provided are disclosed in the “2022 Summary Compensation Table” beginning on page 45.

43	2023 Proxy Statement

Severance

The Company’s Executive Officer Severance Plan (“Severance Plan”) covers the named executive officers. No named executive officer will receive any severance benefits solely as a result of a change in control. For additional information, see “2022 Potential Payments upon Termination or Change in Control” beginning on page 54. We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

Risk Assessment

In August 2022, the Committee reviewed the compensation arrangements for the Company’s employees, including the Company’s executive officers, to assess whether the arrangements, individually or in combination, encourage risk taking that is reasonably likely to have a material adverse effect on the Company. In assessing the risk, the Committee considered plan designs, plan operation, plan controls, oversight and review, and competitive norms. In assessing the risk of plans that apply to our executive officers, the Committee also considered the risk guidelines suggested by the Center on Executive Compensation. The Committee concluded that the compensation arrangements for the Company’s employees, including the arrangements for the Company’s executive officers, do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Factors supporting this conclusion include the following: (i) by utilizing a variety of performance metrics in our incentive programs, we discourage excessive risk taking by removing the incentive to focus on a single performance goal to the detriment of the Company’s overall performance; (ii) under both the SMIP and our performance shares, payouts are capped at a maximum level, thereby reducing the risk that executives might be motivated to take excessive risk in order to attain excessively high performance in order to maximize payouts; (iii) we maintain a balance between short-term and long-term incentives; (iv) we maintain stock ownership and retention guidelines that are designed to incentivize our management team to focus on the Company’s long-term sustainable growth; (v) we maintain a clawback policy, discussed in “Clawback Policy” on page 50, designed to prevent misconduct relative to financial reporting; and (vi) the Committee discusses risk in connection with compensation for which it is responsible.

Share Ownership and Retention Guidelines

Since 2005 we have maintained common stock ownership and retention guidelines. Executives have five years from the time that they become executive officers to meet the ownership requirements. Our current guidelines are set forth in the following table.

Employee	Minimum Shareholding Requirement (X times base salary)
CEO	6X
Other Executive Officers	4X
Other executive leadership	3X or 1X, depending upon position

We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the employee’s base salary as of the first business day in April. For purposes of determining whether an employee has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options or unvested performance shares.

Under the guidelines, an employee’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 75% of net shares received from vesting of RSUs and performance shares and from the exercise of stock options, until they achieve their minimum shareholding requirement. As of April 1, 2023, each of our currently employed named executive officers is compliant with the guidelines.

The Committee periodically reviews these guidelines and may adjust them. Under our policy, if a named executive officer satisfies the minimum share ownership requirements in our guidelines, the Committee monitors future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjusts the minimum share ownership requirements or adds retention requirements.

Policies Regarding Hedging or Pledging our Common Stock

Our directors and executive officers are prohibited from hedging the economic risk of owning our Common Stock. For

2023 Proxy Statement	44

information regarding our policies relating to directors, executive officers and other employees hedging or pledging the Company’s common stock, see “Policies Regarding Hedging and Pledging our Common Stock; Window Periods” on page 19.

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation and Leadership Development Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2022.

Compensation and Leadership Development Committee

Vicky B. Gregg, Chair

Denise M. Morrison
Timothy M. Ring

2022 Summary Compensation Table

This table summarizes the compensation for 2022 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)(1, 2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2, 5)	All Other Compensation ($)(6)	Total ($)
James E. Davis Chairman, Chief Executive Officer and President (7)	2022	805,769	-	8,542,446	1,249,946	1,082,853	202,012	11,883,027
	2021	625,385	-	1,567,373	689,871	816,690	72,022	3,771,341
	2020	577,231	-	1,569,547	690,012	815,050	42,866	3,694,706
Sam A. Samad Executive Vice President and Chief Financial Officer (7)	2022	300,000	1,200,000	3,330,906	624,865	725,693	87,518	6,268,982

Catherine T. Doherty Senior Vice President, Regional Businesses	2022	594,231	-	1,234,571	424,854	580,500	39,154	2,873,309
	2021	575,000	-	1,090,337	479,939	625,744	40,563	2,811,583
Michael E. Prevoznik Senior Vice President and General Counsel	2022	535,000	-	1,016,786	349,798	487,796	53,920	2,443,300

Patrick Plewman Senior Vice President, Diagnostic Services (7)	2022	512,104	-	728,227	249,758	441,276	48,579	1,979,943
Former Executive Officers
Stephen H. Rusckowski Former Chairman, Chief Executive Officer and President	2022	1,278,846	-	8,350,579	2,874,884	2,856,686	317,168	15,678,164
	2021	1,238,462	-	7,631,057	2,624,978	2,695,511	367,810	14,557,818
	2020	1,107,692	-	7,279,883	2,500,020	3,000,000	194,013	14,081,608
Mark J. Guinan Former Executive Vice President and Chief Financial Officer (7)	2022	398,462	-	835,070	801,102	444,862	61,913	2,541,409
	2021	643,077	-	1,567,373	689,871	839,794	77,448	3,817,563
	2020	591,385	-	1,569,547	690,012	905,883	46,597	3,803,424
Carrie Eglinton Manner Former Senior Vice President, Advanced and General Diagnostics and Clinical Solutions (7)	2022	270,673	-	3,392,590	499,910	-	48,358	4,211,531
	2021	600,000	-	1,362,859	599,962	696,480	65,375	3,324,676
	2020	566,538	-	1,364,907	600,011	707,493	40,032	3,278,981

45	2023 Proxy Statement

(1)	Includes amounts deferred by named executive officers into the 401(k) Plan and the SDCP (see “2022 Nonqualified Deferred Compensation Table” on page 53).

(2)	Salary and non-equity incentive plan compensation paid for 2020 reflect the program of shared sacrifice in effect in 2020, pursuant to which our CEO and our other named executive officers had reduced salaries for a 12-week period. 2020 annual incentive compensation for our CEO and our other named executive officers was determined and paid on the basis of their compensation as reduced by the temporary salary reductions.

(3)	Represents the aggregate grant date fair value, based on the valuation methodology (including assumptions) set forth in footnote 18 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2022, of the performance share awards and RSUs granted. Performance share awards are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column for 2022 would be Mr. Davis, $13,834,869; Mr. Samad, $4,536,652; Ms. Doherty, $2,044,073; Mr. Prevoznik, $1,683,478; Mr. Plewman, $1,206,392; Mr. Rusckowski, $13,826,069; Mr. Guinan, $1,382,631; and Ms. Eglinton Manner, $5,285,051.

(4)	Represents the aggregate grant date fair values of the awards, based on the valuation methodology (including assumptions) set forth in footnote 18 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2022. For Mr. Guinan, in 2022 also includes the incremental fair value resulting from the application of retirement treatment to fully vested stock options granted to him in 2017.

(5)	Represents payments of non-equity incentive plan compensation under the SMIP in respect of the year earned and includes amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 24 for further information regarding the performance measures.

(6)	All other compensation for 2022 consists of the following for the current named executive officers:

	Davis ($)	Samad ($)	Doherty ($)	Prevoznik ($)	Plewman ($)
Matching contributions under the 401(k) Plan	15,250	-	14,971	15,250	15,250
Matching credits under SDCP	65,873	-	24,183	38,670	28,658
Personal ground transportation	12,612(a)	-	-	-	-
Use of company aircraft	32,631(b)	-	-	-	-
Executive physical	4,640	-	-	-	-
Relocation	62,568	87,518	-	-	-
Tax and Financial Planning	8,438	-	-	-	4,671
Totals	202,012	87,518	39,154	53,920	48,579

(a)	Includes the following expenses (determined as a percentage of the total use of the vehicle) attributable to Mr. Davis’s personal use of a company-provided vehicle: (i) the vehicle lease cost; (ii) the invoiced expenses of the vehicle’s driver, including tolls; (iii) invoiced vehicle fuel, insurance, repair and maintenance costs; and (iv) rental car costs.

(b)	Mr. Davis and his family use Company-provided aircraft for personal travel. The Compensation and Leadership Development Committee has adopted a policy regarding personal use of the corporate aircraft by our Chief Executive Officer. In connection with the policy, Mr. Davis entered into a time-sharing agreement with the Company under which he reimburses the Company for its aggregate incremental costs related to his personal use of Company aircraft and a Company-provided vehicle above $175,000. The amount shown in the chart is the incremental cost to the Company of personal use of the corporate aircraft. Incremental costs are based on the variable costs that the Company incurred: operating cost per flight hour, including fuel, lubricants and maintenance; landing and parking fees; crew expenses; and small supplies and catering. This excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer.

2023 Proxy Statement	46

All other compensation for 2022 consists of the following for the former named executive officers:

	Rusckowski ($)	Guinan ($)	Eglinton Manner ($)
Matching contributions under the 401(k) Plan	15,250	15,250	15,250
Matching credits under SDCP	131,545	46,663	33,108
Personal ground transportation	70,373(c)
Use of company aircraft	100,000(d)
Executive physical
Financial Planning
Totals	317,168	61,913	48,358

(c)	Includes the following expenses (determined as a percentage of the total use of the vehicle) attributable to Mr. Rusckowski’s personal use of a company-provided vehicle: (i) the vehicle lease cost; (ii) the invoiced expenses of the vehicle’s driver, including tolls; (iii) invoiced vehicle fuel, insurance, repair and maintenance costs; and (iv) rental car costs.

(d)	The Company had a security plan approved by the Compensation and Leadership Development Committee for Mr. Rusckowski; Mr. Rusckowski and his family used Company-provided aircraft for personal travel. The Compensation and Leadership Development Committee has adopted a policy regarding personal use of the corporate aircraft by our Chief Executive Officer. In connection with the policy, Mr. Rusckowski entered into a time-sharing agreement with the Company under which he reimbursed the Company for its aggregate incremental costs related to his personal use of Company aircraft above $100,000. The amount shown in the chart is the incremental cost to the Company of personal use of the corporate aircraft. Incremental costs are based on the variable costs that the Company incurred: operating cost per flight hour, including fuel, lubricants and maintenance; landing and parking fees; crew expenses; and small supplies and catering. This excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft.

(7)	Mr. Davis’ 2022 compensation includes the annual equity awards issued to him in February 2022 in connection with him becoming CEO Elect and on November 1, 2022 in connection with becoming CEO and President. Mr. Samad’s 2022 compensation includes his annual equity awards granted to him when he joined the Company. In addition, to compensate Mr. Samad for certain forfeitures incurred in connection with the termination of his employment from his immediately preceding employer and as a sign-on inducement, the Company agreed that Mr. Samad’s annual incentive award for 2022 would be paid based on his annualized base salary, rather than his salary earned at the Company during 2022, and approved for Mr. Samad: (i) a lump-sum cash payment of $1,200,000 (refundable if he voluntarily terminates employment or if the Company terminates his employment for willful misconduct, in each case at any time prior to the second anniversary of his start date); and (ii) RSUs with a value of $1,500,000 (these RSUs are scheduled to vest 50% on each of the first and second anniversaries of the grant date). Mr. Plewman’s 2022 compensation includes the equity awards issued to him in February 2022 and April 2022. Mr. Guinan’s 2022 compensation reflects his retirement in 2022 after transitioning his responsibilities to Mr. Samad. Ms. Eglinton Manner’s 2022 compensation reflects the regular equity award and the retention equity award that she received in February 2022. Ms. Eglinton Manner forfeited both awards when she terminated employment later in 2022. Ms. Eglinton Manner was not entitled to annual incentive compensation for 2022. For additional information regarding transition awards, see “Key Terms of Equity Awards Granted in 2022 – Transition Awards” beginning on page 49.

2022 Grants of Plan-Based Awards Table

This table provides information about plan-based awards granted in 2022.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)
Davis	2/24/2022	218,229	872,917	1,745,834	731	19,504	39,008				129.51	2,380,658
	2/24/2022								47,529	127.73	129.51	1,249,946
	2/24/2022							9,787			129.51	1,250,045
	11/1/2022				752	20,059	40,118				142.78	2,911,764
	11/1/2022							13,980			142.78	1,999,979

47	2023 Proxy Statement

Samad	7/11/2022	146,250	585,000	1,170,000	333	8,871	17,742				135.97	1,205,746
	7/11/2022								19,658	135.59	135.97	624,865
	7/11/2022							4,610			135.97	625,047
	7/11/2022							11,064			135.97	1,500,112
Doherty	2/24/2022	111,419	445,673	891,346	249	6,632	13,264				129.51	809,502
	2/24/2022								16,155	127.73	129.51	424,854
	2/24/2022							3,328			129.51	425,069
Prevoznik	2/24/2022	93,625	374,500	749,000	205	5,462	10,924				129.51	666,692
	2/24/2022								13,301	127.73	129.51	349,798
	2/24/2022							2,741			129.51	350,094
Plewman	2/24/2022	83,218	332,870	665,739	66	1,756	3,512				129.51	214,337
	2/24/2022								4,274	127.73	129.51	112,400
	2/24/2022							881			129.51	112,526
	3/21/2022				70	1,869	3,738				143.85	263,828
	3/21/2022								4,313	144.47	143.85	137,357
	3/21/2022							952			143.85	137,535
Former Executive Officers
Rusckowski	2/24/2022 2/24/2022 2/24/2022	479,568	1,918,269	3,836,538	1,682	44,859	89,718				129.51	5,475,490
									109,317	127.73	129.51	2,874,884
								22,510			129.51	2,875,090
Guinan	2/24/2022	89,654	358,615	717,231	168	4,486	8,972				129.51	547,561
	2/24/2022								10,932	127.73	129.51	287,496
	2/24/2022							2,251			129.51	287,509
	7/29/2022											513,606	(7)
Eglinton Manner	2/24/2022	54,135	216,538	433,077	293	7,802	15,604				129.51	952,312
	2/24/2022				1,958	7,830	15,660				129.51	940,148
	2/24/2022								19,009	127.73	129.51	499,910
	2/24/2022							3,915			129.51	500,043
	2/24/2022							7,830			129.51	1,000,087

(1)	Represents the threshold, target, and maximum awards set for the 2022 SMIP. The actual amount of the non-equity plan awards paid is included in the “2022 Summary Compensation Table” beginning on page 45 under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Represents threshold, target, and maximum awards for performance shares granted in 2022; for threshold, assumes that only the minimum performance required for payout is achieved for the COVID-19 testing revenue metric, except that this assumption does not apply with respect to Ms. Eglinton Manner’s retention award, which did not have a COVID-19 revenue metric. The performance period for the performance shares granted during 2022 ends December 31, 2024. Dividends are not payable on performance shares. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 24.

(3)	Represents the number of RSUs granted in 2022.

(4)	Represents the number of options granted in 2022.

(5)	The exercise price is the average of the high and low sales price on the date of grant.

(6)	Represents the grant date fair market value of each award as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.”

(7)	Represents the incremental fair value resulting from the application of retirement treatment to fully vested stock options granted to Mr. Guinan in 2017.

(8)	As a result of her resignation, Ms. Eglinton Manner forfeited the amounts listed under the headings “Estimated Future Payouts Under Non-Equity Incentive Plan Awards,” “Estimated Future Payouts under Equity Incentive Plan Awards,” “All Other Stock Awards” and “All Other Option Awards.”

Additional Information Regarding 2022 Summary Compensation and Grants of Plan-Based Awards Tables

Please see “Compensation Discussion and Analysis,” beginning on page 24, for additional information regarding: (i) the material terms of targets noted in the 2022 Summary Compensation Table; (ii) the amount of salary and bonus in

2023 Proxy Statement	48

proportion to total compensation; and (iii) our share ownership and retention guidelines. No named executive officer participates in a Company-sponsored tax-qualified defined benefit plan or non-qualified supplemental defined benefit plan.

Key Terms of Equity Awards Granted in 2022.

Annual Equity Awards. Performance shares, options and RSUs were awarded to the named executive officers (other than Mr. Samad) in February 2022 and to Mr. Samad in July 2022 in connection with his undertaking the Chief Financial Officer role. Each option generally has a term of ten years, subject to earlier expiration upon termination of employment. Options and RSUs generally vest ratably over a three-year period and performance shares generally vest on February 24, 2025. Dividend equivalents are payable on the RSUs in the same amounts, if any, as dividends are paid on the Company’s outstanding shares of common stock. We do not pay dividend equivalents on performance shares. After RSUs and performance shares have vested and settled by the delivery of shares of common stock, those shares receive dividends on the same basis as all other outstanding shares of the Company’s common stock.

In general, any awards of options, RSUs or performance shares that have not vested as of the date of an employee’s termination of employment are cancelled. In the event of termination due to death, disability or retirement, however, awards vest in full (provided that the retirement occurs after the one-year anniversary of the grant date). In the case of retirement, vested stock options remain exercisable for up to five years following retirement. In the event of involuntary termination without “cause” or as a result of a divestiture, the employee will vest in a pro rata number of performance shares based on the number of months in the performance period that have lapsed from the grant date to the termination date. Performance shares that vest in connection with termination of employment remain nevertheless subject to the earn-out requirements based on Company performance during the performance period ending December 31, 2024 and are paid only at the end of the three-year performance period and only to the extent that the performance conditions have been satisfied. Retirement means the voluntary cessation of employment by the employee upon the attainment of age sixty (60) and the completion of not less than five (5) years of service with the Company; provided, however, that there is no basis for the Company to terminate the employment of the Employee for “cause” at the time of the employee’s voluntary cessation of employment. The definition of “cause” is provided under “2022 Potential Payments upon Termination or Change in Control” beginning on page 54).

In addition, the awards vest on an accelerated basis following a “change in control” only if, within two years after the change in control, the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (the definition of “good reason” is provided under “2022 Potential Payments upon Termination or Change in Control” beginning on page 54), or if the surviving entity in the change in control does not agree to assume the awards or grant substitute awards that present similar economic opportunity. A “change in control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)	the Company consummates any of the following transactions that are required to be approved by stockholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

Transition Awards.

2022 was a year of significant transition in the management of our Company. The Committee took numerous actions during 2022 to foster the success of that transition, including approving the equity awards discussed below. Except as noted below, these awards have generally the same terms and conditions as the annual awards issued to the named executive officers in 2022.

Mr. Davis. Mr. Davis received an award of performance shares and RSUs having a grant date value of $5.0 million effective November 1, 2022, when he became Chief Executive Officer and President. This award consisted of 60% performance shares and 40% RSUs, and does not include a vesting-upon-retirement feature. The RSUs cliff vest on November 1, 2025.

Mr. Samad. Mr. Samad received an award of RSUs having a grant date value of $1.5 million to compensate him for certain forfeitures incurred in connection with the termination of his employment from his immediately preceding employer

49	2023 Proxy Statement

and as a sign-on inducement. 50% of these RSUs are scheduled to vest on each of the first and second anniversaries of the grant date.

Mr. Plewman. Mr. Plewman received an additional equity award having a grant date value of $550,000 in April 2022 in connection with his promotion to Senior Vice President, Diagnostic Services.

Mr. Guinan. Reflecting his expected retirement during 2022, Mr. Guinan’s 2022 award provided that it would vest upon his retirement, without regard to a need for one year of service after the grant date, provided that he successfully transitioned the Chief Financial Officer responsibilities to his successor. Mr. Guinan also received retirement treatment with respect to his fully vested 2017 stock options.

Ms. Eglinton Manner. In addition to her annual award, Ms. Eglinton Manner received a retention award having a grant date value of $2.0 million. The retention award consisted of 50% RSUs and 50% performance shares, each cliff-vesting three years after the grant date. The performance shares had performance goals related to compound annual growth in revenues associated with the services offerings for which Ms. Eglinton Manner had management responsibility, other than revenues associated with (i) COVID-19 testing and (ii) business acquisitions completed subsequent to January 1, 2022. Ms. Eglinton Manner forfeited this award when she terminated employment in 2022.

Clawback Policy. We maintain an Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Plan. Under the policy, incentive compensation (including without limitation cash and equity awards (whether vested or unvested)) is subject to recoupment and recovery by the Company, including after an award has been settled or paid, if a performance measure considered by the Compensation and Leadership Development Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Compensation and Leadership Development Committee. Thus, for example, if supervisory personnel were to engage in gross negligence or intentional misconduct, the policy would apply.

Employment Agreement

Mr. Rusckowski entered into an employment letter agreement with the Company on April 9, 2012 in connection with his appointment as CEO and President. As amended, the employment agreement provided that its term was automatically extended for successive additional one-year periods unless at least six months prior to the end of any applicable one-year extended term, either party shall have notified the other in writing that the agreement will expire on the last day thereof. The employment agreement provided for:

•	an annual base salary, subject to annual review by the Board (or a committee thereof);

•	participation in the SMIP, with a target amount of 130% of his annual base salary;

•	eligibility for annual long-term incentive awards;

•	participation in the employee benefit programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, a 401(k) plan and a flexible spending plan;

•	application of the Company’s share ownership and retention guidelines to Mr. Rusckowski;

•	reimbursement for the cost of a personal driver for business purposes (including transportation between Mr. Rusckowski’s personal residence and the Company’s offices);

•	Mr. Rusckowski’s participation in the Severance Plan as a Schedule A participant. In addition, pursuant to his employment agreement, Mr. Rusckowski was entitled to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance in this case would include a pro rata bonus, based on actual performance, for his termination year. See “2022 Potential Payments upon Termination or Change in Control” beginning on page 54; and

•	Mr. Rusckowski’s nomination for election to the Board.

2023 Proxy Statement	50

Mr. Rusckowski’s employment agreement also provided that his performance-based and incentive-based compensation was subject to clawback by the Company pursuant to any Company corporate governance guidelines or policies, each as in effect from time to time. Mr. Rusckowski’s employment agreement terminated December 31, 2022.

Mr. Rusckowski also entered into the Company’s standard restrictive covenant agreement, which includes a covenant not to compete with the Company and not to solicit the Company’s employees or customers for a period of one year following the termination of his employment.

Outstanding Equity Awards at 2022 Fiscal Year-End

This table provides information regarding stock option and unvested stock awards held at December 31, 2022.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Davis	2/21/2017	55,093	-	$95.80	2/21/2027
	2/19/2018	48,555	-	$103.57	2/19/2028
	2/18/2019	60,450	-	$86.63	2/18/2029
	2/18/2020	26,746	13,374	$112.17	2/18/2030	17,255	2,699,372
	2/17/2021	10,591	21,183	$121.81	2/17/2031	3,777	590,874	7,218	(3)	1,129,184
	2/24/2022	-	47,529	$127.73	2/24/2032	9,787	1,531,078	19,504	(4)	3,051,206
	11/1/2022					13,980	2,187,031	20,059	(4)	3,138,030
Samad	7/11/2022	-	19,658	$135.59	7/11/2032	15,674	2,452,041	8,871	(4)	1,387,779
Doherty	2/19/2018	33,103	-	$103.57	2/19/2028
	2/18/2020	17,443	8,722	$112.17	2/18/2030	11,255	1,760,732
	2/17/2021	7,368	14,737	$121.81	2/17/2031	2,628	411,124	5,021	(3)	785,485
	2/24/2022	-	16,155	$127.73	2/24/2032	3,328	520,632	6,632	(4)	1,037,510
Prevoznik	2/21/2017	32,551	-	$95.80	2/21/2027
	2/19/2018	28,690	-	$103.57	2/19/2028
	2/18/2019	35,146	-	$86.63	2/18/2029
	2/18/2020	15,118	7,559	$112.17	2/18/2030	9,754	1,525,916
	2/17/2021	5,986	11,972	$121.81	2/17/2031	2,135	333,999	4,080	(3)	638,275
	2/24/2022	-	13,301	$127.73	2/24/2032	2,741	428,802	5,462	(4)	854,475
Plewman	2/18/2019	3,560	-	$86.63	2/18/2029
	2/18/2020	2,266	2,266	$112.17	2/18/2030	2,927	457,900
	2/17/2021	1,887	3,775	$121.81	2/17/2031	674	105,441	1,287	(3)	201,338
	2/24/2022	-	4,274	$127.73	2/24/2032	881	137,824	1,756	(4)	274,709
	3/21/2022	-	4,313	$144.47	3/21/2032	952	148,931	1,869	(4)	292,386
Former Executive Officers (6)
Rusckowski	2/18/2020 2/17/2021 2/24/2022	96,607	48,454	$112.17	2/18/2030	90,601	14,089,143
		40,300	80,601	$121.81	2/17/2031	14,638	2,247,730	41,185	(3)	6,442,981
		-	109,317	$127.73	2/23/2032	22,510	3,521,464	44,859	(4)	7,017,742
Guinan	2/21/2017	57,606	-	$95.80	2/21/2027
	2/19/2018	50,764	-	$103.57	7/29/2027
	2/18/2019	63,259	-	$86.63	7/29/2027
	2/18/2020	40,120	-	$112.17	7/29/2027	17,255	2,699,372
	2/17/2021	31,774	-	$121.81	7/29/2027	3,777	590,874	7,218	(3)	1,129,184
	2/24/2022	10,932	-	$127.73	7/29/2027	2,251	352,146	4,486	(4)	701,790

51	2023 Proxy Statement

(1)	Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following termination of employment. The consequences for option awards issued beginning in 2020 of events such as termination of employment are described under “Key Terms of Equity Awards Granted in 2022” beginning on page 49.

(2)	Represents RSUs awarded in 2022, 2021 and 2020. RSUs generally vest in three equal installments on the first three anniversaries of the grant date. The consequences for on RSU awards of events such as termination of employment are described under “Key Terms of Equity Awards Granted in 2022” beginning on page 49.

The grant date February 18, 2020 also includes performance shares awarded in 2020 and earned based on the performance period that began January 1, 2020 and ended on December 31, 2022. The number of shares issuable pursuant to the awards was determined in February 2023 and was subject to service-based vesting through February 18, 2023. The performance shares earned by each named executive officer were as follows: Mr. Davis—15,204 shares; Ms. Doherty 9,917 shares; Mr. Prevoznik, 8,595 shares; Mr. Plewman, 2,579 shares; Mr. Rusckowski 82,631 shares; Mr. Guinan—15,204 shares; Ms. Eglinton Manner—0 shares. Mr. Samad did not receive performance shares awarded in 2020.

(3)	Represents target performance shares awarded in 2021. The performance period began on January 1, 2021 and ends on December 31, 2023. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(4)	Represents target performance shares awarded in 2022. The performance period began on January 1, 2022 and ends on December 31, 2024. If the performance goals are met, awards are paid in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 24.

(5)	Represents fair market value of shares using the closing price on December 30, 2022 of $156.44.

(6)	Ms. Eglinton Manner had no equity awards outstanding at December 31, 2022.

2022 Option Exercises and Stock Vested Table

This table provides information regarding stock option exercises during 2022, including the number of shares of common stock acquired upon exercise and the aggregate amount realized on each exercise. The table also provides information regarding RSUs that vested and were paid during 2022 and performance share awards that were earned based on the performance period ending on December 31, 2021 and were determined and paid during 2022, including the number of shares awarded and the value realized as of February 18, 2022 (the vesting date).

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)

Davis	N/A	N/A	6,421	(1)	835,572	(1)
			19,856	(2)	2,583,067	(2)
			26,277	(3)	3,418,639	(3)
Samad	N/A	N/A	N/A		N/A
Doherty	40,765	2,549,790	4,324	(1)	562,693	(1)
			13,392	(2)	1,742,165	(2)
			17,716	(3)	2,304,858	(3)
Prevoznik	50,604	3,717,304	3,669	(1)	477,450	(1)
			11,544	(2)	1,501,759	(2)
			15,213	(3)	1,979,209	(3)
Plewman	N/A	N/A	1,123	(1)	146,138	(1)
			3,510	(2)	456,616	(2)
			4,633	(3)	602,754	(3)
Former Executive Officers
Rusckowski	384,765	17,706,468	23,385	(1)	3,043,160	(1)
			70,184	(2)	9,130,237	(2)
			93,569	(3)	12,173,397	(3)
Guinan	N/A	N/A	6,537	(1)	850,663	(1)
			20,780	(2)	2,703,270	(2)
			27,317	(3)	3,553,933	(3)
Eglinton Manner	157,857	5,161,153	5,446	(1)	708,700	(1)
			16,162	(2)	2,102,515	(2)
			21,608	(3)	2,811,215	(3)

2023 Proxy Statement	52

(1)	RSUs that vested and were paid during 2022.

(2)	Performance share awards that were earned based on the performance period ending on December 31, 2021 and were determined and paid during 2022.

(3)	Total of (1) and (2).

2022 Nonqualified Deferred Compensation Table

This table provides information regarding participation by the named executive officers in the SDCP, the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP. Under the SDCP, participants may defer up to 50% of their regular salary in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 5% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name	Executive Contributions in 2022 ($)(1)	Registrant Contributions in 2022 ($)(2)	Aggregate Earnings in 2022(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/22 ($)(4)
Davis	373,950	65,873	(377,771)	-	2,799,268
Samad	-	-	-	-	-
Doherty	96,731	24,183	(608,269)	-	3,192,521
Prevoznik	38,670	38,670	(742,089)	-	4,743,405
Plewman	28,658	28,658	(65,952)	-	343,209
Former Executive Officers
Rusckowski	2,499,351	131,545	(3,160,432)	-	17,961,072
Guinan	46,663	46,663	(158,128)	-	850,225
Eglinton Manner	33,108	33,108	(73,839)	(94,494)	252,063

(1)	Amounts deferred at the election of the named executive officer. These amounts are included in the “2022 Summary Compensation Table” beginning on page 45 in 2022 salary and 2022 non-equity incentive plan compensation (payable in 2022).

(2)	Company matching credits. These amounts may differ from those shown in the column “All Other Compensation” in the “2022 Summary Compensation Table” beginning on page 45 due to timing differences.

(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2022 Summary Compensation Table.”

53	2023 Proxy Statement

(4)	All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

2022 Potential Payments Upon Termination or Change in Control

During 2022, the Severance Plan covered all named executive officers. The Severance Plan provides severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (1) prior to a “change in control” by the Company other than for “cause” and (2) after a “change in control” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one time, rather than two times, annual base salary plus the annual target award of variable compensation. As of December 31, 2022, each of Mr. Rusckowski, Mr. Davis and Mr. Prevoznik was a Schedule A participant and, each of Mr. Samad, Ms. Doherty and Mr. Plewman was a Schedule B participant in the Severance Plan. Each of Mr. Guinan and Ms. Eglinton Manner was also a Schedule B participant in the Severance Plan; neither qualified for benefits under the Severance Plan in connection with their departures from the Company.

The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following a qualifying termination. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) Plan and the SDCP on behalf of the executive officer during the year preceding termination.

Executive officers are not entitled to cash severance benefits on a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change in control.” If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment based on the target incentive award for the year of termination. There is no enhancement to the medical and life insurance coverage and 401(K) plan and SDCP benefits described above for terminations not in connection with a “change in control.” For the treatment of stock options, RSUs and performance share grants upon an executive officer’s termination of employment with rights to receive severance or on a change in control, see “Key Terms of Equity Awards Granted in 2022” beginning on page 49.

The Severance Plan uses the following defined terms:

•	“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony or (6) being found liable in any SEC or other civil or criminal securities law action.

•	“Good reason” generally includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) a relocation more than 50 miles from the executive officer’s original location that increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

“Change in control” is defined for purposes of the Severance Plan in a manner that is substantially identical to the definition used for purposes of our equity awards (see “Key Terms of Equity Awards Granted in 2022” beginning on page 49).

2023 Proxy Statement	54

Under the Severance Plan, the named executive officers are not entitled to any severance benefits on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” However, in addition to his benefits under the Severance Plan, Mr. Rusckowski was entitled, pursuant to his employment agreement, to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance upon a “qualifying termination” will include a pro rata bonus, based on actual performance, for his termination year.

The following table provides information regarding the potential payments that would become payable to each named executive officer that remained an employee on December 31, 2022 on an involuntary termination not for “cause” and not in connection with a “change in control.” In calculating the value of accelerated vesting of equity awards, the table assumes the closing price of the Company’s common stock as of December 31, 2022, which was $156.44.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Performance Shares ($)(2)	Total ($)(3)
Davis	5,500,000	4,008,306	9,668,306
Samad	1,235,000	223,866	1,498,866
Doherty	1,050,000	2,233,650	3,383,650
Prevoznik	1,819,000	1,897,461	3,846,461
Plewman	892,500	655,640	1,648,140
Former Executive Officers
Rusckowski (4)	6,437,500	18,095,571	24,783,071

(1)	Represents two times or one time (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly situated executives.

(2)	Represents the value of performance shares that would have vested if the executive had terminated employment on December 31, 2022 (determined based on the number of months in the performance period). For awards granted in 2020, value is based upon actual performance for the performance period ended December 31, 2022. For awards granted in 2021 and 2022, value is based upon target performance.

(3)	Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: Mr. Davis, $160,000; Mr. Samad, $40,000; Ms. Doherty, $100,000; Mr. Prevoznik, $130,000; Mr. Plewman, $100,000; and Mr. Rusckowski, $250,000.

(4)	Amounts shown also would have been payable to Mr. Rusckowski pursuant to his employment agreement if he terminates employment for “good reason” prior to a “change in control.” Excludes annual incentive compensation payable in respect of 2022 but unpaid as of December 31, 2022 (the amount of the annual incentive compensation for 2022 is set forth in the “2022 Summary Compensation Table” beginning on page 45).

Mr. Guinan vested in his 2022 equity award upon in his retirement in July 2022 and his vested 2017 stock option award received retirement treatment. Pursuant to the terms of the SMIP, Mr. Guinan received a prorated annual incentive award for 2022. Ms. Eglinton Manner was not entitled to any payments or other benefit upon departure from the Company in June 2022.

This table provides information regarding the potential payments that would become payable to each named executive officer that remained an employee on December 31, 2022 on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2022 termination date and the closing price of the Company’s common stock as of December 30, 2022, which was $156.44.

55	2023 Proxy Statement

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of RSUs ($)(4)	Total ($)(5, 6)
Davis	8,250,000	2,690,535	12,907,082	4,629,842	28,637,459
Samad	2,470,000	409,968	1,880,565	2,452,041	7,252,573
Doherty	2,100,000	1,360,430	4,447,433	1,141,073	9,148,936
Prevoznik	2,728,500	1,131,225	3,713,416	944,115	8,647,257
Plewman	1,785,000	405,417	1,554,075	446,636	4,291,129
Former Executive Officers
Rusckowski	9,656,250	8,075,712	34,658,187	6,931,544	59,571,692

(1)	Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2022 but unpaid as of December 31, 2022 (the amount of the annual incentive compensation for 2022 is set forth in the “2022 Summary Compensation Table” beginning on page 45).

(2)	Represents the value of accelerated “in the money” stock options.

(3)	Represents the value of accelerated performance shares. Performance shares for the performance period ended December 31, 2022 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2022 represent the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2022 and (ii) the target number of performance shares.

(4)	Represents the value of accelerated RSUs.

(5)	Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: The value was: Mr. Davis, $160,000; Mr. Samad, $40,000; Ms. Doherty, $100,000; Mr. Prevoznik, $130,000; Mr. Plewman, $100,000; and Mr. Rusckowski, $250,000.

(6)	Amounts payable under the Severance Plan upon termination of employment following a change in control are subject to reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on the executive, pursuant to Sections 280G and 4999 of the Internal Revenue Code, respectively. The cutback would reduce severance and other benefits to the maximum amount that could be paid without exceeding the Section 280G threshold and will apply if the net after-tax amount received by the executive exceeds the net after-tax amount the executive would receive if the full benefits were paid and the excise tax imposed. Amounts shown in the table do not reflect the impact of the potential cutback.

If the employment of a named executive officer had terminated by reason of death, disability or retirement on December 31, 2022, the executive would have been entitled to accelerated vesting of stock options and RSUs in the same amounts (or in the case of retirement, a lesser amount than) shown in the foregoing table, and with respect to stock options, an extended exercise period of up to five years from the date of retirement. In addition, assuming that performance shares earned are the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2022 and (ii) the target number of performance shares, the executive would have been entitled to accelerated vesting of performance shares in the same amount (or in the case of retirement, a lesser amount) shown in the table. Among our currently employed named executive officers, each of Mr. Davis, Ms. Doherty and Mr. Prevoznik would currently be eligible to receive retirement treatment in the event of her or his retirement (so long as there is no for “cause” basis for termination at such time).

The named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees. In the case of any termination (other than for termination for cause), named executive officers are entitled to exercise vested stock options and to receive vested and earned RSUs and performance shares. For the consequences of termination of employment on vesting of equity awards, see “Key Terms of Equity Awards Granted in 2022” beginning on page 49. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) Plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2022 Nonqualified Deferred Compensation Table” on page 53.

2023 Proxy Statement	56

Pay Ratio

Under SEC rules, we are required to disclose the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO), as well as the ratio of this amount to the annual total compensation paid to our CEO. This ratio is an estimate calculated in accordance with SEC rules, which allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions based on their compensation practices. Therefore, the ratio reported by other companies may not be comparable to the ratio we report.

For 2022, the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO) was $63,854, and the annual total compensation of our CEO was $11,903,795, including, in each case, the cost of Company-paid broad-based benefits, including 401(k) and health, disability and life insurance. Therefore, our median identified employee to CEO pay ratio was estimated to be approximately 1 to 186.

In identifying the 2022 median employee, we used December 31, 2022 as our determination date and focused on our employee population as of that date. We considered the compensation of 46,942 individuals; this excluded approximately 150 employees who worked at Pack Health, and approximately 44 employees of the outreach testing business of Summa Health, each of which we acquired in 2022. Applying the 5% “De Minimis Exemption” permitted under SEC rules, we also excluded workers, representing approximately 2% of our 2022 workforce, located in the following countries (with the number of excluded employees set forth in parentheses following the country): India (273); Mexico (570); Finland (254); Canada (60); Brazil (7); Ireland (19); and China (2). To identify our median employee, we used 2022 wages reported to the Internal Revenue Service, annualized for employees who were employed on December 31, 2022 but did not work for us for all of 2022.

Equity Compensation Plan Information

This table provides information as of December 31, 2022 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders
Employee Long-Term Incentive Plan (1)	6,207,674(4)	101.80	5,418,879	(6)(7)
Long-Term Incentive Plan for Non-Employee Directors (2)	76,765(5)	87.48	127,972
Employee Stock Purchase Plan	—	N/A	3,148,220	(8)
Equity compensation plans not approved by security holders (3)	—	N/A	—
Total	6,284,439	101.78	8,695,071

(1)	Awards under this plan may consist of stock options, performance shares to be settled by the delivery of shares of common stock (or the value thereof), stock appreciation rights, restricted shares and RSUs to be settled by the delivery of shares of common stock (or the value thereof).

(2)	Awards under this plan may consist of stock options or stock awards (which may consist of shares or the right to receive shares, or the value thereof, in the future).

(3)	The table does not include 14,538 shares of common stock that were issued to the trust for the SDCP prior to May 2004 that may be distributed to participants under the SDCP. While the SDCP does not provide a stock fund as a current notional investment option, the plan includes a stock investment fund option that was frozen effective April 1, 2004. In addition, prior to January 1, 2003, Company matching credits under the SDCP were credited to participant accounts in the form of shares of common stock. Participants are no longer allowed to notionally invest in additional shares of common stock under the SDCP.

57	2023 Proxy Statement

(4)	Includes 4,696,219 options, 614,323 RSUs and 897,132 performance shares (assumes that performance shares for the performance period ended December 31, 2022 are based on shares actually earned and that performance shares for periods ending subsequent to December 31, 2022 are earned at the maximum rather than the target amount). If performance shares for periods ending subsequent to December 31, 2022 were earned at target rather than the maximum amount, the number of performance shares would be 572,122.

(5)	Includes 5,297 stock options and 71,468 RSUs.

(6)	Assumes that performance shares for the performance period ended December 31, 2022 are based on shares actually earned and that performance shares for performance periods ending subsequent to December 31, 2022 are earned at the maximum rather than the target amount.

(7)	Awards of stock options and stock appreciation rights reduce the number of shares available for grant by one share for every share subject to the award. Awards of restricted shares, RSUs and performance shares reduce the number of shares available for grant by 2.65 shares for every one share or unit granted. Thus, if future awards under the Employee Long-Term Incentive Plan consisted exclusively of RSUs and performance shares, awards covering a maximum of 2,044,860 shares could be granted.

(8)	After giving effect to shares issued in January 2023 for the December 2022 payroll under the Employee Stock Purchase Plan.

Pay Versus Performance

Below is information about the relationship between executive compensation actually paid to our named executive officers and our financial performance, as prepared in accordance with SEC rules. For purposes of the Peer Group Total Shareholder Return column of the Pay Versus Performance Table, we have used the S&P 500 Health Care (Sector) Index, which we also use for purposes of the Stock Performance Graph in our 2022 Annual Report on Form 10-K.

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for First PEO	Summary Compensation Table Total for Second PEO	Compensation Actually Paid to First PEO (1)	Compensation Actually Paid to Second PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return (3)	Net Income (in millions)	Adjusted Earnings Per Share
2022	$15,678,164	$11,883,027	$9,817,267	$12,708,474	$3,386,412	$291,674	$155.48	$140.30	$1,015	$9.95
2021	$14,557,818	N/A	$49,248,658	N/A	$3,431,291	$10,580,653	$168.62	$143.09	$2,080	$14.24
2020	$14,081,608	N/A	$30,970,593	N/A	$3,577,382	$7,199,065	$114.04	$113.45	$1,499	$11.18

The following table sets forth, for each year reported in the Pay Versus Performance Table, the principal executive officer or principal executive officers included in the Pay Versus Performance Table and the adjustments (i.e., amounts deducted and added) made to each principal executive officer’s Summary Compensation Table Total to determine the Compensation Actually Paid to each principal executive officer. The valuation methodology (including assumptions) used to the determine the fair value of equity awards for purposes of determining the Compensation Actually Paid to each principal executive officer is the same as set forth in footnote 3 to the Summary Compensation Table (see page 45).

Year	PEO	Adjustments made to Summary Compensation Table Total to determine Compensation Actually Paid
2022	Stephen H. Rusckowski

$8,350,579 of stock awards and $2,874,884 of option awards was subtracted and replaced with:

●     $17,879,280, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

●     $(3,439,186) representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

2023 Proxy Statement	58

●    $(9,191,272), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022, and

●     $115,743, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

James E. Davis

$8,542,446 of stock awards and $1,249,946 of option awards was subtracted and replaced with:

●     $13,893,488, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

●     $(757,182), representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

●     $(2,556,979), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022; and

●     $38,512, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2021	Stephen H. Rusckowski

$7,631,057 of stock awards and $2,624,978 of option awards was subtracted and replaced with:

●     $23,985,936, representing year end fair value of stock and option awards granted in 2021 that remained unvested and outstanding at the end of 2021;

●     $19,873,591, representing the change in fair value as of the end of 2021 (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that remained unvested and outstanding at the end of 2021;

●     $979,266, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that vested in 2021; and

●     $108,082, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2020	Stephen H. Rusckowski

$7,279,883 of stock awards and $2,500,020 of option awards was subtracted and replaced with:

●     $12,461,465, representing year end fair value of stock and option awards granted in 2020 that remained unvested and outstanding at the end of 2020;

●     $13,275,387, representing the change in fair value as of the end of 2020 (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that remained unvested and outstanding at the end of 2020;

59	2023 Proxy Statement

●     $840,514, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that vested in 2020; and

●     $91,523, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

The following table sets forth, for each year reported in the Pay Versus Performance Table, the named executive officers (other than the principal executive officer) included in the calculation of the average Compensation Actually Paid to non-principal executive officer named executive officers and the adjustments (i.e., amounts deducted and added) made to the Summary Compensation Table Total of the relevant named executive officers to determine the average Compensation Actually Paid to the relevant named executive officers. The valuation methodology (including assumptions) used to the determine the fair value of equity awards for purposes of determining the average Compensation Actually Paid to the named executive officers is the same as set forth in footnote 3 to the Summary Compensation Table (see page 45).

Year	Other NEOs	Adjustments made to Summary Compensation Table Total to determine Compensation Actually Paid (amounts reported are averages for non-NEO PEOS together)
2022	Sam A. Samad Catherine T. Doherty Michael E. Prevoznik Patrick Plewman Mark J. Guinan Carrie Eglinton Manner

$10,538,150 of stock awards and $2,950,287 of option awards was subtracted and replaced with:

●    $11,363,039, representing year end fair value of stock and option awards granted in 2022 that remained unvested and outstanding at the end of 2022;

●    $(1,070,571), representing the change in fair value as of the end of 2022 (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that remained unvested and outstanding at the end of 2022;

●    $(10,363,713), representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2022 that vested in 2022;

●    $1,801,440, representing the fair value as of the vesting date of stock and option awards granted in 2022 that vested in 2022;

●    $(6,904,641), representing the fair value as of December 2021 of stock and option awards granted prior to 2022 that failed to vest in 2022; and

●    $94,454, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

2021	Mark J. Guinan James E. Davis Carrie Eglinton Manner Catherine T. Doherty

$5,587,942 of stock awards and $2,459,643 of option awards was subtracted and replaced with:

●    $18,370,839, representing year end fair value of stock and option awards granted in 2021 that remained unvested and outstanding at the end of 2021;

●    $17,193,322, representing the change in fair value as of the end of 2021 (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that remained unvested and outstanding at the end of 2021;

●    $976,420, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2021 that vested in 2021; and

2023 Proxy Statement	60

● $104,453, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.
2020	Mark J. Guinan James E. Davis Carrie Eglinton Manner Manuel O. Mendez

$5,868,908 of stock awards and $2,580,046 of option awards was subtracted and replaced with:

●     $10,627,143, representing year end fair value of stock and option awards granted in 2020 that remained unvested and outstanding at the end of 2020;

●     $11,331,221, representing the change in fair value as of the end of 2020 (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that remained unvested and outstanding at the end of 2020;

●     $831,476, representing the change in fair value as of the vesting date (from the end of the prior fiscal year) of stock and option awards granted prior to 2020 that vested in 2020; and

●     $145,844, representing the amount of dividend equivalents paid on equity awards in the fiscal year prior to the vesting date that is not otherwise reflected in the fair value of such award or included in total compensation for the covered fiscal year.

For purposes of the Peer Group Total Shareholder Return column of the Pay Versus Performance Table, we have used the S&P 500 Health Care (Sector) Index, which we also use for purposes of the Stock Performance Graph in our 2022 Annual Report on Form 10-K.

Tabular List

The following tabular list sets forth those measures, which, in our assessment, represent the two financial performance measures and the two non-financial performance measures that we use to link the compensation paid to our named executive officers for fiscal year 2022 to Company performance. See Compensation Discussion and Analysis, beginning on page 24 for more information about these measures.

Financial Performance Measures
Adjusted Earnings Per Share
Base Business Revenues
Non-Financial Performance Measures
Covid-19 Response
Medical Quality/Customer Experience/Employee Engagement/ESG Goals

Descriptions of Pay Versus Performance Relationships

The following graph shows, for each of the three disclosed years: (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers and (iii) the Company’s cumulative total stockholder return (assuming an initial $100 investment).

61	2023 Proxy Statement

The following graph shows, for each of the three disclosed years (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers and (iii) the Company’s Net Income.

The following graph shows, for each of the three disclosed years: (i) the Compensation Actually Paid to the principal executive officers, (ii) the average Compensation Actually Paid to the other named executive officers; and (iii) the Company’s Adjusted Diluted Earnings per share.

2023 Proxy Statement	62

The following graph shows, for each of the three disclosed years: (i) the Company’s Cumulative total stockholder return; and (ii) the Cumulative total stockholder return of the Company’s peer group (assuming an initial $100 investment).

63	2023 Proxy Statement

Audit

Proposal No. 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2023.

We recommend that stockholders ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting for 2023. Although ratification is not required, the Audit and Finance Committee (the “Committee”) is submitting this proposal to stockholders as a matter of good corporate practice. If the appointment of PwC is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

The Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting. In order to assure continuing auditor independence, the Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Committee and its chair are directly involved in the selection of the lead engagement partner. The Committee has selected PwC as our independent registered public accounting firm for 2023. PwC, or one of its predecessor firms, has served as the Company’s independent registered public accounting firm continuously since 1995.

The Committee annually reviews the independence and performance of PwC in deciding whether to retain PwC or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Committee considers, among other things:

•	the historical and recent performance of PwC on the Company’s audit, including the results of an extensive internal survey of the service and quality of PwC;

•	the capability and expertise of PwC in handling the breadth and complexity of our operations;

•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PwC and its peer firms;

•	the appropriateness of the fees of PwC for audit and other services;

•	the independence of PwC; and

•	the advantages and disadvantages of retaining or replacing PwC as our independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure the independence of PwC.

Retention of PwC
Tenure Benefits

Higher audit quality. With over 25 years of experience with the Company, including numerous statutory audits in multiple jurisdictions, PwC has gained institutional knowledge of and deep expertise regarding our complex operations and business, accounting policies and practices, and internal control over financial reporting.

Efficient fee structure. The aggregate fees of PwC are competitive with peer companies because of its familiarity with our business.

No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management’s focus on financial reporting, internal controls and other issues.

2023 Proxy Statement	64

Independence Controls

Thorough Audit and Finance Committee oversight. The Committee’s oversight includes private meetings with PwC (multiple times per year), a comprehensive annual evaluation by the Committee in determining whether to engage PwC, and a Committee-directed process for selecting the lead engagement partner.

Limits on non-audit services. The Company requires Committee preapproval of non-audit services and requires that PwC is engaged only when it is best suited for the job. When considering whether to preapprove non-audit services, the Committee considers the total non-audit fees to be paid to PwC relative to total audit fees.

Strong internal PwC independence process. PwC conducts periodic internal quality reviews of its audit work and rotates the lead engagement partner every five years. At the conclusion of the 2018 audit, the lead engagement partner was rotated.

Strong regulatory framework. Because it is an independent registered public accounting firm, PwC is subject to PCAOB inspections, “Big 4” peer reviews, and PCAOB and SEC oversight.

Based on this evaluation, the Committee believes that PwC is independent and that the retention of PwC to serve as the Company’s independent registered public accounting firm for 2023 is in the best interest of the Company and its stockholders. PwC representatives are expected to attend the Annual Meeting, will have the opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

Pre-Approval of Audit and Permissible Non-Audit Services

The Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of audit, audit-related, tax and all other services for the year. The Committee pre-approves services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PwC

Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2022 and 2021 were:

	2022 ($)	2021 ($)
Audit Fees	3,622,200	3,447,587
Audit Related Fees	--	--
Tax Fees	425,273	315,227
All Other Fees	4,150	4,739
Total Fees	4,051,623	3,767,553

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements and COVID-19 testing for uninsured program under the CARES Act; statutory audits and subsidiary audits; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees. None were incurred in 2022 or 2021.

Tax Fees were for services related to tax planning and tax advice, including assistance with and representation before U.S. and certain non-U.S. authorities; and services related to tax compliance, including preparation of tax returns and claims for refunds, primarily for non-U.S. tax matters. Tax Fees related to tax planning and tax advice were $425,273 and

65	2023 Proxy Statement

$ 315,227 in 2022 and 2021, respectively. None of these fees related to tax planning for any of the Company’s directors or executive officers.

All Other Fees were for software licenses related to access to on-line technical accounting and reporting resource materials.

Audit and Finance Committee Report

The primary purposes of the Audit and Finance Committee are: (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the independent registered public accounting firm’s qualifications and independence and (c) the performance of the Company’s internal audit function and independent registered public accounting firm; and (2) to provide advice to the Board on financing activities and other financial matters.

Management is responsible for establishing and maintaining adequate internal financial controls for the Company’s financial statements and public reporting process. Our independent registered public accounting firm, PwC, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In the performance of its oversight role, the Committee reviews the Company’s internal financial controls, financial statements and public reporting process, and regularly meets with both management and PwC to discuss these matters. The Committee also regularly meets privately with PwC and internal auditors, both of which have unrestricted access to the Committee, to discuss these matters. In addition, the Committee reviews, acts on and makes recommendations regarding the Company’s financing plans and other significant financial policies and actions.

The Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2022 and the evaluation by PwC of the Company’s internal control over financial reporting. The Committee also discussed with PwC the matters required to be discussed by applicable PCAOB standards. In addition, the Committee received from and discussed with PwC the written disclosures and the letter required by PCAOB rules regarding the communication of PwC with the Committee concerning independence, and discussed with PwC that firm’s independence. In addition, the Committee concluded that the provision by PwC of audit and non-audit services to the Company is compatible with PwC’s independence.

Based on these reviews and discussions, the Committee recommended to the Board the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2022 in the Company’s Annual Report on Form 10-K.

Audit and Finance Committee

Tracey C. Doi
Wright L. Lassiter III
Timothy L. Main
Gary M. Pfeiffer, Chair
Gail R. Wilensky

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Additional Action Items

Proposal No. 5 — Approval of the Employee Equity Plan

The Board of Directors recommends that you vote FOR this proposal.

2023 Proxy Statement	66

Upon the recommendation of its Compensation and Leadership Development Committee (the “Committee”), our Board has unanimously approved amendments to the Employee Plan. Our Board recommends that our stockholders approve the Employee Plan at the Annual Meeting. The Employee Plan was initially adopted in 2005 and amendments thereto were most recently approved by our stockholders in 2019. The Employee Plan allows for awards in the form of stock options, stock appreciation rights (“SARs”) and stock awards, including restricted shares, performance shares and RSUs.

As discussed in the Compensation Discussion and Analysis, long-term equity compensation plays an important part of our pay-for-performance philosophy. Equity awards under the Employee Plan benefit our stockholders by providing a means to attract, retain and reward individuals upon whom the long-term financial success of the Company largely depends. Equity awards encourage the recipients to identify their success with that of the Company’s stockholders and to increase their proprietary interest in the Company.

We are asking our stockholders to approve the Employee Plan. The principal amendments to the Employee Plan:

●	Increase the number of shares available for awards made under the Employee Plan by 7.6 million shares. If approved, an aggregate of about 11.4 million shares will be available for awards made under the Employee Plan, inclusive of the approximately 3.8 million shares remaining under the Employee Plan after the February 23, 2023 awards; and

●	Revise the termination of the Employee Plan to the date of the Company’s 2031 annual meeting of stockholders.

The following table provides information regarding outstanding equity awards and shares available for future awards under the Employee Plan and the Director Plan on March 1, 2023.

Total shares underlying outstanding stock options	4,763,789
Weighted average exercise price of outstanding stock options	$105.14
Weighted average remaining contractual life of outstanding stock options (years)	6.26
Total outstanding and unvested performance shares at target	453,767
Total outstanding and unvested restricted stock units	646,911
Shares available for future awards that could be issued under Employee Plan or Director Plan	3,837,606

Of the shares remaining available for future awards shown in the table above, 3,708,605 shares remain available under the Employee Plan and 129,001 shares remain available under the Director Plan. We have no equity awards outstanding other than stock options, restricted stock units and performance awards (in the form of performance shares).

If stockholders fail to approve the Employee Plan, the amendments will not be given effect, and the Employee Plan will continue as in effect prior to amendment.

Increase in Shares Available for the Employee Plan

We are amending the Employee Plan so that an aggregate of 11,437,606 shares will be available for awards made under the Employee Plan after February 23, 2023. Based on historical granting practices and the recent trading price of the Company’s common stock, if the amendment is approved, we expect the shares available under the Employee Plan to be sufficient to provide for approximately 5 additional years of awards.

Our Board believes that this increase in shares available under the Employee Plan is in the best interests of our stockholders for the following reasons.

Equity awards foster an employee ownership culture and motivate employees to create stockholder value. The use of equity as part of our compensation program is critical to the historical and continued success of Quest Diagnostics. Our equity awards foster an ownership culture among employees by aligning their financial interests with those of stockholders. Our equity awards help motivate employees to perform at peak levels because the value of these awards is linked to the Company’s long-term performance. Currently, approximately 900

67	2023 Proxy Statement

employees have equity awards under the Employee Plan. The increase in the shares available for awards will enable the Company to continue offering competitive compensation opportunities that foster our ownership culture.

The terms of our annual equity awards are designed to align with stockholder interests. The Committee determines the vesting, payment and cancellation provisions of annual equity awards. Our stock options and RSUs generally vest in one-third increments on each of the first three anniversaries of the grant date and our performance shares generally vest after three years only to the extent that we have met performance targets over a three-year period. These terms are designed to encourage employees to focus on the long-term success of the Company.

Equity awards are an important recruitment and retention tool. The Company would be at a competitive disadvantage if it could not compensate its employees using equity awards. The Company operates in an intensely competitive environment and our success is closely correlated with recruiting and retaining talented employees and a strong management team. A competitive compensation program is essential to our long-term performance. Our Board believes that equity awards are useful and sometimes necessary to attract and retain highly talented employees, particularly employees at senior management levels.

The Employee Plan and our equity awards reflect best practices. The Employee Plan and the terms of our equity awards incorporate best practices that are designed to further align the interests of participants with the interests of stockholders.

●	No “evergreen” provision. The Employee Plan does not contain an “evergreen” or similar provision. Instead, the Employee Plan fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock.

●	Sole vehicle for our employee equity awards. The Employee Plan is the only Company plan under which equity-based compensation currently may be awarded to our executives and other employees

●	Fungible Share Ratio. Awards of shares or the right to receive shares (or their cash equivalent or combination of both) in the future without exercise prices are counted against the share limits of the Employee Plan as 2.65 shares of common stock.

●	No repricing of stock options or SARs. The Employee Plan prohibits the repricing or cash buyout of stock options and SARs without stockholder approval.

●	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying Common Stock on the date of grant.

●	No liberal share counting rules. The Employee Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or SAR or to satisfy tax withholding requirements. The Employee Plan also prohibits “net share counting” upon the exercise of options or SARs.

●	Minimum vesting. Awards may not have a vesting schedule that allows for vesting prior to the first anniversary of grant, subject to limited exceptions for substitute awards and for not more than 5% of the shares available for issuance.

●	“Double trigger” change in control vesting. The Employee Plan provides that equity awards have “double trigger” vesting upon a change in control. Under this approach, the award vests in connection with a change in control only if the executive’s employment is terminated within two years after a change in control.

●	Awards subject to forfeiture/clawback. Our annual awards generally are subject to cancellation for, among other things, engaging in competitive activity, soliciting clients or employees, violating confidentiality obligations to the Company, making any false attestation under our share ownership guidelines or causing the Company to suffer financial harm or damage to its reputation through dishonesty, violation of law or the Company’s Corporate Compliance Manual or other written policies, or material deviation from the duties a participant owes to the Company. In addition, equity awards are subject to the Incentive Compensation Recoupment Policy discussed under the heading “Clawback Policy” beginning on page 50.

●	Stockholder Approval Requirements. Stockholder approval is required prior to any amendment that would (i)

2023 Proxy Statement	68

increase the total number of shares available for awards under the Employee Plan or the other number of share limitations described above (except for the anti-dilution adjustments described below), (ii) lower the exercise price of any stock option or SAR, or (iii) decrease the minimum exercise price at which stock options and SARs may be granted.

Extension of the Plan Term

We are amending the Employee Plan so that it terminates at the 2031 annual meeting of stockholders, instead of the 2027 annual meeting of stockholders.

Description of the Employee Plan

The following summary describes the principal features of the Employee Plan, as amended. The summary does not purport to be complete and is qualified in its entirety by reference to the terms of the amended Employee Plan, a copy of which is attached to this proxy statement as Annex C.

Eligibility. Awards may be granted to any employee of the Company or of any corporation (or a partnership or other enterprise) in which the Company directly or indirectly either (i) owns or controls 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power) or (ii) has at least a 20% equity or similar interest and whose employees are designated as eligible to receive awards under the Employee Plan. There are more than 1,050 persons who are eligible to receive awards under the Employee Plan; however, the Employee Plan only establishes eligibility and does not confer a right to receive an award.

Shares Underlying Awards. The shares underlying awards granted under the Employee Plan are shares of the Company’s common stock, par value $0.01 per share. The closing price of the common stock on the New York Stock Exchange on March 15, 2023 was $132.85.

Stock Available for the Plan. The Employee Plan will permit up to 11,437,606 shares to be delivered pursuant to awards made after February 23, 2023. This amount is inclusive of the shares previously authorized by stockholders for the Employee Plan and that remain available for future awards.

The Employee Plan utilizes a “fungible pool” method of counting awards against the overall limit on shares available under the Employee Plan. Shares subject to stock options and SARs count against the overall share limit on the basis of one share for every share subject to the award, while shares subject to stock awards without exercise prices (which include restricted shares, performance shares and RSUs) count against the overall share limit on the basis of 2.65 shares for every share subject to the award. For example, if in the past we granted an award of 100 RSUs, we would reduce the number of shares available under the Employee Plan by 265 shares.

Share Counting Rules. Shares delivered under the Employee Plan which are forfeited back to the Company, and shares covered by an award granted under the Employee Plan which is forfeited, cancelled, expires or is settled in cash are added back to the number of shares available. However, the following shares will not be added back to the number of shares available:

●	Shares that are tendered or withheld to pay the exercise price of an award;

●	Shares that are tendered or withheld to satisfy the tax withholding obligations arising in connection with the vesting, exercise or settlement of an award;

●	Shares covered by a net share-settled stock option or a stock-settled SAR; and

●	Shares repurchased on the open market with cash the Company receives in payment of the exercise price of an award.

Individual Limits. The number of shares subject to stock options and SARs that may be awarded to any individual during any fiscal year of the Company is limited to 2,000,000, and the number of shares subject to stock awards that may be awarded to any individual during any fiscal year of the Company is limited to 1,000,000.

 Anti-dilution Adjustments. In the event of any change in the common stock by reason of any stock dividend or certain significant corporate transactions affecting the common stock, the number and kind of shares subject to outstanding awards under the Employee Plan, the exercise price of outstanding stock options and SARs, and the share limits referred

69	2023 Proxy Statement

to above (including the overall number of shares available for future awards) shall be appropriately adjusted to prevent substantial dilution or enlargement of the rights of participants in the Employee Plan.

Administration. The Committee administers the Employee Plan. Among other things, the Committee determines the recipients of awards, the number of shares covered by awards, and the other terms and conditions of awards (including the effects of a termination of employment), subject to the requirements of the Employee Plan. Except with regard to awards to employees subject to Section 16 of the Exchange Act, the Committee may delegate certain responsibilities and powers to one or more officers, including executive officers. In addition, as discussed in the Compensation Discussion and Analysis, the Board has delegated to the Awards Committee, currently consisting of the Chief Executive Officer, the authority to grant, under limited circumstances, equity awards to employees other than executive officers, and to make corrections to awards. The Board may revoke any such delegation at any time.

Awards. The Employee Plan permits the grant of stock options, SARs and stock awards. An award may be granted separately or with another award. Awards may also be granted in tandem, so that the exercise or vesting of one award cancels another award held by the same participant.

Minimum Vesting. The applicable vesting schedule of any award granted under the Employee Plan may not provide for vesting prior to the first anniversary of grant. In practice, our vesting periods are generally longer than the required minimum. For example, our annual awards of stock options and RSUs vest ratably over three years (with the first tranche vesting on the one-year anniversary of grant), and our performance shares have a performance period of three years and a vesting period of approximately three years. The one-year minimum vesting requirement does not apply to awards we make in substitution for awards previously granted by an entity that we acquire and that were scheduled to vest less than one year from the grant of the substitute award. In addition, up to 5% of the shares available under the Employee Plan may be covered by awards that provide for vesting in less than one year following grant; we expect to use this limited exception, if at all, for awards to new hires and in other special circumstances.

Stock Options. The Employee Plan provides the following terms and conditions for stock options:

Exercise Price. The exercise price of stock options granted under the Employee Plan cannot be less than the fair market value of a share of the Company’s common stock at the time of grant, except for awards made in connection with the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity (a “substitute award”). For this purpose, fair market value means, unless the Committee determines otherwise, the mean of the high and low sales price of a share of our common stock on The New York Stock Exchange Composite List on the relevant date.

Vesting and Exercisability. The Committee has the authority to determine vesting and exercisability conditions, subject to the Employee Plan’s minimum vesting requirements.

Option Period. Each stock option will expire on the applicable date designated by the Committee but no later than ten years from the date the stock option is granted.

Stock options may be in the form of incentive stock options within the meaning of Section 422 of the Internal Revenue Code or stock options which do not qualify as incentive stock options (“nonqualified stock options”). To date, all stock options granted under the Employee Plan have been nonqualified stock options.

Stock Appreciation Rights (SARs). A SAR is a right to receive a payment in cash, shares of the Company’s common stock or a combination thereof, equal to the excess of the aggregate market price at the time of exercise of a specified number of shares over the aggregate exercise price of the SAR being exercised. The exercise price of SARs granted under the Employee Plan cannot be less than the fair market value of a share of the common stock at the time of grant, subject to the same exception for substitute awards that applies to stock options. The longest term a SAR may be outstanding is ten years. SARs may be granted separately or in combination with stock options granted under the Employee Plan.

Prohibition on Repricing. The Company may not lower the exercise price of outstanding stock options or SARs. In addition, a stock option or SAR may not be surrendered as consideration in exchange for cash or the grant of a new stock option or SAR with a lower per share exercise price or for the grant of a stock award.

Stock Awards. A stock award is a grant of shares or of a right to receive shares (or their cash equivalent or a combination thereof) in the future.

2023 Proxy Statement	70

Dividends and Dividend Equivalents. Stock awards may include the right to receive dividends or dividend equivalent payments, which either may be paid currently or credited to a participant’s account. The Committee may subject the payment or crediting of dividends or dividend equivalents to conditions or restrictions, including mandatory reinvestment of the credited amounts in common stock equivalents. RSU awards we have made to date that are subject to vesting based upon continued service have provided for the payment of dividends or dividend equivalents on a current basis without conditions. Awards of performance shares, which vest only if performance targets are satisfied, have not provided for dividends or dividend equivalents to be paid or credited during the relevant performance period.

Performance Goals. The Committee may subject stock awards to various conditions, e.g., based on achieving certain financial or non-financial performance goals. Starting in respect of 2005, we have granted stock awards that are earned based on the attainment of a performance goal over a multi-year period. The performance measures that may be used by the Committee under the Employee Plan include the following:

•	operating profits (including EBITDA)	•	cash flow
•	net profits	•	customer attrition
•	earnings per share	•	productivity
•	profit returns and margins	•	workforce diversity
•	revenues	•	employee satisfaction
•	cost/expense management	•	individual executive performance
•	stockholder return and/or value	•	customer service
•	stock price	•	quality metrics
•	return on invested capital

The Committee may establish performance goals based on other criteria as it deems appropriate.

The Employee Plan allows performance targets to be measured solely on a corporate, subsidiary or business unit basis or on a combination of these bases. Performance targets may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Performance goals may be adjusted after their establishment in such manner as the administrator considers necessary or appropriate and, without limiting the generality of the foregoing, profits, earnings and revenues used for any performance measurement may exclude, without limitation: gains or losses on operating asset sales or dispositions, asset write-downs, litigation or claim judgments or settlements, accruals for historic environmental obligations, effect of changes in tax law or the rate on deferred tax assets and liabilities, accruals for reorganization and restructuring programs, uninsured catastrophic property losses, the effect of changes in accounting standards, the cumulative effect of changes in accounting principles, the effect of dispositions of companies or businesses (including impact to revenue and earnings), charges related to the acquisition and integration of companies or businesses and any items that are excluded from the calculation of ordinary income (or loss) as determined in accordance with generally accepted accounting principles (which may include, without limitation, extraordinary items or significant unusual or infrequently occurring items) and/or described in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year.

Change in Control. The Employee Plan provides that equity awards have “double trigger” vesting upon a change in control. Under this approach, the vesting, payment, purchase or distribution of an award may not be accelerated by reason of a change in control for any participant unless the participant’s employment is involuntarily terminated as a result of the change in control or awards are not assumed or replaced. For these purposes, a termination of employment as a result of a change in control means involuntary termination of employment other than for “cause” or by the participant for “good reason” (each as defined in the applicable award agreement) upon or within two years after the change in control.

The Employee Plan defines a “change in control” to mean (i) a person acquiring direct or indirect beneficial ownership of Company securities representing 40% or more of the combined voting power of Company’s outstanding securities; (ii) a change in the majority of the Board (not including the election of directors whose election or nomination was approved by a majority of the then incumbent Board); or (iii) consummation of a transaction in which the Company ceases to be an independent, publicly-owned corporation, the sale or other disposition of all or substantially all of the Company’s assets, or a plan of partial or complete liquidation of the Company.

Amendments. The Board may amend the Employee Plan as it deems necessary or appropriate, but must obtain the approval of the Company’s stockholders for any amendment (i) to increase the total number of shares available

71	2023 Proxy Statement

for awards under the Employee Plan or the other number of share limitations described above (except for the anti-dilution adjustments described above), (ii) to lower the exercise price of any stock option or SAR, or (iii) to decrease the minimum exercise price at which stock options and SARs may be granted.

Term. The Employee Plan shall terminate on the date of the 2031 annual meeting of stockholders. No awards may be granted after termination, but termination shall not affect any stock awards, stock options or SARs previously granted.

Plan Benefits. Future grants under the Employee Plan, if any, that will be made to eligible participants are subject to the discretion of the Committee or the Awards Committee and, therefore, are not determinable at this time.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of awards granted under the Employee Plan under U.S. federal income tax laws as currently in effect.

Non-Qualified Stock Options. A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. The optionee generally will recognize ordinary taxable income upon exercise of the non-qualified stock option, in an amount equal to the excess of the fair market value of the shares received at the time of exercise (including any option shares withheld by the Company to satisfy tax withholding obligations) over the aggregate exercise price paid for the shares, and the Company will generally be allowed a deduction for the same amount (subject to Section 162(m) of the Internal Revenue Code). Upon disposition of the shares received upon exercise of the non-qualified stock option, the optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time he or she held such shares. Special rules may apply if an optionee uses previously owned shares to pay the exercise price of a stock option.

Incentive Stock Options. An incentive stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. The optionee, however, may be required to recognize a preference item for alternative minimum tax purposes upon exercise of the ISO equal to the fair market value of the shares issued upon exercise over the exercise price. The optionee will recognize long-term capital gain or loss on a disposition of shares acquired upon exercise of an ISO, provided that the optionee does not dispose of the shares within two years from the date the ISO was granted and within one year after the shares were acquired by the optionee. If the optionee satisfies both of the holding periods described above, then the Company will not be allowed a deduction by reason of the exercise of the ISO. If the optionee disposes of the shares acquired upon exercise before satisfying the holding period requirements discussed above (a “disqualifying disposition”), his or her gain recognized on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise and exercise price of the ISO, and the Company will be entitled to a deduction in this amount (subject to Section 162(m) of the Internal Revenue Code). The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the optionee held the shares.

Stock Appreciation Rights. The grant of a SAR will not be a taxable event to the participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the fair market value of the shares or cash distributed to the participant. A corresponding deduction will be allowable to the Company (subject to Section 162(m) of the Internal Revenue Code).

Stock Awards. The U.S. federal income tax consequences of stock awards depend on the form of the award.

Restricted Shares. A participant who is awarded restricted shares will not be taxed at the time of grant unless the shares are either substantially vested at grant or the participant makes an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code as discussed below. Upon lapse of the risk of forfeiture or restrictions on transferability applicable to the restricted shares, the participant will be taxed at ordinary income tax rates on the then fair market value of the shares. A deduction corresponding to the amount of income recognized generally will be allowable to the Company (subject to Section 162(m) of the Internal Revenue Code). The participant’s tax basis in the shares will be equal to the ordinary income recognized. Upon subsequent disposition of the shares, the participant will realize long-term or short-term capital gain or loss, depending on how long the participant holds the shares before disposing of them.

Pursuant to Section 83(b) of the Internal Revenue Code, a participant may elect within 30 days of receipt of an award of restricted shares to be taxed at ordinary income tax rates on the fair market value of the shares comprising such award at the time of award (determined without regard to any restrictions which may lapse) less any amount

2023 Proxy Statement	72

paid for the shares. In that case, a deduction corresponding to the amount of income recognized will be allowable to the Company (subject to Section 162(m) of the Internal Revenue Code). In addition, the participant will acquire a tax basis in the shares equal to the ordinary income that the participant recognizes at the time of grant. No tax will be payable upon the lapse or release of the restrictions or at the time the shares first become transferable, and any gain or loss upon subsequent disposition will be a capital gain or loss. In the event of a forfeiture of shares of common stock with respect to which a participant previously made a Section 83(b) election, the participant will not be entitled to a loss deduction.

Performance Shares. Performance shares are earned based upon the attainment of performance goals specified at the time of grant. A participant who receives an award of performance shares will be taxed following the end of the performance period, when the number of shares that have been earned has been determined and the shares are transferred to the participant; the amount of income recognized will equal the then fair market value of the shares that have been earned. The Company will be entitled to a corresponding deduction at that time (subject to Section 162(m) of the Internal Revenue Code). The participant’s tax basis in the shares will equal the amount taxed as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss, depending on how long the participant holds the shares before disposing of them.

RSUs. A participant who receives RSUs will be taxed at ordinary income tax rates on the then fair market value of the shares of common stock (or if the RSUs are settled by delivery of cash, on the amount of cash) distributed at the time of settlement of the RSUs. A corresponding deduction will be allowable to the Company at that time (subject to Section 162(m) of the Internal Revenue Code). The participant’s tax basis in the shares will equal the amount recognized as ordinary income, and on subsequent disposition the participant will realize long-term or short-term capital gain or loss, depending on how long the participant holds the shares before disposing of them.

Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the federal income tax deduction for compensation paid to the Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of a publicly held corporation to $1 million per fiscal year, as well as individuals who previously held these positions. The Company reserves the right to pay its employees, including participants in the Employee Plan, amounts which may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 6—Stockholder Proposal Regarding Greenhouse Gas Reduction and Transition Plan

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, owner of 50 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the Annual Meeting.

Proposal 6 – Greenhouse Gas Reduction and Transition Plan

WHEREAS: The Intergovernmental Panel on Climate Change has advised that greenhouse gas (GHG) emissions must be halved by 2030 and reach net zero by 2050 to limit global warming to 1.5⁰C. Every incremental increase in temperature above the Paris Agreement’s goal of holding warming to 1.5⁰C will entail increasingly severe physical, transition, and systemic risks for companies and investors alike.

In its 2022 10-K, Quest Diagnostics noted the physical risks of extreme weather events caused by climate change on its facilities, employees, consumers, and ability to conduct core business operations. Despite acknowledging these risks, the Company’s mitigation strategy falls short of what is needed to shield the Company and its investors from climate-related risks.

The Company does not have specific nor quantified GHG reduction targets, citing only further consideration of fleet electrification, analysis of risks and opportunities, and improved measurement of Scope 1 and 2 emissions.

73	2023 Proxy Statement

The company trails its competitors in setting GHG reduction targets and managing risks. Abbott Laboratories, Thermo Fisher Scientific, and Labcorp have all set, or committed to setting, near-term science-based targets with the Science Based Targets Initiative (SBTi) that cover scope 1-3 emissions. Thermo Fisher Scientific has also committed to setting a long-term target through SBTi.

By setting science-based targets, the Company may reap benefits from increased efficiency, lower energy costs, more resilient supply chains, and better preparation for climate-related regulations. Investors increasingly seek disclosure of how companies are addressing climate risk and planning to transition their business models to ones that align with limiting warming to 1.5⁰C. To assist companies in developing viable transition plans, groups including We Mean Business, CDP, the Global Financial Alliance for Net Zero, and the Task Force on Climate-Related Disclosures have provided guidance.

RESOLVED: Shareholders request that Quest Diagnostics Inc., within a year, issue near and long-term science-based greenhouse gas reduction targets aligned with the Paris Agreement’s ambition of limiting global temperature rise to 1.5 ⁰C and summarize plans to achieve them. The targets should cover the Company’s full range of operational and supply chain emissions.

SUPPORTING STATEMENT: In assessing targets, we recommend:

Taking into consideration approaches used by advisory groups like the Science-Based Targets initiative;

Developing a transition plan that shows how the Company plans to meet its goals, taking into consideration criteria used by advisory groups; and

Consideration of supporting targets for renewable energy, energy efficiency, fleet electrification and other measures deemed appropriate by management.

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

The Board of Directors recommends you vote AGAINST this proposal.

The Board has carefully considered the proposal and does not believe that it is in the best interests of the Company and its stockholders at this time.

The Company supports the global effort to address climate change. We understand and recognize our responsibility to reduce our greenhouse gas emissions (“GHG emissions”) and are seeking and developing ways to transition our business to a lower carbon footprint. We are actively making efforts to reduce our GHG emissions, and we provide comprehensive and detailed annual sustainability disclosures to illustrate our progress. We currently are seeking to understand, and prepare for, proposed changes in regulatory requirements and their impact on our Company as we continue to develop our sustainability plans. We believe that taking a thoughtful approach, that takes into consideration the importance of continuing to provide patient care and providing stockholder value, rather than setting targets without careful planning and consultation with our business partners, would best assist the Company in determining the type and scope of targets or other methods by which we may further reduce our carbon footprint.

We continue to demonstrate our commitment to environmental sustainability for the benefit of all stakeholders.

We believe that the protection of the environment is important. We are committed to reducing the negative impact our operations may have on the environment, and we are actively taking steps to improve the energy efficiency of our operations and reduce our GHG emissions. Each year, we publish a Corporate Responsibility Report that discusses our commitment to environmental sustainability and steps that we have taken in support of that commitment.

Our 2021 Corporate Responsibility Report includes disclosures under the Sustainability Accounting Standards Board (“SASB”) framework. Our report also disclosed our Scope 1 and Scope 2 GHG emissions, as well as six categories of Scope 3 emissions in North America and Latin America. We also reported on our water usage and waste. Our report discussed efforts to reduce GHG emissions, including energy efficiency measures at our facilities such as laboratory consolidation, laboratory testing platform consolidations, LED lighting retrofits, route optimization and our continuing qualification for the Environmental Protection Agency’s Green Power Partnership by exceeding 7% renewable energy use. Our report discussed our fleet conservation initiative, which we estimate resulted in a reduction of 1.8 billion pounds of CO2 and the elimination of more than 1,100 surplus vehicles in the last 15 years. Further, our report described our electric vehicle pilot project, including installing charging stations at laboratories, and how we actively work with our network of suppliers to develop products and processes that can reduce waste across our operations. Our report also provides examples of our efforts to reduce or eliminate waste and to reduce water usage.

2023 Proxy Statement	74

We have also taken steps to strengthen our sustainability reporting. For example, our Scope 1 and Scope 2 GHG emissions were assured by an independent third party. This step demonstrates our commitment to strengthening our environmental sustainability reporting. We plan to continue to increase the transparency and quality of our reporting as we develop our plan to be responsive to the coming requirements.

During 2022, we also undertook additional actions in support of our sustainability program. For example, we achieved ISO 14001 certification, an international standard for an environmental management system that is designed to improve our environmental performance through more efficient use of resources and reduction of waste, for our esoteric laboratory facility at San Juan Capistrano, California, and plan, by 2026, to achieve the certification for three additional laboratory facilities. We commenced ASHRAE Level 2 energy audits to identify energy conservation measures, and desktop energy and water audits to identify additional conservation opportunities. We also commenced work with an external provider on identifying water savings strategies.

During 2022, we also developed new sustainability initiatives. We plan to expand our electric vehicle pilot to include three additional lab locations by 2025. In addition, we plan to transition 50% of our vehicle fleet to electric or hybrid engines by 2026. By 2025, we plan to implement a waste-to-energy strategy to divert from landfills waste from several of our laboratory locations. We also plan by 2025 to reduce or eliminate shipped medical waste from at least four of our laboratory locations by installing on-site treatment technology.

We currently are seeking to understand, and prepare for, proposed changes in law and their impact on our Company as we continue to develop our sustainability plans.

In March 2022, the SEC proposed comprehensive and wide-ranging rules that would require the Company to provide extensive disclosures related to its climate risks and opportunities. These disclosures include disclosures related to targets and goals, Scope 1 and Scope 2 emissions supported by a third-party attestation, and possible disclosures of Scope 3 emissions, along with complex financial statement disclosures and additional disclosures focused on climate governance and risk oversight. Recently proposed legislation in California would require companies like ours operating in California to provide comprehensive GHG emission disclosures.

In November 2022, the federal government proposed a comprehensive new rule that would require large federal government contractors to disclose, on an annual basis, their GHG emissions and describe climate-related risks. The proposal also would require some contractors to adopt science-based targets for the reduction of GHG emissions. As a company that does business with federal agencies, Quest Diagnostics would be subject to these new rules.

Additionally in November 2022, the European Union adopted the Corporate Sustainability Reporting Directive (“CSRD”), which imposes new, comprehensive ESG-focused disclosure requirements on companies that are doing business in the European Union. The disclosure requirements include climate-related matters, including risks, targets and emissions disclosures, but also extend to other social and governance matters. Our operations in the European Union could potentially subject us to the CSRD requirements.

The scope and timing of the proposed changes are unclear. While these changes are not in effect, we have committed resources to, and focused on, understanding the challenges that they raise related to our compliance with these comprehensive, and possibly conflicting, requirements. We are focused on, among other issues, our ability to collect the necessary data; the requisite disclosure and internal control procedures necessary to reliably report the required information; what assurance processes we may need to implement; and the necessary governance and oversight.

We believe that a thoughtful approach would best assist the Company in determining the type and scope of targets or other methods by which it may further reduce GHG emissions.

We strive for meaningful, enduring change that will be impactful to our patients, employees, business partners, communities and stockholders. We have adopted plans and taken actions, highlighted above, designed to reduce our GHG emissions, and we intend to continue to pursue a GHG emission reduction strategy in a manner consistent with the demands of patient care. There are, however, significant factors impacting our efforts to reduce emissions which we cannot control. For example, the COVID-19 pandemic has had a dramatic impact on our people, operations and priorities, altering the focus of our business by being placed on the frontlines of the healthcare emergency faced by the United States and the rest of the world.

Our approach to sustainability includes learning from our past initiatives. We believe that to be responsible to our

75	2023 Proxy Statement

stockholders, our experience should inform our future efforts. For example, we believe that decisions about resource allocation, changes in strategy and the timing of change should consider the demands and responsibility of patient care, available technology and developments around us. Given the potential magnitude of the changes to our organization and operations, we believe that rushing to finalize targets in the condensed time frame the proponent suggests would not enable us adequately to reflect our best learnings and the demands of the changing laws.

As we transition to a post-pandemic period and operating structure, we are evaluating potential changes to our sustainability goals, including GHG emission reduction efforts. We believe that a thoughtful approach to setting targets would be in the best interest of all stakeholders. We believe that it would be imprudent, in this evolving and uncertain environment, to alter our present approach and hurriedly commit to targets that may be effectively superseded by changes in law, or may be unrealistic. We believe that pursuing our present path, including better understanding our ability to effect change in our operations and our organization, and the time frames it will take to achieve these changes consistent with the demands of patient care, as well as the attendant investments and costs, is in the best interest of the Company and our stockholders and other stakeholders.

For all the above reasons, the Board recommends that stockholders vote AGAINST Proposal No. 6.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

2023 Proxy Statement	76

FREQUENTLY ASKED QUESTIONS

1.	Who can vote at the Annual Meeting?

Holders of our common stock as of the close of business on the record date will be entitled to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. March 20, 2023 is the record date.

2.	How many votes can be cast by all stockholders?

On the record date, there were 111,877,860 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

3.	How many votes must be present to hold the Annual Meeting?

We need the holders of shares representing a majority of the votes that may be cast at the Annual Meeting, present in person or represented by proxy, to hold the Annual Meeting. We urge you to submit a proxy even if you plan to attend the Annual Meeting. That will help us to know as soon as possible that sufficient shares will be present to hold the Annual Meeting.

4.	How do I vote?

If you are a holder of record (that is, you hold your shares in your name with the Company’s transfer agent), you may cause your shares to be voted by submitting your proxy via the Internet, mail or telephone or by attending the Annual Meeting and voting in person. The directions for telephone and Internet proxy submission are on your proxy card. If you choose to submit your proxy on the Internet, go to www.cesvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693-8683. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations.

If you hold your shares in street name (that is, through a broker, bank or other holder of record), please follow the voting instructions forwarded to you by your bank, broker or other holder of record. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record authorizing you to vote and bring the proxy to the Annual Meeting.

To reduce our administrative and postage costs, we ask that you submit a proxy through the Internet or by telephone, both of which are available 24 hours a day.

5.	How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if an incumbent director (or the successor thereof) is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each incumbent director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If an incumbent director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

6.	How many votes will be required to adopt the other proposals?

The ratification of the appointment of PwC, approval of the Employee Plan and approval of the stockholder proposal each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. The approval of the advisory resolution to approve executive compensation and the advisory vote to recommend the frequency of the executive compensation advisory vote each requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast” means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal.

77	2023 Proxy Statement

7.	Can I change or revoke my proxy?

Yes. You may revoke your proxy before your shares are voted by:

•	submitting a later dated proxy, including by telephone or the Internet, that is received no later than the conclusion of voting at the Annual Meeting;

•	delivering a written revocation notice to William J. O’Shaughnessy, Jr., Corporate Secretary, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094 that is received no later than the conclusion of voting at the Annual Meeting; or

•	voting in person at the Annual Meeting.

8.	What if I vote to abstain?

Shares voting “abstain” on the ratification of the appointment of PwC, approval of the Employee Plan and approval of the stockholder proposal will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director, the advisory vote to approve executive compensation and the advisory vote to recommend the frequency of the executive compensation advisory vote will be excluded entirely from the applicable vote and will have no effect on the election of that nominee or matter, as the case may be.

9.	What happens if I do not vote?

If you are a record holder and do not vote your shares or submit a proxy with respect to your shares, your shares will not be voted.

If you hold your shares in street name (including in the Employee Stock Purchase Plan), you must instruct the record owner how to cast your vote if you want your shares to count for the election of directors, the advisory resolution to approve executive compensation, the advisory vote to recommend the frequency of the executive compensation advisory vote, approval of the Employee Plan or approval of the stockholder proposal. If you do not provide instructions regarding how to vote on these matters, no vote will be cast on your behalf. Brokers, however, have discretion to vote uninstructed shares on the ratification of the appointment of PwC.

If you are a participant in the 401(k) Plan and you do not submit voting instructions in respect of shares held on your behalf in such plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants.

10.	What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any matter not described in the proxy statement properly is brought before the meeting, the proxy holders will have the discretion how to vote your shares.

11.	How can I attend the Annual Meeting?

Only stockholders as of the record date (or their proxy holders) may attend the Annual Meeting. All stockholders seeking admission to the meeting must present photo identification. If you hold your shares in street name (including in the Employee Stock Purchase Plan), to gain admission to the meeting you also must provide proof of ownership of your shares as of the record date. Proof of ownership may be a letter or account statement from your broker, bank or other holder of record. If you need directions to the Annual Meeting, please call Investor Relations at 973-520-2900.

12.	What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

13.	Who is soliciting my vote and will pay the expenses incurred in connection with the solicitation?

The Board is soliciting your vote. The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, in person or by other means of communication. We also have hired D. F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $16,500, plus expenses.

2023 Proxy Statement	78

14.	Can I receive Annual Meeting material via electronic delivery?

We are furnishing this proxy statement and form of proxy and voting instructions in connection with our solicitation of proxies on behalf of the Board for the Annual Meeting. This proxy statement and the Annual Report are available on our Investor Relations website at www.QuestDiagnostics.com. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

15.  Whom should I call with other questions or to obtain a paper copy of this document or the Annual Report on Form 10-K?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2022 Annual Report on Form 10-K at no charge, please contact Investor Relations, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094; email address: Investor@QuestDiagnostics.com; telephone 973-520-2900. The Company’s main telephone number is 973-520-2700. We will promptly deliver to you the documents that you request.

16.	How do I submit a proposal for the 2024 annual meeting of stockholders?

Stockholders intending to present a proposal at the 2024 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. We must receive your proposal by the close of business on December 8, 2023.

Stockholders intending to present a proposal at the 2024 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director (other than proxy access nominations, which are discussed below), must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary (at the address noted above) receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, the Company’s Corporate Secretary must receive notice of such a proposal or nomination for the 2024 annual meeting of stockholders no earlier than January 18, 2024 and no later than February 17, 2024. The notice must contain the information required by our by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

If you intend to nominate a director outside of the proxy access process (described below) and solicit proxies in support of such director nominee(s) at the 2024 annual meeting, you must also provide the notice and additional information required by Rule 14a-19 under the Exchange Act and our by-laws to our Corporate Secretary (at the address noted above), no earlier than January 18, 2024 and no later than February 17, 2024.

Our by-laws provide a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board of Directors or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our by-laws. Under our by-laws, compliant notice of proxy access director nominations for the 2024 annual meeting of stockholders must be submitted to the Corporate Secretary no earlier than November 8, 2023 and no later than December 8, 2023. The notice must contain the information required by the by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 17, 2023: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2022 are available on our website at www.QuestDiagnostics.com.

79	2023 Proxy Statement

Annex A

Reconciliation of Non-GAAP and GAAP Information

As used in this proxy statement, the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits (“ETB”) associated with stock-based compensation, a gain on remeasurement of an equity interest, costs associated with donations, contributions and other financial support through Quest for Health Equity, the Company’s initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities, a gain on sale of an ownership interest in a joint venture, gains associated with changes in the carrying value of our strategic investments, and other items.

The non-GAAP adjusted measures included in “Compensation Discussion and Analysis” beginning on page 24 are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The tables below include reconciliations of non-GAAP adjusted measures to GAAP measures.

	Twelve Months Ended December 31,		Increase
	2022	2021	(Decrease)
	(dollars in millions except per, share data)
Adjusted operating income:
Operating Income	$1,428	$2,381
Restructuring and integration charges (a)	88	61
Quest for Health Equity costs (b)	93	16
COVID-19 impact (c)	-	4
Other (d)	13	-
Amortization expense	120	103
Adjusted operating income	$1,742	$2,565

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	14.5%	22.1%	(760) basis points
Restructuring and integration charges (a)	0.9	0.6
Quest for Health Equity costs (b)	0.9	0.1
COVID-19 impact (c)	-	-
Other (d)	0.1	-
Amortization expense	1.2	1.0
Adjusted operating income as a percentage of net revenues	17.6%	23.8%	(620) basis points

Adjusted net income attributable to Quest Diagnostics:

2023 Proxy Statement	A-1

Net income attributable to Quest Diagnostics	$946	$1,995
Restructuring and integration charges (a)(g)	66	45
Gains and losses on investments (e)(g)	31	(28)
Quest for Health Equity costs (b)(g)	69	12
Gain on sale of ownership in joint venture (f)(g)	-	(259)
COVID-19 impact (c)(g)	-	3
Other (d)(g)	(6)	-
Amortization expense(g)	89	78
ETB	(14)	(19)
Adjusted income attributable to Quest Diagnostics	$1,181	$1,827

Adjusted diluted EPS:
Diluted earnings per common share	$7.97	$15.55	(48.7%)
Restructuring and integration charges (a)(g)	0.56	0.36
Gains and losses on investments (e)(g)	0.26	(0.24)
Quest for Health Equity costs (b)(g)	0.59	0.08
Gain on sale of ownership in joint venture (f)(g)	-	(2.02)
COVID-19 impact (c)(g)	-	0.03
Other (d)(g)	(0.05)	-
Amortization expense(g)	0.74	0.62
ETB	(0.12)	(0.14)
Adjusted diluted earnings per common share	$9.95	$14.24	(30.1%)

(a)	For the twelve months ended December 31, 2022, represents costs primarily associated with workforce reductions, systems conversions and integration incurred in connection with further restructuring and integrating our business. For the twelve months ended December 31, 2021, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the Company’s consolidated statements of operations:

	Twelve Months Ended December 31,
	2022	2021
	(dollars in millions)
Cost of services	$32	$30
Selling, general and administrative	56	31
Operating income	$88	$61

(b)	For both the twelve months ended December 31, 2022 and 2021, the pre-tax impact represents the costs associated with donations, contributions and other financial support through Quest for Health Equity, recorded in selling, general and administrative expenses.

A-2	2023 Proxy Statement

(c)	For the twelve months ended December 31, 2021, the pre-tax impact represents the impact of certain items resulting from the COVID-19 pandemic including incremental costs incurred to protect the health and safety of our employees and customers, recorded in cost of services.

(d)	For the twelve months ended December 31, 2022, the pre-tax impact primarily represents a $14 million impairment charge on certain property, plant and equipment and a $5 million loss associated with the increase in the fair value of the contingent consideration accrual associated with previous acquisitions, partially offset by a $10 million gain from a payroll tax credit under the Coronavirus Aid, Relief, and Economic Security Act associated with the retention of employees. Additionally, the twelve months ended December 31, 2022 includes an $18 million income tax benefit due to the adjustment to state deferred tax liabilities related to depreciation expense, recorded in income tax expense. The following table summarizes the pre-tax impact of these other items on the Company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2022	2021
	(dollars in millions)
Cost of services	$2	$-
Other operating expense (income), net	11	-
Operating income	$13	$-

(e)	For both the twelve months ended December 31, 2022 and 2021, the pre-tax impact primarily represents gains and losses associated with changes in the carrying value of our strategic investments. For the twelve months ended December 31, 2021, the pre-tax impact also includes a non-cash impairment to the carrying value of an equity method investment. The following table summarizes the pre-tax impact of gains and losses on investments on the Company’s consolidated statement of operations:

	Twelve Months Ended December 31,
	2022	2021
	(dollars in millions)
Other (expense) income, net	$30	$(39)

Equity in earnings of equity method investees, net of taxes	$12-	$-

(f)	For the twelve months ended December 31, 2021, the pre-tax impact represents a gain of $314 million recorded in other (expense) income, net following the sale of the Company’s 40% ownership interest in Q2 Solutions®, its clinical trials central laboratory services joint venture, to IQVIA Holdings, Inc., its joint venture partner, for $760 million in an all-cash transaction.

(g)	For restructuring and integration charges, gains and losses on investments, Quest for Health Equity costs, amortization expense, COVID-19 impacts, and other items, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2022 and 2021. For the gain on sale of ownership in joint venture, income tax expense on the transaction resulted in an effective income rate of 17.6%. Additionally, the twelve months ended December 31, 2022 includes an $18 million benefit due to an adjustment to state deferred tax liabilities related to depreciation expense.

2023 Proxy Statement	A-3

Annex B

Performance Share Units and Annual Incentive Compensation Payouts

Set forth below are the payouts for the Company’s performance share units and the SMIP for each year from 2005 to 2021.

Performance Share Units

Performance Period	Year Paid	Performance Share Payout as Compared to Target %
2005-07	2008	23
2006-08	2009	37
2007-09	2010	127
2008-10	2011	141
2009-11	2012	117
2010-12	2013	33
2011-13	2014	0
2012-14	2015	2
2013-15	2016	19
2014-16	2017	93
2015-17	2018	111
2016-18	2019	85
2017-19	2020	80
2018-20	2021	195
2019-21	2022	200

Senior Management Incentive Plan

Year	Incentive Payment as Compared to Target %
2005	82
2006	148
2007	103
2008	112
2009	129
2010	64
2011	88
2012	72
2013	10
2014	95
2015	89
2016	94
2017	97
2018	48
2019	83
2020	171
2021	145

B-1	2023 Proxy Statement

ANNEX C

Amended and Restated Quest Diagnostics Incorporated Employee Long-Term Incentive Plan

(As amended March 31, 2023)

1.	THE PLAN

(a) Purpose. This Amended and Restated Quest Diagnostics Incorporated Employee Long-Term Incentive Plan (the “Plan”) is intended to benefit the stockholders of Quest Diagnostics Incorporated (the “Company”) by providing a means to attract, retain and reward individuals who can and do contribute to the longer term financial success of the Company. Further, the recipients of stock-based awards under the Plan should identify their success with that of the Company’s stockholders and therefore will be encouraged to increase their proprietary interest in the Company.

(b) Effective Date. The original version of the Plan became effective upon its approval by the holders of stock entitled to vote at the Company’s 2005 Annual Meeting of Stockholders (the “Effective Date”).

2.	ADMINISTRATION

(a) General. The Plan shall be administered by an administrator (the “Administrator”) which shall be: (i) in the case of employees that are not executive officers, either the Board of Directors of the Company (the “Board”) or a committee appointed by the Board; or (ii) in the case of employees that are executive officers, a committee appointed by the Board consisting of no less than two of its members, none of whom shall be (or formerly have been) an employee of the Company; provided, however, that, in the case of employees that are not executive officers, notwithstanding any such appointment, from time to time the Board may assume, at its sole discretion, full or partial responsibility for administration of the Plan. In addition, the Board may delegate to a committee consisting of one or more of its members (including any member who is a current or former officer or other employee of the Company) authority concurrent with that of the Administrator to take the actions described in Section 2(b) (any such committee being referred to, collectively with the Administrator, as the “Committee”). Except with regard to awards to employees subject to Section 16 of the Exchange Act, the Administrator may delegate such responsibilities and powers as it specifies to one or more of its members or to any officer or officers selected by it. Any action undertaken by any such delegee in accordance with the Administrator’s delegation of authority shall have the same force and effect as if undertaken directly by the Administrator. Any such delegation may be revoked by the Administrator at any time.

(b) Award granting authority. The Committee shall have power and authority to:

(i) select individuals (other than executive officers) to receive awards from among those persons eligible to receive awards pursuant to Section 2(d);

(ii) determine the types and terms and conditions of all awards granted, including performance and other earnout and/or vesting conditions and the consequences of termination of employment;

(iii) amend any outstanding award to the extent provided in Section 6(a); and

(iii) determine the extent to which awards may be transferred to eligible third parties to the extent provided in Section 8(a).

(c) Administrative authority. In addition to the powers and authorities described in Section 2(b), the Administrator’s power and authority shall include, but not be limited to, interpreting the provisions of the Plan and awards under the Plan and administering the Plan in a manner that is consistent with its purpose. The Administrator’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Administrator’s decision in carrying out the Plan and its interpretation and construction of any provisions of the Plan or any award granted or agreement or other instrument executed under it shall be final and binding upon all persons. No members of the Board, the Committee, the Administrator or any individual to whom the Administrator has delegated any responsibilities or powers in accordance with Section 2(a) shall be liable for any action, omission or determination made in good faith in administering the Plan or in making, or refraining from making, awards hereunder.

2023 Proxy Statement	C-1

(d) Eligible Persons. Awards may be granted to any employee of the Company or of (i) any corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power) or (ii) any other corporation (or partnership or other enterprise) in which the Company, directly or indirectly, has at least a 20% equity or similar interest and whose employees the Administrator designates as eligible to receive awards under the Plan. An individual’s status as an administrator of the Plan pursuant to authority delegated under Section 2(a) will not affect his or her eligibility to receive awards under the Plan.

(e) Award Prices. Except for awards made in connection with the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity (“Substitute Awards”), all awards denominated or made in Shares shall use as the per Share price an amount equal to or greater than the Fair Market Value (as defined herein) of the Shares on the date of grant. For purposes of the Plan, “Fair Market Value” means, unless the Administrator determines otherwise, the mean of the high and low selling prices of a share of the Common Stock of the Company (“Share”) on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Shares) on the date the award is granted, or if Shares are not traded on such date, the mean of the high and low selling prices on the New York Stock Exchange Composite list (or such other stock exchange as shall be the principal public trading market for the Shares) on the next preceding day on which such Shares were traded. With respect to Substitute Awards, the per Share price, if less than the Fair Market Value of the Shares on the date of the award, shall be determined so that the excess of the aggregate intrinsic value of the Substitute Award, determined immediately after the transaction giving rise to the substitution or assumption of the predecessor award, does not exceed the aggregate intrinsic value of such predecessor award, determined immediately before such transaction, and such substitution complies with applicable laws and regulations, including the listing requirements of the New York Stock Exchange or other principal stock exchange on which the Shares are then listed and Section 409A or Section 424 of the Internal Revenue Code (the “Code”), as applicable.

(f) No Repricing. Except as provided for in Section 3(f), the per Share exercise price of any stock option or stock appreciation right may not be decreased after the grant of the award, and a stock option or stock appreciation right may not be surrendered as consideration in exchange for cash, the grant of a new stock option or stock appreciation right with a lower per Share exercise price or the grant of a stock award, without stockholder approval.

(g) Minimum Vesting Requirement. Except in the case of a Substitute Award made in replacement of an award that is already vested or scheduled to vest in less than one year from the date of grant of such Substitute Award, no more than 5% of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 3(a) (as it may be adjusted pursuant to Section 3(f)) may be granted pursuant to awards that vest in less than one year following the date of grant.

3.	SHARES SUBJECT TO THE PLAN AND ADJUSTMENTS

(a) Maximum Shares Available for Delivery. Subject to adjustments under Section 3(f), the maximum number of Shares that may be delivered to participants and their beneficiaries in respect of awards made under the Plan after February 23, 2023 shall be equal to 11,437,606 Shares. For awards made on or after the date of the Company’s 2012 annual meeting of stockholders, any Shares covered by awards granted pursuant to Section 4(b) or Section 4(c) shall be counted against the foregoing limit on the basis of one Share for every Share subject to the award, and any Shares covered by awards granted pursuant to Section 4(d) shall be counted against such limit on the basis of 2.65 Shares for every Share subject to the award.

(b) Any Shares delivered under the Plan which are forfeited back to the Company because of the failure to meet an award contingency or condition shall again be available for delivery pursuant to new awards granted under the Plan. Any Shares covered by an award (or portion of an award) granted under the Plan which are forfeited or cancelled, expire or are settled in cash, shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Any Shares that become available for delivery under the Plan pursuant to the two preceding sentences and that were subject to awards made on or after the date of the Company’s 2012 annual meeting of stockholders shall be added back as one Share if such Shares were subject to an award granted pursuant to Section 4(b) or Section 4(c), and as 2.65 Shares if such Shares were subject to an award granted pursuant to Section 4(d). For purposes of determining the number of shares that remain available for issuance under the Plan, (i) any Shares that are tendered by a participant or withheld by the Company to pay the exercise price of an award or to satisfy the participant’s tax withholding obligations in connection with the exercise or settlement of an award and (ii) all of the Shares covered by a net share-settled stock option or a stock-settled stock appreciation right to the extent exercised, shall be deemed delivered pursuant to the Plan and shall not be available for delivery pursuant to new awards under the Plan. In

C-2	2023 Proxy Statement

addition, Shares repurchased on the open market with the proceeds of the exercise price of an award shall not be added to the number of Shares available for delivery pursuant to new awards under the Plan. The Shares delivered under the Plan may be authorized and unissued shares or shares held in the treasury of the Company, including shares purchased by the Company (at such time or times and in such manner as it may determine).

(c) Substitute Awards. Shares issued under the Plan through the settlement, assumption or substitution of Substitute Awards or, to the extent permitted by the rules of the New York Stock Exchange (or other stock exchange as shall be the principal public trading market for the Shares), awards granted over Shares available as a result of the Company’s assumption of an acquired entity’s plans in corporate acquisitions and mergers shall not reduce the maximum number of Shares available for delivery under the Plan or the maximum number of Shares that may be delivered in conjunction with awards granted pursuant to Section 4(d).

(d) Other Plan Limits. Subject to adjustment under Section 3(f), the following additional maximums are imposed under the Plan. The maximum aggregate number of Shares that may be covered by awards granted to any one individual during any fiscal year of the Company pursuant to Sections 4(b) and 4(c) shall not exceed 2,000,000 Shares. The maximum aggregate number of Shares that may be covered by awards granted to any one individual during any fiscal year of the Company pursuant to Section 4(d) shall not exceed 1,000,000 Shares. The full number of Shares available for delivery under the Plan may be delivered pursuant to incentive stock options under Section 422 or any other similar provision of the Code, except that in calculating the number of Shares that remain available for awards of incentive stock options, the rules set forth in Section 3(a) shall not apply to the extent not permitted by Section 422 of the Code.

(e) Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, available Shares may be used as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company.

(f) Adjustments for Corporate Transactions. In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, demerger, consolidation, split-up, spin-off, combination or exchange of shares, or any similar change affecting the Shares, or in the event the Company pays an extraordinary cash dividend, (i) the number and kind of shares which may be delivered under the Plan pursuant to Sections 3(a) and 3(d); (ii) the number and kind of shares subject to outstanding awards; and (iii) the exercise price of outstanding stock options and stock appreciation rights shall be appropriately adjusted consistent with such change in such manner as the Administrator may deem equitable to prevent substantial dilution or enlargement of the right granted to, or available for, participants in the Plan; provided, however, that no such adjustment shall be required if the Administrator determines that such action could cause a stock option or stock appreciation right to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code (“Section 409A”) or otherwise could subject a participant to any interest or additional tax imposed under Section 409A in respect of an outstanding award. Similar adjustments may be made in situations where the Company assumes or substitutes for outstanding awards held by employees and other persons of an entity acquired by the Company.

4.	TYPES OF AWARDS

(a)   General. An award may be granted singularly, in combination with another award(s) or in tandem whereby exercise or vesting of one award held by a participant cancels another award held by the participant. Subject to the limitations of Section 2(f), an award may be granted as an alternative or successor to or replacement of an existing award under the Plan or under any other compensation plan or arrangement of the Company, including the plan of any entity acquired by the Company. The types of awards that may be granted under the Plan include:

(b)   Stock Option. A stock option represents a right to purchase a specified number of Shares during a specified period at a price per Share which is no less than one hundred percent (100%) of the Fair Market Value of a Share on the date of the award. A stock option may be intended to qualify as an incentive stock option under Section 422 or any other similar provision of the Code or may be intended not to so qualify. Each stock option granted on or after the Effective Date shall expire on the applicable date designated by the Committee but in no event may such date be more than ten years from the date the stock option is granted. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Administrator may from time-to-time permit, including (i) tendering (either actually or by attestation) Shares valued using the market price on the date of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) a net share settlement procedure or through the withholding of Shares subject to the stock option valued using the market price on the date of exercise; or (iv) any combination of the above.

2023 Proxy Statement	C-3

(c)   Stock Appreciation Right. A stock appreciation right is a right to receive a payment in cash, Shares or a combination thereof, equal to the excess of the aggregate market price on the date of exercise of a specified number of Shares over the aggregate exercise price of the stock appreciation right being exercised. The longest period during which a stock appreciation right granted on or after the Effective Date may be outstanding shall be ten years from the date the stock appreciation right is granted. The exercise price of a stock appreciation right shall be no less than one hundred percent (100%) of the Fair Market Value of a Share on the date of the award.

(d)   Stock Award. A stock award is a grant of Shares or of a right to receive Shares (or their cash equivalent or a combination of both) in the future. Each stock award shall be earned and vest over such period and shall be governed by such conditions, restrictions and contingencies as the Committee shall determine. These may include continuous service and/or the achievement of performance goals. The performance goals that may be used by the Committee for stock awards may include, without limitation, one or more of the following: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, cost/expense management, shareholder return and/or value, stock price, return on invested capital, cash flow, customer attrition, productivity, workforce diversity, employee satisfaction, individual executive performance, customer service and quality metrics. Performance goals may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance goal measurement may exclude, without limitation,: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax assets and liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the effect of changes in accounting standards; the cumulative effect of changes in accounting principles; the effect of dispositions of companies or businesses; charges related to the acquisition and integration of companies or businesses; and any items excluded from the calculation of ordinary income (or loss) determined in accordance with generally accepted accounting principles (which may include, without limitation, extraordinary items or significant unusual or infrequently occurring items) and/or described in management’s discussion and analysis of financial performance appearing in the Company’s annual report to stockholders for the applicable year.

5.	AWARD SETTLEMENTS AND PAYMENTS

(a)   Dividends and Dividend Equivalents. Awards of stock options and stock appreciation rights shall not include any right to receive dividends or dividend equivalent payments in respect of Shares underlying the award; provided, however, that Shares delivered upon exercise of stock options and stock appreciation rights shall, from the date of delivery, have the same dividend rights as other outstanding Shares. A stock award pursuant to Section 4(d) may include the right to receive dividends or dividend equivalent payments which may be paid either currently or credited to a participant’s account. Any such crediting of dividends or dividend equivalents may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including vesting conditions and the reinvestment of such credited amounts in Share equivalents, and, in the case of any award subject to the achievement of performance goals, such dividends or dividend equivalents shall be paid only if, and to the extent that, such performance goals are satisfied.

(b)   Payments. Awards may be settled through cash payments, the delivery of Shares, the granting of awards or combination thereof as the Committee shall determine. Any award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Share equivalents. It is intended that any such settlement or deferral shall be implemented in a manner and this Plan shall be interpreted and administered so as to comply with Section 409A and any applicable guidance issued thereunder in order to avoid the imposition of any interest or additional tax on an employee under Section 409A in respect of any award.

(c) Effect of Termination of Employment. The applicable award agreement shall provide for the extent to which a participant shall vest in or forfeit an award following the participant’s termination of employment and, with respect to stock options and stock appreciation rights, the extent to which a participant shall have the right to exercise the stock option or stock appreciation right following termination of employment. Such provisions shall be determined by the Administrator in its sole discretion, need not be uniform among all award agreements, and may reflect distinctions based on the reasons for termination.

C-4	2023 Proxy Statement

6.	PLAN AMENDMENT AND TERMINATION

(a) Amendments. The Board may amend this Plan and the Committee may amend any outstanding award in such manner as it deems necessary and appropriate to better achieve the Plan’s purpose; provided, however, that (i) except as provided in Section 3(f), (a) the Share and other award limitations set forth in Sections 3(a) and 3(d) cannot be increased and (b) the minimum stock option and stock appreciation right exercise prices set forth in Sections 2(e), 4(b) and 4(c) cannot be changed unless such a plan amendment is properly approved by the Company’s stockholders, and (ii) no such amendment shall, without a participant’s consent, materially adversely affect a participant’s rights with respect to any outstanding award. Notwithstanding the foregoing, no action taken by the Committee (x) to settle or adjust an outstanding award pursuant to Section 3(f) or (y) to modify an outstanding award to avoid, in the reasonable, good faith judgment of the Company, the imposition on any participant of any tax, interest or penalty under Section 409A, shall require the consent of any participant.

(b) Plan Suspension and Termination. The Board may suspend or terminate this Plan at any time. However, in no event may any awards be granted under the Plan after the date of the 2031 Annual Meeting of Stockholders. Any such suspension or termination shall not of itself impair any outstanding award granted under the Plan or the applicable participant’s rights regarding such award.

7.	CHANGE IN CONTROL

(a) Administrator Determinations. Notwithstanding any provisions of this Plan to the contrary, the Administrator may, in its sole discretion, at the time an award is made hereunder or at any time prior to, coincident with or after the time of a Change in Control (as hereinafter defined):

(i) provide for the adjustment of any performance conditions as the Administrator deems necessary or appropriate to reflect the Change in Control;

(ii) provide that upon termination of a participant’s employment as a result of the Change in Control, any time periods or other conditions relating to the vesting, exercise, payment or distribution of an award will be accelerated or waived;

(iii) provide for the purchase of any awards from a participant whose employment has been terminated as a result of a Change in Control for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such award been currently exercisable or payable; or

(iv) cause the awards outstanding at the time of a Change in Control to be assumed, or new rights substituted therefore, by the surviving entity or acquiring entity in the transaction (or the surviving or acquiring entity’s parent company) or, if the Company is not the surviving entity following the Change in Control and the surviving or acquiring entity (or its parent company) does not agree to assume the Company’s obligations with respect to any awards under the Plan or to replace those awards with new rights of substantially equivalent value (as determined by the Administrator), to cause such awards to vest immediately prior to the Change in Control in such a manner that will enable the participant to participate in the Change in Control with respect to the shares issuable upon vesting, exercise, payment or distribution of such awards on the same basis as other holders of the Company’s outstanding Common Stock.

For purposes of sub-paragraphs (ii) or (iii) above, any participant whose employment is terminated by the Company (including any surviving entity or successor to the Company following a Change in Control) other than for “cause,” or by the participant for “good reason” (each as defined in the applicable award agreement), upon or within two years following a Change in Control shall be deemed to have been terminated as a result of the Change in Control. Except as provided in this Section 7(a), and notwithstanding any other provisions of the Plan or an award agreement to the contrary, the vesting, payment, purchase or distribution of an award may not be accelerated by reason of a Change of Control for any participant unless the Participant’s employment terminates as a result of the Change of Control.

(b) Definition. A “Change in Control” shall be deemed to occur if and when:

(i) Any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

2023 Proxy Statement	C-5

(ii) The individuals who, as of the date of grant, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than any individual whose initial assumption of office is in connection with an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act)) becoming a director subsequent to the date of grant of an award, whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual was a member of the Incumbent Board; or

(iii) The Company consummates any of the following transactions that are required to be approved by shareholders: (a) a transaction in which the Company ceases to be an independent publicly owned corporation, or (b) the sale or other disposition of all or substantially all of the Company’s assets, or (c) a plan of partial or complete liquidation of the Company.

8.	MISCELLANEOUS

(a) Assignability. No Award granted under the Plan shall be transferable, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution; provided, however, that the Committee may permit transfers as gifts to family members or to trusts or other entities for the benefit of one or more family members on such terms and conditions as it shall determine; and, provided, further, that unless permitted by applicable regulations under the Code or other Internal Revenue Service guidance, the Committee may not permit any such transfers of incentive stock options. During the lifetime of a participant to whom incentive stock options were awarded, such incentive stock options shall be exercisable only by the participant.

(b) No Individual Rights. The Plan does not confer on any person any claim or right to be granted an award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee or other person any right to continue to be employed by or to perform services for the Company, any subsidiary or related entity. The right to terminate the employment of or performance of services by any Plan participant at any time and for any reason is specifically reserved to the employing entity.

(c) Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or beneficiary of a participant. To the extent any person holds any obligation of the Company by virtue of an award granted under the Plan, such obligation shall merely constitute a general unsecured liability of the Company and accordingly shall not confer upon such person any right, title or interest in any assets of the Company.

(d) Use of Proceeds. Any proceeds from the sale of shares under the Plan shall constitute general funds of the Company.

(e) Other Benefit and Compensation Plans. Unless otherwise specifically determined by the Administrator, settlements of awards received by participants under the Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance Plan. Further, the Company may adopt any other compensation plans or arrangements as it deems appropriate.

(f) No Fractional Shares. Unless otherwise determined by the Administrator, no fractional Shares shall be issued or delivered pursuant to the Plan or any award, and the Administrator shall determine whether any fractional Share shall be rounded up or rounded down to the nearest whole Share, whether cash shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled.

(g) Governing Law. The validity, construction and effect of the Plan and, except as otherwise determined by the Administrator, any award, agreement or other instrument issued under the Plan, shall be determined in accordance with the laws of the State of New Jersey applicable to contracts entered into and performed entirely within the State of New Jersey (without reference to its principles of conflicts of law).

C-6	2023 Proxy Statement

MI 11989

Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Submit your proxy by Telephone	Submit your proxy by Internet	Submit your proxy by Mail
Toll-free via touch-tone phone:	Go to	Return your proxy
1-888-693-8683	www.cesvote.com	in the postage-paid
Have your proxy card and follow	Have your proxy card and follow	envelope provided.
instructions.	instructions.

IMPORTANT

Your proxy must be received by 11:59 p.m. EDT on May 16, 2023, to be counted in the final tabulation, except for participants in the Quest Diagnostics employee benefit plan. If you are a participant in the Quest Diagnostics employee benefit plan, your voting instructions must be received by 6:00 a.m. EDT on Friday, May 12, 2023, to be counted in the final tabulation.

è

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

The Quest Diagnostics Board of Directors recommends a vote FOR the nominees listed below.

1. Election of Directors		FOR	AGAINST	ABSTAIN
(01)	James E. Davis	☐	☐	☐
(02)	Luis A. Diaz, Jr., M.D.	☐	☐	☐
(03)	Tracey C. Doi	☐	☐	☐
(04)	Vicky B. Gregg	☐	☐	☐
(05)	Wright L. Lassiter, III	☐	☐	☐
(06)	Timothy L. Main	☐	☐	☐
(07)	Denise M. Morrison	☐	☐	☐
(08)	Gary M. Pfeiffer	☐	☐	☐
(09)	Timothy M. Ring	☐	☐	☐
(10)	Gail R. Wilensky, Ph.D.	☐	☐	☐

The Quest Diagnostics Board of Directors recommends a vote FOR Proposals 2, 4 and 5 and 1 YEAR on Proposal 3.

2.	An advisory resolution to approve the executive officer compensation disclosed in the Company’s 2023 proxy statement

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	An advisory vote to recommend the frequency of the stockholder advisory vote to approve executive officer compensation

☐ 1 YEAR	☐ 2 YEARS	☐ 3 YEARS	☐ ABSTAIN

4.	Ratification of the appointment of our independent registered public accounting firm for 2023

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Approval of the Amended and Restated Employee Long-Term Incentive Plan

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote AGAINST Proposal 6.

6.	Stockholder proposal regarding a report on the Company’s greenhouse gas emissions

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature(s):	Date:	, 2023

IMPORTANT – Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Notice of 2023 Annual Meeting of Stockholders
QUEST DIAGNOSTICS INCORPORATED
One Insights Drive, Clifton, New Jersey
May 17, 2023, 10:30 a.m. local time

At the meeting we will act on the following proposals:

●	the election of ten directors;
●	an advisory resolution to approve the executive officer compensation disclosed in the Company’s 2023 proxy statement;
●	an advisory vote to recommend the frequency of the stockholder advisory vote to approve executive officer compensation;
●	ratification of the appointment of our independent registered public accounting firm for 2023;
●	approval of the Amended and Restated Employee Long-Term Incentive Plan;
●	a stockholder proposal regarding a report on the Company’s greenhouse gas emissions, if properly presented; and
●	such other business as may properly come before the meeting or any adjournment or postponement thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a record holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you submit your proxy by telephone or over the Internet, or contact Computershare, our transfer agent and registrar, using the contact details below.

STOCKHOLDER INFORMATION

If you are a stockholder of record and have questions regarding your Quest Diagnostics Incorporated stock, you may contact our transfer agent and registrar as follows:

Computershare
P.O. Box 43078
Providence, RI 02940-3078
Toll free telephone 800-622-6757
Email address: web.queries@computershare.com

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

QUEST DIAGNOSTICS INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2023 Annual Meeting of Stockholders to be held on Wednesday, May 17, 2023, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of any substitute nominee proposed by the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED WITH RESPECT TO EACH PROPOSAL.